UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. 1)
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Preliminary Proxy Statement

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material Pursuant to §240.14a-12

Ashford Inc.

(Name of Registrant as Specified In Its Charter)
Ashford Inc.
Monty J. Bennett
Deric S. Eubanks
J. Robison Hays, III

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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No fee required.

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Fee paid previously with preliminary materials.

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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

PRELIMINARY COPY — SUBJECT TO COMPLETION, DATED MAY 13, 2024
ASHFORD INC.
14185 Dallas Parkway, Suite 1200
Dallas, TX 75254
May 13, 2024
To the Stockholders of Ashford Inc.:
You are cordially invited to attend a special meeting of stockholders (the “Special Meeting”) of Ashford Inc., a Nevada corporation (the “Company,” “we,” “us” or “our”), to be held on [•], 2024, at 10:00 A.M. local time. The meeting will be held at 14185 Dallas Parkway, Suite 1200, Dallas, Texas 75254.
At the Special Meeting, you will be asked to consider and vote upon:
1.   Reverse Stock Split Proposal.   A proposal to approve a 1-for-10,000 reverse stock split of our common stock, par value $0.001 per share (the “Reverse Stock Split”). If the proposal is approved, at the effective time of the Reverse Stock Split each share of common stock held by a stockholder owning fewer than 10,000 shares in any one account immediately prior to the Reverse Stock Split will be automatically converted into the right to receive $5.00 in cash for each share owned immediately prior to the Reverse Stock Split, without interest (the “Cash Payment”), and such stockholders (“Cashed Out Stockholders”) will no longer be stockholders of the Company. Stockholders owning in any one account 10,000 or more shares immediately prior to the effective time of the Reverse Stock Split (“Continuing Stockholders”) will not be entitled to receive any cash for their fractional share interests resulting from the Reverse Stock Split, if any.
If the Reverse Stock Split is approved at the Special Meeting and effectuated, the Board has approved a 10,000-for-1 forward stock split of our common stock (the “Forward Stock Split,” and together with the Reverse Stock Split, the “Transaction”) to occur immediately after the Reverse Stock Split. The Forward Stock Split will reconvert whole shares and fractional share interests held by the Continuing Stockholders back into the same number of shares of the Company’s common stock held by such Continuing Stockholders immediately prior to the Reverse Stock Split. As a result of the Forward Stock Split, the total number of shares of the Company’s common stock held by a Continuing Stockholder prior to the Reverse Stock Split will not change following the completion of the Transaction. Nevada law does not require us to seek a vote of stockholders to consummate the Forward Stock Split and we are not seeking your vote in respect thereof.
2.   IRA Waiver Proposal.   A proposal to waive the prohibition on Rule 13e-3 transactions contained in Section 3.03 of that certain Investor Rights Agreement entered into as of November 6, 2019 by and among the Company, Archie Bennett, Jr., Monty J. Bennett and certain other parties and filed with the Securities and Exchange Commission (the “SEC”) on November 6, 2019 as Exhibit 10.1 of the Company’s Current Report on Form 8-K, File No. 001-36400 (the “IRA”) (such proposal, the “IRA Waiver” and, together with the proposal to effect the Reverse Stock Split, the “Proposals”). The Transaction is a “Rule 13e-3 transaction” under the Federal securities laws, defined as any transaction or series of transactions (involving a securities purchase, tender offer, or specified proxy solicitation) by an issuer or an affiliate of the issuer, which has a reasonable likelihood or purpose of directly or indirectly (i) causing any registered class of equity securities to be eligible for termination of registration, or eligible for termination or suspension of reporting obligations; or (ii) causing any listed class of equity securities to cease to be listed on a national securities exchange.
3.   Adjournment Proposal.   A proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Reverse Stock Split and IRA Waiver.
A majority of the voting power of the outstanding shares of our common stock (taking into account our Series D Convertible Preferred Stock on an as-converted basis) entitled to vote will constitute a quorum for the purposes of the Special Meeting. The affirmative majority vote of our common stock (taking into account our Series D Convertible Preferred Stock on an as-converted basis) at the Special Meeting is required for the adoption of the Reverse Stock Split proposal and, accordingly, to approve the Transaction. The affirmative vote of a majority of the issued and outstanding shares of our voting stock (taking into account our Series D Convertible Preferred Stock on an as-converted basis) that are not beneficially owned by (i) Monty J. Bennett, who is our Chief Executive Officer and Chairman of the Board, and (ii) Archie Bennett, Jr., who is Monty J. Bennett’s father, and affiliated trusts of Archie Bennett, Jr., is required for the adoption of the IRA Waiver. The affirmative majority vote of our common stock (taking into account our Series D Convertible Preferred Stock on an as-converted basis) at the Special Meeting is required for the adoption of the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Reverse Stock Split and IRA Waiver. (A “majority vote” means that more votes have been cast for a proposal than against it, and abstentions and broker non-votes, if any, will not be considered as votes cast.)
The Series D Convertible Preferred Stock of the Company, which is convertible into our common stock at a conversion price of $117.50 per share (or 4,315,676 shares of common stock on an as converted basis in the aggregate, along with all unpaid accrued and accumulated dividends thereon, as of April 5, 2024), is entitled to vote, on an as converted basis, alongside the shares of our common stock issued and outstanding (3,430,643 shares as of April 5, 2024) with respect to the Reverse Stock Split Proposal and the Adjournment Proposal. The Series D Convertible Preferred Stock is also generally entitled to vote, on an as converted basis, alongside our common stock with respect to the IRA Waiver Proposal, except that, pursuant to the terms of the IRA, the IRA Waiver requires the affirmative vote of a majority of the issued and outstanding shares of the Company’s voting stock (that is, our common stock and our Series D Convertible Preferred Stock, voting on an as converted basis), excluding shares that are beneficially owned by (i) Monty J. Bennett, who is our Chief Executive Officer and Chairman of the Board, and (ii) Archie Bennett, Jr., who is Monty J. Bennett’s father, and affiliated trusts of Archie Bennett, Jr. As a result, in each case as of April 5, 2024, (a) 485,511 shares of common stock beneficially owned by Monty J. Bennett and 2,094,480 shares of common stock, on an as converted basis in respect of the 9,279,300 shares of Series D Convertible Preferred Stock beneficially owned by Monty J. Bennett and (b) 124,751 shares of common stock beneficially owned by Archie Bennett, Jr. and 2,139,623 shares of common stock, on any as converted basis in respect of the 9,479,300 shares of Series D Convertible Preferred Stock beneficially owned by Archie Bennett, Jr. and affiliated trusts, would not be eligible to vote to approve to the IRA Waiver Proposal.
The Transaction is being undertaken as part of the Company’s plan to terminate the registration of  (or “deregister”) the Company’s common stock under Section 12(g) of the Securities Exchange Act of 1934, as amended, and suspend the Company’s duty to file periodic reports and other information with the SEC under Section 13(a) thereunder, and to delist the Company’s common stock from the NYSE American LLC stock exchange (the “NYSE American”). As a result, (i) the Company would cease to file annual, quarterly, current and other reports and documents with the SEC, and the Company would cease to publicly file annual reports and proxy statements, and (ii) the Company’s common stock would no longer be listed on the NYSE American. The primary purpose of the Transaction is to enable the Company to reduce and maintain the number of record holders of its common stock below 300, which is the level at which SEC public reporting is required. As described below, the Special Committee (as defined below) considered, and the independent members of our Board of Directors have each determined, that the costs of being a public reporting company outweigh the benefits thereof.
A Special Committee of the Board consisting only of independent and disinterested directors (the “Special Committee”) was formed to consider and evaluate, among other things, whether such a deregistration/delisting transaction, or so-called “going dark” transaction, would be in the best interests of the Company, and, if so, to evaluate the specific terms of such a transaction for recommendation to the Board. After careful consideration, each of the Special Committee and the independent members of the Board (excluding, for the avoidance of doubt, our Chief Executive Officer and Chairman of the Board Monty J. Bennett, who recused himself from the Board vote) unanimously determined that the Transaction is in the best interests of the Company and is substantively and procedurally fair to the unaffiliated stockholders of the Company, including the unaffiliated Cashed Out Stockholders and the unaffiliated Continuing Stockholders.
Each of the Special Committee and the independent members of Board (excluding, for the avoidance of doubt, our Chief Executive Officer and Chairman of the Board Monty J. Bennett, who recused himself from the Board vote) recommends that you vote “FOR” the proposal to effect the Reverse Stock Split, “FOR” approval of the IRA waiver and “FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Reverse Stock Split and IRA Waiver. The accompanying proxy statement and its exhibits explain such amendments and the Transaction and provide specific information about the Special Meeting. Please read these materials carefully.
THE TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
Your vote is important.   Whether or not you plan to attend the Special Meeting, the Company urges you to please complete, sign and date the enclosed proxy card and return it in the enclosed envelope. The envelope requires no postage if mailed in the United States. If you attend the Special Meeting, you may vote in person, even if you have previously returned your proxy card, as described in the attached proxy statement.
Your prompt attention would be greatly appreciated.
Sincerely,
Monty J. Bennett
Chief Executive Officer and Chairman of the Board

ASHFORD INC.
14185 Dallas Parkway, Suite 1200
Dallas, TX 75254
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [•], 2024
To the Stockholders of Ashford Inc.:
Notice is hereby given that a special meeting of stockholders (the “Special Meeting”) of Ashford Inc., a Nevada corporation (the “Company,” “we,” “us” or “our”), will be held on [•], 2024, at 10:00 A.M. local time. The meeting will be held at 14185 Dallas Parkway, Suite 1200, Dallas, Texas 75254. The Special Meeting is being held for the following purposes:
1.   To consider and vote upon a proposal to approve a 1-for-10,000 reverse stock split (the “Reverse Stock Split”) of the Company’s common stock, par value $0.001 per share. As a result of the Reverse Stock Split:
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each share of common stock held by a stockholder owning fewer than 10,000 shares in any one account immediately prior to the effective time of the Reverse Stock Split (the “effective time”) will be automatically converted into the right to receive $5.00 in cash, without interest, at the effective time; and

•
each share of common stock held by a stockholder owning in any one account 10,000 shares or more immediately prior to the effective time will continue to represent one share of common stock after completion of the Transaction.

2.   To consider and vote upon a proposal to approve a waiver of the prohibition on Rule 13e-3 transactions contained in Section 3.03 of that certain Investor Rights Agreement entered into as of November 6, 2019 by and among the Company, Archie Bennett, Jr., Monty J. Bennett and certain other parties and filed with the Securities and Exchange Commission (the “SEC”) on November 6, 2019 as Exhibit 10.1 of the Company’s Current Report on Form 8-K, File No. 001-36400 (the “IRA”)(such proposal, the “IRA Waiver” and, together with the proposal to effect the Reverse Stock Split, the “Proposals”).
3.   To consider and vote upon a proposal to approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Reverse Stock Split and the IRA Waiver.
4.   To transact such other business as may properly come before the Special Meeting or any adjournments or postponements of the Special Meeting.
Only stockholders of record at the close of business on [•], 2024 are entitled to notice of, and to vote at, the Special Meeting or any adjournments or postponements thereof.
All stockholders are cordially invited to attend the Special Meeting in person. However, whether or not you plan to attend the Special Meeting, please date, sign and return the enclosed proxy in the postage prepaid envelope enclosed for that purpose.
By Order of the Board of Directors
Alex Rose,
Executive Vice President, General Counsel and Secretary
May 13, 2024

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
STOCKHOLDER MEETING TO BE HELD ON [•], 2024
This proxy statement and our 2023 annual report to stockholders are available for viewing, printing and downloading at https://ashfordinc.q4ir.com/financials-sec-filings/sec-filings/default.aspx. To view these materials please have your 12-digit control number(s) available that appears on your proxy card.
Additionally, you can find a copy of our Annual Report on Form 10-K, which includes our financial statements for the fiscal year ended December 31, 2023, free of charge, on the website of the Securities and Exchange Commission, at www.sec.gov, or in the “FINANCIALS & SEC FILINGS” section of the “INVESTORS” section of our website at
https://ashfordinc.q4ir.com/financials-sec-filings/sec-filings/default.aspx.

i

ASHFORD INC.
14185 Dallas Parkway, Suite 1200
Dallas, TX 75254
PROXY STATEMENT FOR
SPECIAL MEETING OF STOCKHOLDERS
This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Ashford Inc., a Nevada corporation (the “Company,” “we,” “us” or “our”), for use at a special meeting of stockholders (the “Special Meeting”) to be held at 14185 Dallas Parkway, Suite 1200, Dallas, Texas 75254 on [•], 2024, at 10:00 A.M. local time, and at any adjournments or postponements of the Special Meeting, for the purposes set forth on the attached notice of special meeting of stockholders and in this proxy statement. Accompanying this proxy statement is the Board of Directors’ proxy for the Special Meeting, which you may use to indicate your vote on the proposals described in this proxy statement. We are mailing this proxy statement on or about [•], 2024.
PROPOSAL 1 — APPROVAL TO EFFECT A 1-FOR-10,000 REVERSE STOCK SPLIT
PROPOSAL 2 — APPROVAL OF A WAIVER OF THE PROHIBITION ON RULE 13E-3 TRANSACTIONS CONTAINED IN SECTION 3.03 OF THAT CERTAIN INVESTOR RIGHTS AGREEMENT ENTERED INTO AS OF NOVEMBER 6, 2019 BY AND AMONG THE COMPANY, ARCHIE BENNETT, JR., MONTY J. BENNETT AND CERTAIN OTHER PARTIES
PROPOSAL 3 — APPROVAL OF THE ADJOURNMENT OF THE SPECIAL MEETING, IF
NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE
INSUFFICIENT VOTES AT THE TIME OF THE SPECIAL MEETING
TO APPROVE THE REVERSE STOCK SPLIT AND IRA WAIVER.
At the Special Meeting, you will be asked to consider and vote upon:
1.   Reverse Stock Split Proposal.   A proposal to approve a 1-for-10,000 reverse stock split of our common stock, par value $0.001 per share (the “Reverse Stock Split”). If the proposal is approved, at the effective time of the Reverse Stock Split each share of common stock held by a stockholder owning fewer than 10,000 shares in any one account immediately prior to the Reverse Stock Split will be automatically converted into the right to receive $5.00 in cash for each share owned immediately prior to the Reverse Stock Split, without interest (the “Cash Payment”), and such stockholders (“Cashed Out Stockholders”) will no longer be stockholders of the Company. Stockholders owning in any one account 10,000 or more shares immediately prior to the effective time of the Reverse Stock Split (“Continuing Stockholders”) will not be entitled to receive any cash for their fractional share interests resulting from the Reverse Stock Split, if any.
If the Reverse Stock Split is approved at the Special Meeting and effectuated, the Board has approved a 10,000-for-1 forward stock split of our common stock (the “Forward Stock Split,” and together with the Reverse Stock Split, the “Transaction”) to occur immediately after the Reverse Stock Split. The Forward Stock Split will reconvert whole shares and fractional share interests held by the Continuing Stockholders back into the same number of shares of the Company’s common stock held by such Continuing Stockholders immediately prior to the Reverse Stock Split. As a result of the Forward Stock Split, the total number of shares of the Company’s common stock held by a Continuing Stockholder prior to the Reverse Stock Split will not change following the completion of the Transaction. Nevada law does not require us to seek a vote of stockholders to consummate the Forward Stock Split and we are not seeking your vote in respect thereof.
2.   IRA Waiver Proposal.   A proposal to waive the prohibition on Rule 13e-3 transactions contained in Section 3.03 of that certain Investor Rights Agreement entered into as of November 6, 2019 by and among the Company, Archie Bennett, Jr., Monty J. Bennett and certain other parties and filed with the Securities and Exchange Commission (the “SEC”) on November 6, 2019 as Exhibit 10.1 of the Company’s Current Report on Form 8-K, File No. 001-36400 (the “IRA”) (such proposal, the “IRA Waiver” and, together with the proposal to effect the Reverse Stock Split, the “Proposals”). The Transaction is a “Rule 13e-3 transaction” under the Federal securities laws, defined as any transaction or series of transactions (involving a securities purchase, tender offer, or specified proxy solicitation) by an issuer or an affiliate of the issuer, which has a reasonable likelihood or purpose of directly or indirectly (i) causing any registered class of equity securities to be eligible for termination of registration, or eligible for termination or suspension of reporting obligations; or (ii) causing any listed class of equity securities to cease to be listed on a national securities exchange.
3.   Adjournment Proposal.   A proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Reverse Stock Split and IRA Waiver.
The Transaction is being undertaken as part of the Company’s plan to terminate the registration of (or “deregister”) the Company’s common stock under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and suspend the Company’s duty to file periodic reports and other information with the SEC under Section 13(a) thereunder, and to delist the Company’s common stock from NYSE American LLC stock exchange (the “NYSE American”). The primary purpose of the Transaction is to enable the Company to reduce and maintain the number of record holders of its common stock below 300, which is the level at which SEC public reporting is required. After the Transaction, we intend to cease registration of our common stock under the Exchange Act. As a result, effective on and following the termination of the registration of our common stock under the Exchange Act, the Company would no longer be subject to the reporting requirements under the Exchange Act, or other requirements applicable to a public company, including requirements under the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and those required by the listing standards of a national stock exchange. Our common stock also would cease to be listed on the NYSE American and would not be eligible for listing on the New York Stock Exchange, the NYSE American, the Nasdaq Global Select Market or the Nasdaq Global Market. Any trading in our common stock after the Transaction and deregistration under the Exchange Act would only occur in privately negotiated sales and potentially on the OTC Pink Market, if one or more brokers chooses to make a market for our common stock there and complies with applicable regulatory requirements; however, there can be no assurances regarding any such trading.

SUMMARY TERM SHEET
The following summary term sheet, together with the Questions and Answers section that follows, highlights certain information about the Transaction, but may not contain all of the information that is important to you. For a more complete description of the Transaction, we urge you to carefully read this proxy statement and all of its annexes before you vote. For your convenience, we have directed your attention to the location in this proxy statement where you can find a more complete discussion of the items listed below.
The Transaction
A Special Committee of the Company’s Board of Directors comprised solely of independent and disinterested directors (the “Special Committee”) and the Company’s Board of Directors (the “Board of Directors” or the “Board”) has each unanimously approved (excluding, for the avoidance of doubt, our Chief Executive Officer and Chairman of the Board Monty J. Bennett, who recused himself from the Board vote) a 1-for-10,000 reverse stock split of our common stock, par value $0.001 per share (the “Reverse Stock Split”), followed by a 10,000-for-1 forward stock split of our common stock (the “Forward Stock Split,” and together with the Reverse Stock Split, the “Transaction”), as part of the Company’s plan to terminate the registration of (or “deregister”) the Company’s common stock under Section 12(g) of the Exchange Act and suspend the Company’s duty to file periodic reports and other information with the SEC under Section 13(a) thereunder, and to delist the Company’s common stock from the NYSE American LLC stock market (the “NYSE American”).
Stockholders owning fewer than 10,000 shares in any one account immediately prior to the effective time of the Reverse Stock Split, whom we refer to as “Cashed Out Stockholders,” will receive $5.00 in cash, without interest, for each share held at the effective time of the Reverse Stock Split (the “effective time”), and they will no longer be stockholders of the Company.
Stockholders who own 10,000 or more shares in any one account immediately prior to the effective time, whom we refer to as “Continuing Stockholders,” will not be entitled to receive any cash for their fractional share interests. If the Reverse Stock Split is approved at the Special Meeting and effectuated, the Board has approved the Forward Stock Split to occur immediately after the Reverse Stock Split. The Forward Stock Split that will follow the Reverse Stock Split will reconvert whole shares and fractional share interests held by the Continuing Stockholders back into the same number of shares of our common stock they held immediately before the Reverse Stock Split. As a result of the Forward Stock Split, the total number of shares of the Company’s common stock held by a Continuing Stockholder will not change following the completion of the Transaction. Nevada law does not require us to seek a vote of stockholders to consummate the Forward Stock Split and we are not seeking your vote in respect thereof.
See “Special Factors — Effects of the Transaction” beginning on page 42.
Purpose of and Reasons for the Transaction
The primary purpose of the Transaction is to enable the Company to reduce and maintain the number of record holders of its common stock below 300, which is the level at which SEC public reporting is required. After the Transaction, we intend to cease registration of our common stock under the Exchange Act. As a result, effective on and following the termination of the registration of our common stock under the Exchange Act, the Company would no longer be subject to the reporting requirements under the Exchange Act, or other requirements applicable to a public company, including requirements under the Sarbanes-Oxley Act and those required by the listing standards of a national stock exchange. Our common stock also would cease to be listed on the NYSE American and would not be eligible for listing on the New York Stock Exchange, the NYSE American, the Nasdaq Global Select Market or the Nasdaq Global Market.
The Special Committee has considered, and each of the independent members of the Board has determined, that the costs of being a public reporting company outweigh the benefits thereof and, thus, it is no longer in the best interests of the Company for us to remain a public reporting company. The Transaction is intended to make us a non-SEC reporting company.
Our principal reasons for proposing the Transaction are the following:.
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The annual cost savings we expect to realize as a result of the termination of the registration of our shares of common stock under the Exchange Act and the delisting of our common stock from the NYSE American, including ongoing expenses for compliance with the Sarbanes-Oxley Act, and other accounting, legal, printing and other miscellaneous costs associated with being a publicly traded company, are approximately $2,500,000 per year (or approximately $0.73 per share).

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The reduction in time spent by our management and employees preparing the periodic and other reports required of SEC reporting companies under the Exchange Act, complying with the Sarbanes-Oxley Act, and managing stockholder relations and communications, will enable them to focus more on managing the Company’s businesses and growing stockholder value.

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Our management will be able to focus more on long-term growth without an undue emphasis on short-term financial results.

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Our small stockholders (those holding fewer than 10,000 shares) will have the ability to liquidate their holdings in us and receive a significant premium over market prices prevailing at the time of our public announcement of the Transaction, without incurring brokerage commissions.

See “Special Factors — Purpose of and Reasons for the Transaction” beginning on page 21.
Fairness of the Transaction
The Special Committee and the independent members of the Board (excluding, for the avoidance of doubt, our Chief Executive Officer and Chairman of the Board Monty J. Bennett, who recused himself from the Board vote) fully considered and reviewed the terms, purpose, alternatives, effects and disadvantages of the Transaction, and each individually, and as a group unanimously, determined that the Transaction, taken as a whole, is substantively and procedurally fair to the unaffiliated stockholders of the Company, including the unaffiliated Cashed Out Stockholders and the unaffiliated Continuing Stockholders.
The Special Committee and the independent members of the Board considered a number of factors in reaching their determinations, including:

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the future cost and time savings associated with our public reporting and other related obligations;

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the historical market prices and recent trading activity and current market prices of our common stock;

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the limited trading volume and liquidity of our shares of common stock and the effect of enabling our smallest stockholders to liquidate their holdings in shares of common stock and receive a significant premium over market prices prevailing at the time of our public announcement of the Transaction, without incurring brokerage commissions;

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the oral opinion of Oppenheimer & Co. Inc. (“Oppenheimer”), which was subsequently confirmed by delivery of the written opinion in the form attached to this proxy statement as Annex A (the “Opinion”) to the Special Committee dated March 30, 2024, as to the fairness, as of such date, from a financial point of view, to the Cashed Out Stockholders of the consideration to be received by the Cashed Out Stockholders in the Reverse Stock Split, based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Oppenheimer in connection with the preparation of the Opinion;

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the lack of firm offers during the past two years by any unaffiliated person for the merger or consolidation of the Company, the sale or other transfer of all or any substantial part of the assets of the Company, or a purchase of our shares of common stock or other securities that would enable the holder to exercise control of the Company; and

•
the advantages of the Transaction, as more fully described below in the section titled “Special Factors — Fairness of the Transaction”.

See “Special Factors — Fairness of the Transaction” beginning on page 31 and “Special Factors — Opinion of the Financial Advisor” beginning on page 33.
Effects of the Transaction
As a result of the Transaction:
•
We expect to reduce and maintain the number of our stockholders of record below 300, which will allow us to cease the registration of our shares of common stock under the Exchange Act. Effective on and following the termination of the registration of our common stock under the Exchange Act, we will no longer be subject to any reporting requirements under the Exchange Act or the rules of the SEC applicable to

SEC reporting companies. We will, therefore, cease to file annual, quarterly, current, and other reports and documents with the SEC, and stockholders will cease to receive annual reports and proxy statements.
•
We will no longer be subject to the provisions of the Sarbanes-Oxley Act and other requirements applicable to a public company, including those required by the listing standards of a national stock exchange. The Company will continue to be subject to the general anti-fraud provisions of applicable federal and state securities laws.

•
Our officers, directors and 10% stockholders will no longer be subject to the reporting requirements of Section 16 of the Exchange Act or be subject to the prohibitions against retaining short-swing profits in our shares of common stock. Persons acquiring 5% of our common stock will no longer be required to report their beneficial ownership under the Exchange Act.

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We will have no ability to access the public capital markets or to use public securities in attracting and retaining executives and other employees, and we will have a significantly decreased ability to use stock to acquire other companies.

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Our shares of common stock will no longer be traded on the NYSE American and will not be eligible for listing on the New York Stock Exchange, the NYSE American, the Nasdaq Global Select Market or the Nasdaq Global Market. Any trading in our common stock after the Transaction and deregistration under the Exchange Act will only occur in privately negotiated sales and potentially on the OTC Pink Market, if one or more brokers chooses to make a market for our common stock there and complies with applicable regulatory requirements; however, there can be no assurances regarding any such trading.

•
Holders of fewer than 10,000 shares of our common stock in any one account immediately prior to the effective time of the Reverse Stock Split will receive a cash payment of $5.00, without interest, for each share of common stock held immediately prior to the effective time, will no longer have any ownership interest in us, and will cease to participate in any of our future earnings and growth.

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Holders of 10,000 or more shares in any one account of our common stock immediately prior to the effective time of the Reverse Stock Split will not receive any payment for their shares and, immediately following the Transaction, will continue to hold the same number of shares as before the Transaction.

•
Since our obligation to file periodic and other filings with the SEC will be suspended, Continuing Stockholders will no longer have access to publicly filed audited financial statements, information about executive compensation and other information about us and our business, operations and financial performance. Thus, Continuing Stockholders will have significantly less information about the Company and our business, operations, and financial performance than they have currently. Following the Transaction, we currently intend to continue to have our financial statements audited by a public accounting firm to the extent required by the Company’s contractual agreements, but we do not intend to make such financial statements available to our stockholders, unless required by law or otherwise agreed to by the Company. We will continue to hold stockholder meetings as required under Nevada law, including annual meetings, or to take actions by written consent of our stockholders in lieu of meetings.
•
Upon the effectiveness of the Transaction, the ownership percentage of our shares of common stock held by our directors and executive officers will increase, as a result of the reduction of the number of shares of common stock outstanding by approximately 1,100,000 shares (representing approximately 32% of the shares of common stock currently outstanding). As of the date hereof, we expect the Transaction will cause insider ownership, defined as the percentage of shares owned by directors and executive officers of the Company, to increase from 24.6% to 35.1%. However, the ownership percentage and the reduction in the number of shares outstanding following the Transaction may increase or decrease depending on purchases, sales and other transfers of our shares of common stock by our stockholders prior to the effective time of the Transaction and the number of “street name” shares that are actually cashed out in the Transaction.

See “Special Factors — Effects of the Transaction” beginning on page 42, “Special Factors — Fairness of the Transaction” beginning on page 31, and “Special Factors — Potential Conflicts of Interests of Officers, Directors, and Certain Affiliated Persons” beginning on page 52.
Special Committee and Board of Directors Recommendations of the Transaction
The Board of Directors established the Special Committee to consider and evaluate, among other things, whether a transaction of the type contemplated by the Transaction was in the best interests of the Company, and, if so, to evaluate the specific terms of such transaction for recommendation to the Board of Directors. In that regard, the Special Committee considered the purposes of and certain alternatives to the Transaction, the related advantages and disadvantages to our unaffiliated stockholders, and the fairness, from a financial point of view, to the Cashed Out Stockholders of the Cash Payment to be received by such stockholders in the Reverse Stock Split.
The Special Committee consists of Brian Wheeler (Chair) and Uno Immanivong, each of whom is independent within the meaning of Section 303(A) of the New York Stock Exchange’s current listing standards and Rule 10A-3(b) of the Exchange Act. In addition to regular Board fees paid pursuant to the Company’s Board compensation policy, Ms. Immanivong received a one-time fee of $15,000 for her work on the Special Committee, and the Chair Mr. Wheeler received a one-time fee of $25,000 for his work on the Special Committee.

The Special Committee determined that the Transaction is in the best interests of the Company and is substantively and procedurally fair to the unaffiliated stockholders of the Company, including the unaffiliated Cashed Out Stockholders and the unaffiliated Continuing Stockholders. The Special Committee unanimously recommended the Transaction to the Board. The Board (excluding, for the avoidance of doubt, our Chief Executive Officer and Chairman of the Board Monty J. Bennett, who recused himself from the Board vote) unanimously determined that the Transaction is in the best interests of the Company and is substantively and procedurally fair to the unaffiliated stockholders of the Company, including the unaffiliated Cashed Out Stockholders and the unaffiliated Continuing Stockholders, and approved the Transaction.
See “Special Factors — Fairness of the Transaction” beginning on page 31.
Treatment of Equity-Based Incentive Compensation
Awards
Certain of our directors and executive officers hold equity incentive compensation awards relating to our common stock. The treatment of those awards in respect of the Transaction is intended generally to follow the treatment of Company common stockholders generally in respect of the Transaction, subject to certain qualifications.
See “Special Factors — Treatment of Equity-Based Incentive Compensation Awards” beginning on page 47.
Reservation of Rights
The Board of Directors has reserved the right to abandon the proposed Transaction at any time if it believes the Transaction is no longer in the best interests of the Company, whether prior to or following the Special Meeting.
See “Special Factors — Background of the Transaction” beginning on page 23 and “Special Factors — Fairness of the Transaction” beginning on page 31.
Advantages of the Transaction
If the Transaction occurs, there will be certain advantages to the Company and Continuing Stockholders, including the following:
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By completing the Transaction, deregistering our shares and eliminating our obligations under the Sarbanes-Oxley Act and our periodic reporting obligations under the Exchange Act, we expect to save approximately $2,500,000 per year (or approximately $0.73 per share).

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We will also save the significant amount of time and effort expended by our management and employees on the preparation of SEC filings and compliance with the Sarbanes-Oxley Act.

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There is a relatively illiquid and limited trading market in our shares. Our smallest stockholders will have the opportunity to obtain cash for their shares at a significant premium over closing prices for our shares of common stock at the time of our announcement of the Transaction, without incurring brokerage commissions.

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The Company’s directors and executive officers will be treated no differently than unaffiliated stockholders, including unaffiliated Cashed Out Stockholders and unaffiliated Continuing Stockholders. Accordingly, at the effective time, we currently expect that four of the Company’s directors and executive officers who currently have accounts with fewer than 10,000 outstanding shares of our common stock (Mr. Darrell Hail, 7,911 shares; Mr. Michael Murphy, 4,736 shares; Mr. Brian Wheeler, 9,332 shares; and Deric S. Eubanks, 4,339 shares) will be cashed out in the Reverse Stock Split (assuming they continue to own fewer than 10,000 shares as of the effective date of the Reverse Stock Split). The sole determining factor as to whether a stockholder will be a Continuing Stockholder is the number of shares of our common stock that they own.

See “Special Factors — Purpose of and Reasons for the Transaction” beginning on page 21 and “Special Factors — Fairness of the Transaction” beginning on page 31.
Disadvantages of the
Transaction
If the Transaction occurs, there will be certain disadvantages to stockholders, including the following:
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Cashed Out Stockholders will no longer have any ownership interest in the Company and will no longer participate in our future earnings and growth.

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After we have completed the SEC deregistration process, we will cease to file annual, quarterly, current, and other reports and documents with the SEC, and stockholders will cease to receive annual reports and proxy statements. Thus, Continuing Stockholders will have significantly less information about the Company and our business, operations, and financial performance than they have currently. Following the Transaction, we currently intend to continue to have our financial statements audited by a public accounting firm to the extent required by the Company’s contractual agreements, but we do not intend to make such financial statements available to our stockholders, unless required by law or otherwise agreed to by the Company. We will continue to hold stockholder meetings as required under Nevada law, including annual meetings, or to take actions by written consent of our stockholders in lieu of meetings.

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We will no longer be listed on the NYSE American. Any trading in our common stock after the Transaction and deregistration under the Exchange Act will only occur in privately negotiated sales and potentially on the OTC Pink Market, if one or more brokers chooses to make a market for our common stock there and complies with applicable regulatory requirements; however, there can be no assurances regarding any such trading. Because of the possible limited liquidity for our common stock, the termination of our obligation to publicly disclose financial and other information following the Transaction, and the deregistration of our common stock under the Exchange Act, Continuing Stockholders may potentially experience a significant decrease in the value of their common stock.

•
We will no longer be subject to the provisions of the Sarbanes-Oxley Act, the liability provisions of the Exchange Act or the oversight of the NYSE American.

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Our executive officers, directors and 10% stockholders will no longer be required to file reports relating to their transactions in our common stock with the SEC. In addition, our executive officers, directors and 10% stockholders will no longer be subject to the recovery of profits provision of the Exchange Act, and persons acquiring 5% of our common stock will no longer be required to report their beneficial ownership under the Exchange Act.

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We will have no ability to access the public capital markets or to use public securities in attracting and retaining executives and other employees, and we will have a significantly decreased ability to use stock to acquire other companies.

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We estimate that the cost of payment to Cashed Out Stockholders, professional fees and other expenses will total approximately $11,058,000. As a result, immediately after the Transaction, our cash balances on hand will be reduced by the costs incurred in the Transaction.

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Our public reporting obligations could be reinstated. If on the first day of any fiscal year after the suspension of our filing obligations we have more than 300 stockholders of record, then we must resume reporting pursuant to Section 15(d) of the Exchange Act.

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Under Nevada law, our articles of incorporation and our bylaws, no appraisal or dissenters’ rights are available to our stockholders who vote against (or abstain from voting on) the Transaction.

See “Special Factors — Fairness of the Transaction” beginning on page 31.
Potential Conflicts of Interests of Officers, Directors, and Certain Affiliated Persons
Our directors and executive officers may have interests in the Transaction that are different from your interests as a stockholder in the Company, and have relationships that may present conflicts of interest. As of the date hereof, we expect the Transaction will cause insider ownership, defined as the percentage of shares owned by directors and executive officers of the Company, to increase from 24.6% to 35.1%. Furthermore, four of our directors and executive officers currently have accounts with fewer than 10,000 outstanding shares of our common stock (Mr. Darrell Hail, 7,911 shares; Mr. Michael Murphy, 4,736 shares; Mr. Brian Wheeler, 9,332 shares; and Mr. Deric S. Eubanks, 4,339 shares), and accordingly we currently expect that at the effective time those shares will be cashed out in the Reverse Stock Split (assuming the director continues to own fewer than 10,000 outstanding shares as of the effective date), though we also expect that each of those directors will continue to hold deferred stock units following the Transaction as more fully described in “Special Factors — Treatment of Equity-Based Incentive Compensation Awards.”

The Company’s Chief Executive Officer and Chairman of the Board, Monty J. Bennett, and other members of senior management of the Company may purchase or sell shares of common stock of the Company in the open market following filing of this preliminary proxy statement. Any such purchases or sales will be reported on Form 4 and Schedule 13D to the extent required by law.
See “Special Factors — Potential Conflicts of Interests of Officers, Directors, and Certain Affiliated Persons” beginning on page 52.
Vote Required for Approval of the Reverse Stock Split, the IRA Waiver and the Adjournment Proposal At the Special Meeting
A majority of the voting power of the outstanding shares of our common stock (taking into account our Series D Convertible Preferred Stock on an as-converted basis) entitled to vote will constitute a quorum for the purposes of the Special Meeting. The affirmative majority vote of our common stock (taking into account our Series D Convertible Preferred Stock on an as-converted basis) at the Special Meeting is required for the adoption of the Reverse Stock Split proposal and, accordingly, to approve the Transaction. The affirmative vote of a majority of the issued and outstanding shares of our voting stock (taking into account our Series D Convertible Preferred Stock on an as-converted basis) that are not beneficially owned by (i) Monty J. Bennett, who is our Chief Executive Officer and Chairman of the Board, and (ii) Archie Bennett, Jr., who is Monty J. Bennett’s father, and affiliated trusts of Archie Bennett, Jr., is required for the adoption of the IRA Waiver. The affirmative majority vote of our common stock (taking into account our Series D Convertible Preferred Stock on an as-converted basis) at the Special Meeting is required for the adoption of the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Reverse Stock Split and IRA Waiver. (A “majority vote” means that more votes have been cast for a proposal than against it, and abstentions and broker non-votes, if any, will not be considered as votes cast.)
The Series D Convertible Preferred Stock of the Company, which is convertible into our common stock at a conversion price of $117.50 per share (or 4,315,676 shares of common stock on an as converted basis in the aggregate, along with all unpaid accrued and accumulated dividends thereon, as of April 5, 2024), is entitled to vote, on an as converted basis, alongside the       shares of our common stock issued and outstanding (3,430,643 shares as of April 5, 2024) with respect to the Reverse Stock Split Proposal and the Adjournment Proposal. The Series D Convertible Preferred Stock is also generally entitled to vote, on an as converted basis, alongside our common stock with respect to the IRA Waiver Proposal, except that, pursuant to the terms of the IRA, the IRA Waiver requires the affirmative vote of a majority of the issued and outstanding shares of the Company’s voting stock (that is, our common stock and our Series D Convertible Preferred Stock, voting on an as converted basis), excluding shares that are beneficially owned by (i) Monty J. Bennett, who is our Chief Executive Officer and Chairman of the Board, and (ii) Archie Bennett, Jr., who is Monty J. Bennett’s

father, and affiliated trusts of Archie Bennett, Jr. As a result, in each case as of April 5, 2024, (a) 485,511 shares of common stock beneficially owned by Monty J. Bennett and 2,094,480 shares of common stock, on an as converted basis in respect of the 9,279,300 shares of Series D Convertible Preferred Stock beneficially owned by Monty J. Bennett and (b) 124,751 shares of common stock beneficially owned by Archie Bennett, Jr. and 2,139,623 shares of common stock, on any as converted basis in respect of the 9,479,300 shares of Series D Convertible Preferred Stock beneficially owned by Archie Bennett, Jr. and affiliated trusts, would not be eligible to vote to approve to the IRA Waiver Proposal.
As of April 5, 2024, approximately 37.9% of the issued and outstanding shares of our common stock (including the Series D Convertible Preferred Stock on an as-converted basis and the associated accrued and unpaid dividends) was held by our directors and executive officers. Our directors and executive officers have indicated that they intend to vote all of the shares of our common stock held by them (2,938,366 shares as of April 5, 2024) “FOR” the Reverse Stock Split and “FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Reverse Stock Split and IRA Waiver. In addition, our directors and executive officers (other than Monty J. Bennett, who is not entitled pursuant to the terms of the IRA to vote on the IRA Waiver Proposal) have indicated that they intend to vote all of the shares of our common stock held by them (358,376 shares as of April 5, 2024) “FOR” the IRA Waiver Proposal.
Pursuant to Section 3.03 of the IRA, after November 6, 2024, the restriction on Rule 13e-3 transactions contained therein will expire and, accordingly, the Company may pursue the Transaction without obtaining the IRA Waiver. In the event the Company is unable to secure the requisite vote to obtain the IRA Waiver or the Company otherwise decides not to proceed with the Transaction at this time, the Company may pursue the Transaction after November 6, 2024. The Company can make no assurance as to the price of its common stock after November 6, 2024 or the price at which fractional shares will be cashed out if the Company pursues the Transaction at that time.
See “Special Factors — Stockholder Approval” beginning on page 54.
Treatment of Beneficial Holders (Stockholders Holding Shares in “Street Name”)
We intend to treat stockholders holding our common stock in “street name” in the same manner as record holders. Prior to the Transaction, we will conduct an inquiry of all brokers, banks and other nominees that hold shares of our common stock in “street name,” ask them to provide us with information on how many shares held by beneficial holders will be cashed out, and request that they effect the Transaction for those beneficial holders. However, these banks, brokers and other nominees may have different procedures than registered stockholders for processing the Transaction. Accordingly, if you hold your shares of common stock in “street name,” we encourage you to contact your bank, broker or other nominee.

See “Special Factors — Effects of the Transaction” beginning on page 42.
Determination of Stockholders of Record
In determining whether the number of our stockholders of record falls below 300 for regulatory purposes, we will count stockholders of record in accordance with Rule 12g5-1 under the Exchange Act. Rule 12g5-1 provides, with certain exceptions, that in determining whether issuers, including the Company, are subject to the registration provisions of the Exchange Act, securities are considered to be “held of record” by each person who is identified as the owner of such securities on the respective records of security holders maintained by or on behalf of the issuers. However, institutional custodians such as Cede & Co. and other commercial depositories are not considered a single holder of record for purposes of these provisions. Rather, Cede & Co.’s and these depositories’ accounts are treated as the record holder of shares. Based on information available to us, as of April 5, 2024, there were approximately 509 holders of record of our shares of common stock.
See “Special Factors — Effects of the Transaction” beginning on page 42.
Effectiveness of the
Transaction
We anticipate that the Transaction will be effected as soon as possible after the date of the Special Meeting, although the Board has reserved the right not to proceed with the Transaction if it believes it is no longer in the best interests of the Company. Following the effective date, transmittal materials will be sent to those stockholders entitled to a cash payment that will describe how to turn in their stock certificates and receive the cash payments. Those stockholders entitled to a cash payment should not turn in their share certificates at this time.
See “Special Factors — Effective Date” on page 55.
Financing for the Transaction
Based on information we have received as of April 5, 2024 from our transfer agent, Computershare Trust Company, N.A. (“Computershare”), we estimate that the total funds required to pay the consideration to Cashed Out Stockholders and other costs of the Transaction will be approximately $11,058,000. This total amount could be larger or smaller depending on, among other things, the number of shares that will be outstanding after the Transaction as a result of purchases, sales and other transfers of our shares of common stock by our stockholders, or an increase in the costs and expenses of the Transaction.
We intend that payments to Cashed Out Stockholders and the costs of the Transaction will be paid from cash on hand.
See “Special Factors — Source of Funds and Expenses” beginning on page 53.
Recent Market Prices of the Company’s Common Stock
The closing price of our common stock on April 1, 2024, the last trading day before the public announcement of the approval of the Transaction by the Special Committee and the independent members of the Board, was $2.22 per share.

See “Information About the Company — Market Price of Common Stock” beginning on page 59.
No Appraisal or Dissenters’ Rights
Under Nevada law, our articles of incorporation and our bylaws, no appraisal or dissenters’ rights are available to our stockholders who vote against (or abstain from voting on) the Transaction.
See “Special Factors — No Appraisal or Dissenters’ Rights” beginning on page 57.
Material United States Federal Income Tax Consequences
Generally, a Cashed Out Stockholder who receives cash for a fractional share as a result of the Transaction will recognize capital gain or loss for United States federal income tax purposes. A Continuing Stockholder who does not receive cash for a fractional share as a result of the Transaction generally will not recognize any gain or loss for United States federal income tax purposes.
See “Special Factors — Material United States Federal Income Tax Consequences” beginning on page 48.

QUESTIONS AND ANSWERS ABOUT THE
TRANSACTION AND THE SPECIAL MEETING
Following are some commonly asked questions that may be raised by our stockholders and answers to each of those questions.
Where and when is the Special Meeting?
The Special Meeting will be held at 14185 Dallas Parkway, Suite 1200, Dallas, Texas 75254 on [•], 2024, at 10:00 A.M. local time.
What am I being asked to vote on at the Special Meeting?
Our stockholders will consider and vote upon a proposal to approve a 1-for-10,000 reverse stock split of our common stock, par value $0.001 per share (the “Reverse Stock Split”). If the proposal is approved, at the effective time of the Reverse Stock Split, each share of common stock held by a stockholder owning immediately prior to the Reverse Stock Split fewer than 10,000 shares in any one account will be automatically converted into the right to receive $5.00 in cash for each share owned immediately prior to the Reverse Stock Split, without interest (the “Cash Payment”), and such stockholders (“Cashed Out Stockholders”) would no longer be stockholders of the Company. Stockholders owning in any one account 10,000 or more shares immediately prior to the effective time of the Reverse Stock Split (“Continuing Stockholders”) would not be entitled to receive any cash for their fractional share interests in that account resulting from the Reverse Stock Split, if any.
If the Reverse Stock Split is approved at the Special Meeting and effectuated, the Board has approved a 10,000-for-1 forward stock split of our common stock (the “Forward Stock Split,” and together with the Reverse Stock Split, the “Transaction”) to occur immediately afterwards. The Forward Stock Split would reconvert whole shares and fractional share interests held by the Continuing Stockholders back into the same number of shares of the Company’s common stock held by such Continuing Stockholders immediately prior to the Reverse Stock Split. As a result of the Forward Stock Split, the total number of shares of the Company’s common stock held by a Continuing Stockholder prior to the Transaction would not change following the completion of the Transaction. Nevada law does not require us to seek a vote of stockholders to consummate the Forward Stock Split and we are not seeking your vote in respect thereof.
The Transaction is a “Rule 13e-3 transaction” under the Federal securities laws, defined as any transaction or series of transactions (involving a securities purchase, tender offer, or specified proxy solicitation) by an issuer or an affiliate of the issuer, which has a reasonable likelihood or purpose of directly or indirectly (i) causing any registered class of equity securities to be eligible for termination of registration, or eligible for termination or suspension of reporting obligations; or (ii) causing any listed class of equity securities to cease to be listed on a national securities exchange. Because the Transaction constitutes a Rule 13e-3 transaction under the Exchange Act, at the Special Meeting you will also be asked to consider and vote on a proposal to waive the prohibition on Rule 13e-3 transactions contained in Section 3.03 of that certain Investor Rights Agreement entered into as of November 6, 2019 by and among the Company, Archie Bennett, Jr., Monty J. Bennett and certain other parties and filed with the Securities and Exchange Commission (the “SEC”) on November 6, 2019 as Exhibit 10.1 of the Company’s Current Report on Form 8-K, File No. 001-36400 (the “IRA”) (such proposal, the “IRA Waiver” and, together with the proposal to effect the Reverse Stock Split, the “Proposals”).
Our stockholders will also consider and vote upon a proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Reverse Stock Split and IRA Waiver.
What is the purpose of the Transaction?
The primary purpose of the Transaction is to enable the Company to reduce and maintain the number of record holders of its common stock below 300, which is the level at which SEC public reporting is required. After the Transaction, we intend to cease registration of our common stock under the Exchange Act. As a result, effective on and following the termination of the registration of our common stock under the Exchange

Act, the Company would no longer be subject to the reporting requirements under the Exchange Act, or other requirements applicable to a public company, including requirements under the Sarbanes-Oxley Act and the listing standards of a national stock exchange. Our common stock also would cease to be listed on the NYSE American LLC stock market (the “NYSE American”) and would not be eligible for listing on the New York Stock Exchange, the NYSE American, the Nasdaq Global Select Market or the Nasdaq Global Market.
The reasons for the Transaction include:
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eliminating significant ongoing costs and management and employee time and effort associated with filing documents under the Exchange Act with the SEC;

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eliminating significant ongoing costs and management and employee time and effort of compliance with the Sarbanes-Oxley Act and related regulations;

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allowing our management to focus on long-term growth and enhancing the long-term stockholder value; and

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enabling our small stockholders (those holding fewer than 10,000 shares) to liquidate their holdings in us and receive a significant premium over market prices prevailing at the time of our public announcement of the Transaction, without incurring brokerage commissions.

What does the deregistration of our common stock mean?
Effective on and following the termination of the registration of our common stock under the Exchange Act, we will no longer have to file annual, quarterly and other reports with the SEC, and our executive officers, directors and 10% stockholders will no longer be required to file reports relating to their transactions in our common stock. Persons acquiring 5% of our common stock will no longer be required to report their beneficial ownership under the Exchange Act. In addition, we will take action to delist our common stock from the NYSE American and we will no longer be subject to its rules. Any trading in our common stock after the Transaction and deregistration under the Exchange Act will only occur in privately negotiated sales and potentially on the OTC Pink Market, if one or more brokers chooses to make a market for our common stock there and complies with applicable regulatory requirements; however, there can be no assurances regarding any such trading.
What is the OTC Pink Market?
The Pink Open Market is the lowest tier of the three marketplaces for trading on the OTC securities market, which is a broker platform for trading securities operated the OTC Markets Group Inc. There are no financial standards or disclosure requirements. For more information about the OTC Markets Group, see https://www.otcmarkets.com/. To be traded there, a broker dealer would need to submit a Form 211 with the Financial Industry Regulatory Authority (FINRA), and obtain FINRA approval for trading in our common stock. If such trading in our common stock were to develop there, we would expect it to occur at the Pink-No Information tier. For more information about The Pink Open Market, see https://www.otcmarkets.com/corporate-services/information-for-pink-companies. There can be no assurance that any trading market will emerge following the deregistration and delisting of our common stock, or, if it does, how long it might last.
What will I receive in the Transaction?
If you own fewer than 10,000 shares of our common stock in any one account immediately prior to the effective time of the Transaction, you will receive $5.00 in cash, without interest, from us for each pre-Reverse Stock Split share that you own. If you own 10,000 shares or more of our common stock in any one account immediately prior to the effective time of the Transaction, you will not receive any cash payment for your shares in that account in connection with the Transaction and will continue to hold immediately following the Transaction the same number of shares of our common stock in that account as you held before the Transaction.

Who are the Filing Persons?
The Company, Monty J. Bennett, Chief Executive Officer and Chairman of the Board of the Company, Deric S. Eubanks, Chief Financial Officer of the Company and J. Robison Hays, III, Senior Managing Director of the Company and President and Chief Executive Officer of Ashford Hospitality Trust, are the filing persons for purposes of this proxy statement.
What potential conflicts of interest are posed by the Transaction?
Our directors and executive officers may have interests in the Transaction that are different from your interests as a stockholder in the Company, and have relationships that may present conflicts of interest. As of April 5, 2024, approximately 37.9% of the issued and outstanding shares of our common stock (including the Series D Convertible Preferred Stock on an as-converted basis and the associated accrued and unpaid dividends) was held by our directors and executive officers. Our directors and executive officers have indicated that they intend to vote all of the shares of our common stock held by them (2,938,366 shares as of April 5, 2024) “FOR” the Reverse Stock Split and “FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Reverse Stock Split and IRA Waiver. In addition, our directors and executive officers (other than Monty J. Bennett, who is not entitled pursuant to the terms of the IRA to vote on the IRA Waiver Proposal) have indicated that they intend to vote all of the shares of our common stock held by them (358,376 shares as of April 5, 2024) “FOR” the IRA Waiver Proposal.
As of the date hereof, we expect the Transaction will cause insider ownership, defined as the percentage of shares owned by directors and executive officers of the Company, to increase from 24.6% to 35.1%. Furthermore, four of our directors and executive officers currently have accounts with fewer than 10,000 outstanding shares of our common stock (Mr. Darrell Hail, 7,911 shares; Mr. Michael Murphy, 4,736 shares; Mr. Brian Wheeler, 9,332 shares; and Mr. Deric S. Eubanks, 4,339 shares), and accordingly we currently expect that at the effective time those shares will be cashed out in the Reverse Stock Split (assuming the director continues to own fewer than 10,000 outstanding shares as of the effective date), though we also expect that each of those directors will continue to hold deferred stock units following the Transaction as more fully described in “Special Factors — Treatment of Equity-Based Incentive Compensation Awards.”
The Company’s Chief Executive Officer and Chairman of the Board, Monty J. Bennett, and other members of senior management of the Company may purchase or sell shares of common stock of the Company in the open market following the public announcement of the Transaction. Any such purchases or sales will be reported on Form 4 and Schedule 13D as required by law. These purchases and sales may increase or decrease the price of the Company’s common stock.
Mr. Monty J. Bennett and Mr. Archie Bennett, Jr.
Mr. Monty J. Bennett serves as Chairman of the Board of Directors of the Company and Chief Executive Officer of the Company. Mr. Archie Bennett, Jr. is the father of Mr. Monty J. Bennett.
As of April 5, 2024, Mr. Monty J. Bennett beneficially owned, or otherwise controlled, directly or indirectly, (i) 485,511 shares of common stock of the Company (excluding 195,579 shares of common stock reserved for issuance to him, in the aggregate, pursuant to the Company’s deferred compensation plan) and, which represents approximately 14.2% of the outstanding common stock of the Company and (ii) 9,279,300 shares of the Series D Convertible Preferred Stock, which are convertible (at a conversion price of $117.50 per share) into an additional approximate 2,094,480 shares of common stock of the Company, including unpaid accrued and accumulated dividends. The Series D Convertible Preferred Stock is entitled to vote alongside the voting common stock of the Company on an as-converted basis and, thus, as of April 5, 2024, the total voting power of all the common stock and Series D Convertible Preferred Stock held by Mr. Monty J. Bennett was 33.3% of the voting power of the common stock and Series D Convertible Preferred Stock on an as-converted basis.
As of April 5, 2024, Mr. Archie Bennett, Jr. beneficially owned, or otherwise controlled, directly or indirectly, (i) 124,751 shares of common stock of the Company, which represents approximately 3.6% of the outstanding common stock of the Company and (ii) 9,479,300 shares of the Series D Convertible Preferred

Stock, which are convertible (at a conversion price of $117.50 per share) into an additional approximate 2,139,623 shares of common stock of the Company, including unpaid accrued and accumulated dividends. The Series D Convertible Preferred Stock is entitled to vote alongside the voting common stock of the Company on an as-converted basis and, thus, as of April 5, 2024, the total voting power of all the common stock and Series D Convertible Preferred Stock held by Mr. Archie Bennett, Jr. was 29.2% of the voting power of the common stock and Series D Convertible Preferred Stock on an as-converted basis. We do not consider Mr. Archie Bennett, Jr. to be an “affiliate” of the Company for purposes of Rule 13e-3 since he does not control, and is not controlled by or under common control with, the Company.
As of April 5, 2024, Mr. Mr. Monty J. Bennett and Mr. Archie Bennett, Jr. together owned approximately 62.5% of the total voting power of the common stock and Series D Convertible Preferred Stock on an as-converted basis.
Why is the Company proposing to carry out a Forward Stock Split following the Reverse Stock Split?
The Forward Stock Split is not necessary for us to reduce the number of holders of record of our shares of common stock and to deregister our shares of common stock under the Exchange Act. However, we have determined that it is in the best interests of the Company to effect the Forward Stock Split to avoid an unusually high stock price after the Transaction, to facilitate trading of the shares held by Continuing Stockholders either in private transactions or potentially on the OTC Pink Market, to mitigate any loss of liquidity in our shares of common stock that may result from the Reverse Stock Split and to avoid the administrative burden and cost associated with cashing out fractional shares of Continuing Stockholders. Nevada law does not require us to seek a vote of stockholders to consummate the Forward Stock Split and we are not seeking your vote in respect thereof.
What if I hold fewer than 10,000 shares of common stock and hold all of my shares in “street name”?
If you hold fewer than 10,000 shares of our common stock in “street name,” your broker, bank or other nominee is considered the stockholder of record with respect to those shares, and not you. It is possible that the bank, broker or other nominee also holds shares for other beneficial owners of our common stock and that it may hold 10,000 or more total shares. Therefore, depending upon their procedures, they may not be obligated to treat the Transaction as affecting beneficial holders’ shares. We intend to treat stockholders holding our common stock in “street name” in the same manner as record holders. Prior to the Transaction, we will conduct an inquiry of all brokers, banks and other nominees that hold shares of our common stock in “street name,” ask them to provide us with information on how many shares held by beneficial holders will be cashed out, and request that they effect the Transaction for those beneficial holders. However, these banks, brokers and other nominees may have different procedures than registered stockholders for processing the Transaction. Accordingly, if you hold your shares of common stock in “street name,” we encourage you to contact your bank, broker or other nominee.
What happens if I own a total of 10,000 or more shares of common stock beneficially, but I hold fewer than 10,000 shares of record in my name and fewer than 10,000 shares with my broker in “street name”?
We may not have the information to compare your holdings in two or more different brokerage firms. As a result, if you hold more than the minimum number of shares, you may nevertheless have your shares cashed out if you hold them in a combination of accounts in several brokerage firms. If you are in this situation and desire to remain a stockholder of the Company after the Transaction, we recommend that you combine your holdings in one brokerage account or become a record holder prior to the effective time of the Transaction. You should be able to determine whether your shares will be cashed out by examining your brokerage account statements to see if you hold more than the minimum number of shares in any one account. To determine the Transaction’s effect on any shares you hold in “street name” (and possible payment of the cash consideration), you should contact your broker, bank or other nominee.
If I own fewer than 10,000 shares of common stock, is there any way I can continue to be a stockholder of the Company after the Transaction?
If you own fewer than 10,000 shares of our common stock before the effective time, the only way you can continue to be a stockholder of the Company after the Transaction is to purchase, prior to the effective time, sufficient additional shares to cause you to own a minimum of 10,000 shares at the effective time. However, given the historically limited liquidity in our stock, we cannot assure you that any shares will be available for purchase and thus there is a risk that you may not be able to purchase sufficient shares to achieve or exceed the required 10,000 shares. In this instance, you would no longer remain a stockholder after the effective time.
Is there anything I can do if I own 10,000 or more shares of common stock, but would like to take advantage of the opportunity to receive cash for my shares as a result of the Transaction?
If you own 10,000 or more shares of our common stock before the effective time, you can only receive cash for all of your shares if, prior to the effective time, you reduce your stock ownership to fewer than 10,000 shares by selling or otherwise transferring shares. However, we cannot assure you that any purchaser for your shares will be available.
Could the Transaction not happen?
Yes. The Transaction cannot occur without the requisite approval of the Reverse Stock Split by stockholders at the Special Meeting. Further, even if such approval is obtained, the Board of Directors has reserved the right not to proceed with the Transaction if it believes it is no longer in the best interests of the Company. See “What vote is required to approve the proposals?” and “If the Transaction is approved by the stockholders, can the Board of Directors determine not to proceed with the Transaction?”
Who is entitled to vote at the Special Meeting?
Only holders of record of (i) our common stock and (ii) our Series D (voting on an as-converted basis) as of the close of business on [•] 2024, which is the Record Date for the Special Meeting, are entitled to notice of, and to vote at, the Special Meeting or any adjournments or postponements thereof.
How many shares are outstanding on [•], 2024?
At the close of business on [•] 2024, there were [•] shares of common stock outstanding and eligible to vote. Taking into account our Series D Convertible Preferred Stock on an as-converted basis, there were [•] shares of common stock outstanding and eligible to vote.
What is a “quorum” for purposes of the Special Meeting?
In order to conduct business at the Special Meeting, a quorum must be present at the Special Meeting. A “quorum” is a majority in voting power of the outstanding shares of our common stock entitled to vote at the Special Meeting (taking into account our Series D Convertible Preferred Stock on an as-converted basis). The shares may be present in person or represented by proxy at the Special Meeting. Abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.
What vote is required to approve the proposals?
A majority of the voting power of the outstanding shares of our common stock (taking into account our Series D Convertible Preferred Stock on an as-converted basis) entitled to vote will constitute a quorum for the purposes of the Special Meeting. The affirmative majority vote of our common stock (taking into account our Series D Convertible Preferred Stock on an as-converted basis) at the Special Meeting is required for the adoption of the Reverse Stock Split proposal and, accordingly, to approve the Transaction. The affirmative vote of a majority of the issued and outstanding shares of our voting stock (taking into account our Series D Convertible Preferred Stock on an as-converted basis) that are not beneficially owned by (i) Monty J. Bennett, who is our Chief Executive Officer and Chairman of the Board, and (ii) Archie Bennett, Jr., who is Monty J. Bennett’s father, and affiliated trusts of Archie Bennett, Jr., is required for the adoption of the IRA Waiver. The affirmative majority vote of our common stock (taking into account our Series D Convertible Preferred Stock on an as-converted basis) at the Special Meeting is required for the adoption of the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Reverse Stock Split and IRA

Waiver. (A “majority vote” means that more votes have been cast for a proposal than against it, and abstentions and broker non-votes, if any, will not be considered as votes cast.)
The Series D Convertible Preferred Stock of the Company, which is convertible into our common stock at a conversion price of $117.50 per share (or 4,315,676 shares of common stock on an as converted basis in the aggregate, along with all unpaid accrued and accumulated dividends thereon, as of April 5, 2024), is entitled to vote, on an as converted basis, alongside the shares of our common stock issued and outstanding (3,430,643 shares as of April 5, 2024) with respect to the Reverse Stock Split Proposal and the Adjournment Proposal. The Series D Convertible Preferred Stock is also generally entitled to vote, on an as converted basis, alongside our common stock with respect to the IRA Waiver Proposal, except that, pursuant to the terms of the IRA, the IRA Waiver requires the affirmative vote of a majority of the issued and outstanding shares of the Company’s voting stock (that is, our common stock and our Series D Convertible Preferred Stock, voting on an as converted basis), excluding shares that are beneficially owned by (i) Monty J. Bennett, who is our Chief Executive Officer and Chairman of the Board, and (ii) Archie Bennett, Jr., who is Monty J. Bennett’s father, and affiliated trusts of Archie Bennett, Jr. As a result, in each case as of April 5, 2024, (a) 485,511 shares of common stock beneficially owned by Monty J. Bennett and 2,094,480 shares of common stock, on an as converted basis in respect of the 9,279,300 shares of Series D Convertible Preferred Stock beneficially owned by Monty J. Bennett and (b) 124,751 shares of common stock beneficially owned by Archie Bennett, Jr. and 2,139,623 shares of common stock, on any as converted basis in respect of the 9,479,300 shares of Series D Convertible Preferred Stock beneficially owned by Archie Bennett, Jr. and affiliated trusts, would not be eligible to vote to approve to the IRA Waiver Proposal.
As of April 5, 2024, approximately 37.9% of the issued and outstanding shares of our common stock (including the Series D Convertible Preferred Stock on an as-converted basis and the associated accrued and unpaid dividends) was held by our directors and executive officers. Our directors and executive officers have indicated that they intend to vote all of the shares of our common stock held by them (2,938,366 shares as of April 5, 2024) “FOR” the Reverse Stock Split and “FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Reverse Stock Split and IRA Waiver. In addition, our directors and executive officers (other than Monty J. Bennett, who is not entitled pursuant to the terms of the IRA to vote on the IRA Waiver Proposal) have indicated that they intend to vote all of the shares of our common stock held by them (358,376 shares as of April 5, 2024) “FOR” the IRA Waiver Proposal.
Who is soliciting my proxy?
The Board is soliciting proxies to be voted at the Special Meeting or any adjournment or postponement thereof. We have retained the services of Morrow Sodali LLC (“Morrow”) to aid in the solicitation of proxies.
What will happen if the Proposals are approved by the Company’s stockholders?
Assuming the Proposals are approved and that we have fewer than 300 record holders of our common stock after the Transaction, we will file applicable forms with the SEC to deregister our shares of common stock under the federal securities laws and to delist our shares from the NYSE American. Upon the effectiveness of those filings, the Company would no longer be subject to the reporting and related requirements under the federal securities laws that are applicable to public companies and NYSE American rules applicable to listed companies. We will also no longer be subject to the provisions of the Sarbanes-Oxley Act and other regulations applicable to public reporting companies. In addition, Cashed Out Stockholders will no longer have a continuing interest as stockholders of the Company and will not share in any future increase in the value of the Company. Our common stock also would cease to be listed on the NYSE American and would not be eligible for listing on the New York Stock Exchange, the NYSE American, the Nasdaq Global Select Market or the Nasdaq Global Market. Any trading in our common stock after the Transaction and deregistration under the Exchange Act will only occur in privately negotiated sales and potentially on the OTC Pink Market, if one or more brokers chooses to make a market for our common stock there and complies with applicable regulatory requirements; however, there can be no assurances regarding any such trading.

If the Transaction is approved by the stockholders, can the Board of Directors determine not to proceed with the Transaction?
If the Transaction is approved by the stockholders, the Board of Directors may determine not to proceed with the Transaction if they believe that proceeding with the Transaction is not in the best interests of the Company. If the Board of Directors determines not to proceed with the Transaction, we will continue to operate our business as presently conducted.
What are the United States federal income tax consequences of the Transaction to me?
If you are not subject to any special rules that may be applicable to you under United States federal tax laws, then generally, a Cashed Out Stockholder that receives cash for a fractional share as a result of the Transaction will recognize capital gain or loss for United States federal income tax purposes. A Continuing Stockholder who does not receive cash for a fractional share as a result of the Transaction will not recognize any gain or loss for United States federal income tax purposes. We urge you to consult with your personal tax advisor with regard to the tax consequences to you of the Transaction.
Should I send in my certificates now?
No. After the Transaction is completed, we will send instructions on how to receive any cash payment to which you may be entitled.
What is the total cost of the Transaction to the Company?
Since we do not know how many record and beneficial holders of our common stock will be Cashed Out Stockholders, we do not know the exact cost of the Transaction. However, based on information that we have received as of April 5, 2024 from our transfer agent, Computershare, with regard to the size of holdings of those stockholders who may hold shares in “street name,” as well our estimates of other Transaction expenses, we believe that the total cash requirement of the Transaction to the Company will be approximately $11,058,000. This amount includes approximately $5,500,000 needed to cash out fractional shares, and approximately $5,558,000 of legal, accounting, and financial advisory fees and other costs to effect the Transaction. This total amount could be larger or smaller depending on, among other things, the number of fractional shares that will be outstanding after the Transaction as a result of purchases, sales and other transfers of our shares of common stock by our stockholders.
Am I entitled to appraisal rights in connection with the Transaction?
No. Under Nevada law, our articles of incorporation and our bylaws, no appraisal or dissenters’ rights are available to our stockholders who vote against (or abstain from voting on) the Transaction.
How do I vote?
Sign and date each proxy card you receive and return it in the enclosed envelope prior to the Special Meeting or attend the meeting and vote in person.
Can I change my vote?
Yes. You may change your proxy instructions at any time before your proxy is voted at the Special Meeting. Proxies may be revoked by taking any of the following actions:
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filing a written notice of revocation of any prior delivered proxy or filing a duly executed proxy bearing a later date with our Corporate Secretary, in each case at our principal executive office (14185 Dallas Parkway, Suite 1200, Dallas, Texas 75254); or

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attending the Special Meeting and voting in person (although attendance at the meeting will not, by itself, revoke a proxy).

What does it mean if I get more than one proxy card?
If your shares are registered differently and are in more than one account, you will receive more than one proxy card. Sign and return all proxy cards to ensure that all your shares are voted.

How does the Board of Directors recommend that I vote on the proposals?
Following a recommendation from the Special Committee, the independent members of our Board of Directors (excluding, for the avoidance of doubt, our Chief Executive Officer and Chairman of the Board Monty J. Bennett, who recused himself from the Board vote) unanimously recommends that you vote “FOR” the proposal to approve the Reverse Stock Split, “FOR” the IRA Waiver and “FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Reverse Stock Split and IRA Waiver.

SPECIAL FACTORS
Purpose of and Reasons for the Transaction
General.   The primary purpose of the Transaction is to enable the Company to reduce and maintain the number of record holders of its common stock below 300, which is the level at which SEC public reporting is required. After the Transaction, we intend to cease registration of our common stock under the Exchange Act. As a result, effective on and following the termination of the registration of our common stock under the Exchange Act, the Company would no longer be subject to the reporting requirements under the Exchange Act, or other requirements applicable to a public company, including requirements under the Sarbanes-Oxley Act and the listing standards of a national stock exchange. Our common stock also would cease to be listed on the NYSE American and would not be eligible for listing on the New York Stock Exchange, the NYSE American, the Nasdaq Global Select Market or the Nasdaq Global Market.
The Special Committee has considered, and each of the independent members of the Board has determined, that the costs of being an SEC reporting company outweigh the benefits and, thus, it is no longer in the best interests of the Company for us to remain an SEC reporting company. The Transaction is intended to make us a non-SEC reporting company.
Our principal reasons for proposing the Transaction are as follows:
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Due to the consistently low-volume of our common stock, during the last ten years, we have not been able to raise significant capital from the public markets. Liquidity for our common stock holders has been limited on the NYSE American. Despite the lack of benefits, we incur all of the significant annual expenses and indirect costs associated with being a public company.

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The annual cost savings we expect to realize as a result of the termination of the registration of our shares of common stock under the Exchange Act and the delisting of our common stock from the NYSE American, including ongoing expenses for compliance with the Sarbanes-Oxley Act, and other accounting, legal, printing and other miscellaneous costs associated with being a publicly traded company, are approximately $2,500,000 per year (or approximately $0.73 per share). Following the Transaction, we currently intend to continue to have our financial statements audited by a public accounting firm to the extent required by the Company’s contractual agreements, but we do not intend to make such financial statements available to our stockholders, unless required by law or otherwise agreed to by the Company.

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The reduction in time spent by our management and employees preparing the periodic and other reports required of SEC reporting companies under the Exchange Act, complying with the Sarbanes-Oxley Act, and managing stockholder relations and communications, will enable them to focus more on managing the Company’s businesses and growing stockholder value. The Company will continue to be subject to the general anti-fraud provisions of applicable federal and state securities laws.

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Our management will be able to focus more on long-term growth without an undue emphasis on short-term financial results.

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Our small stockholders (those holding fewer than 10,000 shares) will have the ability to liquidate their holdings in us and receive a significant premium over market prices prevailing at the time of our public announcement of the Transaction, without incurring brokerage commissions.

The determination to undertake the Transaction at this time, as opposed to another time, was driven by the following factors:
The Board of Directors and management have for some time believed the Company’s public float was too small to attract interest from institutional investors or market analysts, and therefore have been an obstacle to enhancing stockholder value. As a public reporting and NYSE American-listed company, we expected to be able to leverage our public company equity to raise capital and pursue acquisitions to help grow our business and expand our operations. However, due to the consistently low-volume of our common stock, we have not been able to raise significant capital from the public markets.

The costs of being public are significant, recurring and certain. For perspective, consider that management has estimated the average direct costs of being public to be approximately $2,500,000 annually (or approximately $0.73 per share), which is approximately 31% of the Company’s operating income during the last fiscal year. Without these costs, in the view of the Board, the Company would be a stronger company and better able to enhance stockholder value over the long-term.
The continued illiquidity and low price of the Company’s common stock on the NYSE American LLC (the “NYSE American”) has also contributed to the Board’s decision to pursue the Transaction at this time. In late December 2023, the Company received a letter from the NYSE American, notifying that the Company was no longer in compliance with NYSE American continued listing standards. Specifically, the letter stated that the Company was not in compliance with the continued listing standards set forth in Sections 1003(a)(i) and (ii) of the NYSE American Company Guide (the “Company Guide”). Section 1003(a)(i) requires a listed company to have stockholders’ equity of $2 million or more if the listed company has reported losses from continuing operations and/or net losses in two of its three most recent fiscal years. Section 1003(a)(ii) requires a listed company to have stockholders’ equity of $4 million or more if the listed company has reported losses from continuing operations and/or net losses in three of its four most recent fiscal years. The Company reported a stockholders’ deficit of $295.7 million as of September 30, 2023, and has had losses from continuing operations and/or net losses in three of its four most recent fiscal years ended December 31, 2022.
However, Section 1003(a) of the Company Guide states that the NYSE American will not normally consider suspending dealings in, or removing from the list, the securities of a listed company which is below standards (i) and (ii) of Section 1003(a) if the listed company is in compliance with the following two standards: (1) total value of market capitalization of at least $50 million; or total assets and revenue of $50 million each in its last fiscal year, or in two of its last three fiscal years; and (2) the listed company has at least 1.1 million shares publicly held, a market value of publicly held shares of at least $15 million and 400 round lot stockholders. As of December 20, 2023, the Company was in compliance with the first standard because it had total assets and total revenue of at least$50 million in its last fiscal year and was in compliance with the second standard, except that the current market value of publicly held shares was below $15 million.
In early March, 2024, the Company announced that the NYSE American accepted the Company’s plan of compliance for continued listing on the exchange. However, the Company can provide no assurances that it will be able to make progress with respect to its plan that NYSE American will determine to be satisfactory, that it will regain compliance with Section 1003(a)(i) and (ii) of the Company Guide on or before the expiration of the plan period, or that developments and events occurring subsequent to the Company’s formulation of the plan or its acceptance by the NYSE American will not adversely affect the Company’s ability to make sufficient progress and/or regain compliance with Section 1003(a)(i) and (ii) of the Company Guide on or before the expiration of the plan period or result in the Company’s failure to be in compliance with other NYSE American continued listing standards.
While the NYSE American accepted the Company’s plan of compliance for continued listing on the exchange, this noncompliance was a reminder to the Board of how illiquid and precarious the listing of our common stock was on the NYSE American, and reinvigorated an initiative to evaluate whether continuing to remain a public reporting company was in the best interests of the Company.
Lastly, our determination to move forward with the Transaction at this time also reflects the specific objective of completing the Transaction in a timely manner so as to avoid incurrence of costs associated with the preparation and filing of SEC filings after the Annual Report on Form 10-K for the Company’s fiscal year ending December 31, 2024 (which we expect will be our last SEC periodic report).
Reduced Costs and Expenses.   We incur both direct and indirect costs to comply with the filing and reporting requirements imposed on us as a result of being an SEC reporting company. Professional fees of lawyers and accountants, director fees, printing, mailing, and other costs incurred by us in complying with SEC reporting and compliance requirements are substantial. We also incur direct and indirect costs in complying with the Sarbanes-Oxley Act. Compliance with these requirements requires significant expenditures, as well as a significant investment of time and energy by our management and employees. If our SEC reporting obligations cease, we would not incur a substantial amount of these expenses.

Our estimated total costs in different expense categories should we remain an SEC reporting company are described in greater detail below:
We ultimately expect to realize recurring annual cost savings of approximately $2,500,000 (or approximately $0.73 per share) across the above expense categories. These estimated savings primarily reflect, among other things:
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a reduction in fees to our registered independent public accounting firm and other accounting professional services of approximately $350,000 for audits, the review of our SEC periodic reports and related expenses;

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the potential reduction in directors’ fees and premiums associated with our public company directors and officers liability insurance of approximately $1,000,000;

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a reduction in legal fees associated with securities law compliance of approximately $500,000; and

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the net reduction in costs and expenses associated with filing our annual, periodic and current reports and other documents, such as proxy statements and Section 16 filings with the SEC, the annual listing fees to the NYSE American, and printing, mailing and other costs of the annual report to stockholders, proxy statements and other miscellaneous costs of approximately $650,000.

Our projected annual cost savings are only estimates, and those cost savings could be higher or lower than the amounts set forth above. Following the Transaction, we currently intend to continue to have our financial statements audited by a public accounting firm to the extent required by the Company’s contractual agreements, but we do not intend to make such financial statements available to our stockholders, unless required by law or otherwise agreed to by the Company. The scope of these procedures would be reduced, given the lack of public company reporting requirements. In addition, there will be a more limited need for legal counsel if we no longer file reports with the SEC. Some estimates were more subjective, such as savings in transfer agent’s fees because of a reduction in the number of stockholder accounts to be handled, a reduction in printing and other related costs of distributions to stockholders, and a reduction in our investor relations website costs.
Management Time and Expense; Operational Flexibility.   The costs described above do not include any estimate for the overall time expended by our management and employees on the preparation of our SEC filings. We believe this time could more effectively be devoted to other purposes, such as operating our business and undertaking new initiatives that may result in greater long-term growth. Additionally, due to the public market’s focus on quarterly results, smaller public companies such as ours are required to focus on short-term goals, such as quarterly financial results, often at the expense of longer-term objectives. As a non-SEC reporting company, we believe management will be able to devote more time to sustaining long-term growth.
Limited Trading Volume and Liquidity for Small Stockholdings.   The Board also believes that holders of small amounts of shares of our common stock may be deterred from selling their shares because of the lack of an active trading market and disproportionately high brokerage costs. Based on our review of a list of accounts that own our common stock as of March 14, 2024, we estimate that there are approximately 4,161 accounts of fewer than 10,000 shares. The Transaction will offer each of these accounts the opportunity to obtain cash for their shares without the cost of dealing with a broker.
In addition, our common stock has been and continues to be thinly traded. The average daily trading volume of the stock from January 1, 2023 to December 31, 2023 was approximately 3,554 shares per day (or 0.1% of our total shares of common stock outstanding), and during that period there were 20 trading days on which our common stock did not trade a round lot during normal trading hours. The low volume of trading limits our common stock’s liquidity. This affects our ability to raise capital from the public markets. The Transaction will also provide our smallest stockholders with the ability to liquidate their holdings in us and receive a fair price in cash for their shares, without incurring brokerage commissions.
Background of the Transaction
The Company is an alternative asset management company with a portfolio of strategic operating businesses that provides products and services primarily to clients in the real estate and hospitality industries, including Ashford Hospitality Trust, Inc. (“Ashford Trust”) and Braemar Hotels & Resorts Inc. (“Braemar”). Ashford Trust is focused on investing in full-service hotels in the upscale and upper upscale segments in the United States that have revenue per available room (“RevPAR”) generally less than twice the U.S. national average, while Braemar invests primarily in luxury hotels and resorts with RevPAR of at least twice the U.S. national average. Each of Ashford Trust and Braemar is a real estate investment trust and the common stock of each of Ashford Trust and Braemar is traded on the New York Stock Exchange.
The Company historically generated Adjusted EBITDA from its advisory business, in which the Company serves as advisor for Ashford Trust and Braemar and is responsible for implementing the investment strategies and managing the day-to-day operations of Ashford Trust and Braemar and their respective hotels from an ownership perspective. In such capacity, the Company earns advisory fees from Ashford Trust and Braemar. Such advisory fees are directly tied to and affected by the amount of assets under management at Ashford Trust and Braemar.
In August 2018, the Company completed the acquisition of Premier Project Management LLC, the project management business formerly conducted by Remington Lodging & Hospitality, LLC (“Remington Lodging”), an affiliate of Monty J. Bennett and his father Archie Bennett, Jr., for a total transaction value of $203 million. The consideration in that transaction was paid in the form of the issuance of 8,120,000 shares of the Company’s Series B Convertible Preferred Stock. Premier provides comprehensive design, development, and project management services.
In November 2019, the Company completed the acquisition of Remington Lodging’s hotel management business (“Remington”) and certain other assets, payable by the issuance of $275 million of Series D Convertible Preferred Stock. In connection with the transaction, the $203 million in Series B Convertible Preferred Stock issued in connection with the Premier transaction was exchanged for Series D Convertible Preferred Stock (such that, immediately after the transaction, $478 million of Series D Convertible Preferred Stock, and no Series B Convertible Preferred Stock, was outstanding). Hotel management services consist of hotel operations, sales and marketing, revenue management, budget oversight, guest service, asset maintenance (not involving capital expenditures) and related services. For the year ended December 31, 2020, which was the first calendar year after the closing of both the Remington and Premier transactions, preferred dividend expense for the Series D Convertible Preferred Stock was $32.1 million.
Subsequent to those acquisitions, the Company has sought to grow through the implementation of two primary strategies: (i) increasing its assets under management; and (ii) pursuing third-party business to grow its other products and services businesses.
In 2020, the Company’s Adjusted EBITDA was significantly adversely affected by the COVID-19 pandemic. Adjusted EBITDA for the Company declined by 23% in 2020 despite the Company closing the acquisition of the hotel management business in late 2019. In the first quarter of fiscal year 2020, the Company recorded impairment charges of $178.2 million, including $170.6 million of goodwill impairment charges resulting from the significant decline in the Company’s market capitalization and reduced cash flow projections from the Remington hotel management business and the Premier project management business, as a result of the COVID-19 pandemic and its impact on Ashford Trust, Braemar, and the hospitality business generally. The Company calculates Adjusted EBITDA by subtracting or adding to net income (loss): interest expense, income taxes, depreciation, amortization, net income (loss) to noncontrolling interests, transaction costs, and other expenses.
In addition, from year-end 2019 through year-end 2023, the Company incurred $100 million in additional debt obligations and accrued $28.5 million in unpaid accrued preferred dividends on the Series D Convertible Preferred Stock. Due to the Company’s focus on the hospitality industry, the Company’s assets under management declined very significantly. Since the onset of the pandemic, Ashford Trust has experienced a decrease of 41 owned properties, which has reduced our assets under management and the earnings of Remington and Premier. Due to a combination of the onset of the pandemic as well as higher interest rates putting pressure on cash flows and liquidity, the Company has also experienced a decrease in capital spending at both Ashford Trust and Braemar. In 2019, total capital spending at Ashford Trust and Braemar was $295.5 million, and it was $214.5 million in 2023. This decrease in capital spending has significantly impacted the earnings of Premier.

As a result of the combination of the onset of the pandemic, the decrease in hotels owned by its advised platforms, lower fees being earned at certain operating businesses, higher interest rates pressuring cash flows at Ashford Trust and Braemar, additional debt at the Company and the accrued preferred dividends, the Company has seen a steady decline in its stock price. The Company has also failed to meet the continued listing standards required under the NYSE American rules on multiple occasions.
In August 2020, the Company received a letter from the NYSE American stating that because the market value of publicly held shares of the Company was less than $15 million, the Company was not in compliance with the continued listing standards set forth in Sections 1003(a)(i) and (ii) of the Company Guide. The letter provided that the Company was required to submit a plan of compliance by September 25, 2020, addressing how it intended to regain compliance.
On September 24, 2020, the Company submitted to the NYSE American a compliance plan which detailed how it intended to regain compliance with Section 1003(a) by increasing the current market value of the publicly held shares above $15.0 million while maintaining compliance with all other requirements.
On August 9, 2021, the Company received notice from the NYSE American that the Company had regained compliance.
From time to time, the Company has explored on an informal and ad hoc basis whether other market participants would be interested in discussing a potential transaction with the Company. In December 2021, the Company engaged an international investment banking firm as a financial advisor to explore strategic alternatives, including a potential sale or joint venture. While multiple parties were contacted, this process resulted in only very preliminary indications of interest at values that were not consistent with transaction multiples for comparable companies at that time. As a result, in October 2022, this process was concluded and the engagement with such investment banking firm was terminated.
On April 1, 2022, the Company entered into a Credit Agreement providing for a senior secured term loan facility (the “Credit Facility”) in the amount of $100 million, including a $50 million term loan in order to facilitate growth. The Company used a portion of the proceeds from the Credit Agreement to pay off the remaining $26.6 million balance on the Company’s then-existing loan agreements and pay dividends to the holders of the Series D Convertible Preferred Stock.
On July 25, 2023, the Board discussed the fact that the Company was continuing to focus on growth of assets under management and third-party business and was further continuing to examine potential portfolio company add-on M&A opportunities to attempt to augment growth.
On September 12, 2023, a telephonic Board meeting was held to discuss the capital raising efforts across the existing platforms (i.e., Ashford Trust and Braemar), including the non-traded preferred equity offerings at Ashford Trust and Braemar and the private equity raise and initial funding of the Texas Strategic Growth Fund, an investment fund and consolidated subsidiary of the Company targeting investments in commercial real estate in the State of Texas. It was noted at the meeting that the difficulty of raising capital in the current market led to the consideration of launching Stirling Hotels & Resorts (“Stirling”), a hotel specific NAV REIT. It was also mentioned that the Company may also consider a separate Texas-focused NAV REIT in the future following the successful launch of Stirling.
On November 9, 2023 the Credit Facility was fully drawn with no remaining capacity to provide funding for further growth of the Company.
On December 5, 2023, the Board held a meeting wherein it was noted that the Company’s GAAP stockholders’ equity had fallen below the required NYSE American minimum and that the Company expected to receive a non-compliance notice from the NYSE American and had a plan to regain compliance within the following year.
On December 20, 2023, the Company received a letter from the NYSE American stating that because the market value of publicly held shares of the Company was less than $15 million, the Company was not in compliance with the continued listing standards set forth in Sections 1003(a)(i) and (ii) of the Company Guide. The letter provided that the Company was required to submit a plan of compliance by January 19, 2024 addressing how it intended to regain compliance. The Company submitted a plan of compliance and received notice on February 27, 2024 that the NYSE American had accepted the Company’s plan of compliance and granted a plan period through June 20, 2025. As of April 10, 2024, the Company is not yet in compliance with the NYSE American continued listing standards.
As a public reporting and NYSE American-listed company, we expected to be able to leverage our public company equity to raise capital and pursue acquisitions to help grow our business and expand our operations. However, due to the consistently low-volume of our common stock, we have not been able to raise significant capital from the public markets. Accordingly, notwithstanding our long-standing active efforts to grow our scale and profitability through opportunistic acquisitions and/or strategic investments, we have been largely unable to do so or to otherwise create a more active and liquid market for our common stock.
Therefore, we have concluded that our status as a public reporting and NYSE American-listed company is not currently and has not been an advantage to the Company and/or its stockholders. Rather, our Board has concluded that the Company realizes few of the traditional benefits of such status, yet incurs all of the significant annual expenses and indirect costs associated with being a public reporting and NYSE American-listed company. For perspective, consider that management has estimated the average direct costs of being public are about $2,500,000 annually (or approximately $0.73 per share), which is approximately 31% of the Company’s operating income during the last fiscal year. Without these costs, in the view of the Board, the Company would be a stronger company and better able to enhance stockholder value over the long-term.
In January and February 2024, the Company’s management conferred with its outside legal counsel, Cadwalader, Wickersham & Taft LLP (“Cadwalader”), to discuss whether “going dark” in conjunction with a reverse stock split or otherwise might be in the best interests of the Company, including the following considerations:
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Factors such as (1) the significant cost-savings realized by not being a NYSE American-listed and public reporting company, both in terms of direct costs and management time and distraction, (2) the perceived lack of benefit to the Company and its stockholders of being public, (3) the history of low stock prices, low volume and volatile trading, and noncompliance with the NYSE American minimum closing bid price listing standard and (4) the opportunity to provide smaller stockholders liquidity via the cash-out of fractional shares in a reverse stock split and larger stockholders the opportunity to retain their ownership interest in the Company unencumbered by the high costs of being public.

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The prospects of achieving meaningful improvement in Company profitability through organic initiatives in a timeframe acceptable to public stockholders. The Company viewed existing organic initiatives as potentially offering growth that would be gradual and incremental. In contrast, the costs of being public were significant, immediate, recurring and certain.

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The history of the Company’s outreach to a wide range of industry participants over the years regarding potential strategic transactions. Notwithstanding these efforts, the Company had not been able to enter into any transaction that the Company or the Board felt was in the best interests of the Company. Based on its knowledge of industry participants, past outreach and the Company’s current financial performance, the Company believed continuing to search for strategic alternatives for the Company in its current state was not likely to enhance stockholder value at this time.

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Cadwalader and the Company’s Nevada legal counsel, Fennemore Craig, P.C. (“Fennemore”), discussed with the Company the Board’s fiduciary duties in considering “going dark” in conjunction with a reverse stock split or otherwise and other corporate governance issues. As part of a potential “going dark” transaction, the Company considered the merits of voluntarily seeking stockholder approval of a reverse stock split in which smaller stockholders, in lieu of receiving fractional shares, would receive a cash payment from the Company and larger stockholders would retain their holdings in the Company, which would no longer be encumbered by the expenses of a public reporting company. Combining “going dark” with a stockholder-approved reverse stock split would also have the following effects: (1) it would give all of the Company’s stockholders an opportunity to vote on the matter and (2) by further reducing the number of record holders, it would reduce the risk that the

Company might inadvertently become subject to the reporting requirements in the future if its number of record holders was to crest above 300.
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The Company considered alternative “going dark” transaction structures, including a potential Company-led tender offer for all of the Company’s shares, but determined that a stockholder-approved reverse stock split would likely be the most efficient and certain transaction structure to meet the Company’s objectives, particularly since a Company-led tender offer would likely be more expensive and, if unsuccessful, would not result in the Company “going dark.”

On February 15, 2024, the Board held a telephonic meeting at which it discussed the challenges the Company was experiencing with respect to its principal growth strategies and how those challenges were thwarting the Company’s efforts to successfully raise additional capital and achieve its desired growth. Chairman Bennett explained that management was considering several alternative transaction structures that would potentially assist the Company in its capital raising efforts and that may also lead to cost savings. One such structure mentioned was a “going dark” strategy that would help the Company in future capital raising efforts by making the Company eligible for delisting and deregistration under the U.S. securities laws. Chairman Bennett then provided a high-level overview of the steps of a potential “going dark” transaction, including a potential reverse stock split. After discussing the foregoing, in order to potentially assist the Company in its capital raising efforts and to realize cost savings, the Board determined to establish an independent and disinterested Special Committee with the mandate and authority to explore the possibility of such a “going dark” transaction, including a potential reverse stock split, and the potential terms of any such transaction, including the appropriate reverse stock split ratio and cash-out value for fractional shares, or the terms of an appropriate alternative for delisting and deregistering, and to make a recommendation to the Board at a subsequent meeting. In establishing the Special Committee, the Board expressly empowered the Special Committee to explore and evaluate the potential advantages and disadvantages and the potential terms, structure, timing, costs, process and other factors, and to determine whether the Company should pursue a “going private” transaction and/or any alternative transactions. The Board appointed the following two independent and disinterested members to serve on the Special Committee: Brian Wheeler (Chair) and Uno Immanivong. In connection with its mandate, the Special Committee was subject to no restrictions, and was authorized to explore additional potential transactions and transaction structures and to reject any particular transaction or structure proposed by the Company management. The Special Committee was authorized to hire financial and legal advisors as it saw fit.
On February 23, 2024, the Company engaged Robert W. Baird & Co. Incorporated (“Baird”) as its financial advisor in connection with the Company’s general financial strategy and planning, including potential strategic alternatives available to the Company. Baird also provided analysis and information to the Company regarding a potential reverse stock split transaction.
On February 27, 2024, the Board met to discuss the potential reverse stock split transaction. At the meeting, management and the Board discussed the different directions that have been pursued to increase share price of the Company and the rationale for landing on the potential reverse stock split transaction as the most viable path forward. A past engagement with an investment bank was discussed, as well as informal discussions management had with investment banks and potential investors related to investment in the Company, all of which were determined to be unachievable or unattractive for various reasons. The idea of a tender offer was also discussed, and it was determined that it would be not be a viable option and potentially detrimental to the common stockholders. Ultimately, it was decided it was worthwhile to continue pursuing the potential reverse stock split transaction.
In the first week of March 2024, the Special Committee selected Oppenheimer to serve as its financial advisor, and to provide the Special Committee (and the independent members of the Board) with an opinion regarding the cash-out value to be paid in a potential reverse stock split transaction. This decision was based on Oppenheimer’s professional reputation, its prior experience representing special committees and its familiarity with the Company and the industry in which it operates. Throughout March, representatives of Oppenheimer conducted due diligence and held discussions with the members of the Special Committee in connection with its financial analysis. During the same week, the Special Committee engaged Brownstein Hyatt Farber Schreck, LLP (“Brownstein”) as its legal counsel. This decision was based on Brownstein’s professional reputation and familiarity with the corporate laws of the State of Nevada, where the Company is incorporated.

Overall, from its inception in mid-February 2024 through March 30, 2024, the Special Committee met formally or informally over two dozen times, both independently and with either or both of representatives of Oppenheimer and Brownstein present. Interspersed among the below-described meetings, the Special Committee was in close contact with its advisors, engaging in teleconferences or virtual meetings with representatives from either Oppenheimer or Brownstein (or both) present, to address questions as they arose during the Special Committee’s deliberation during the interim periods between formal meetings.
On March 4, 2024, management representatives of the Company had a telephonic meeting with Baird to review Baird’s preliminary valuation analysis and discuss assumptions underlying such analysis.
On March 4, 2024, management representatives of the Company had a telephonic meeting with representatives from Cadwalader to discuss the potential Transaction.
On March 5, 2024, the Company’s management sent a memorandum to the Board regarding the creation of the Special Committee and its mandate of considering and evaluating various transaction structures and approaches that would enable the Company to meet the objectives of making the Company eligible for delisting and deregistration under the Exchange Act and/or causing the Company to go private (the “Transaction Proposal Memo”). The Transaction Proposal Memo discussed, among other things, a possible transaction whereby the Company would effectuate a reverse stock split of the Company’s common stock at a predetermined ratio, followed by the effectuation of a forward stock split, the mechanics of the transaction and the Company’s recommendation of a reverse split ratio of 1-for-5,000 shares. Furthermore, the Transaction Proposal Memo discussed the effect and potential waiver of several restrictions contained in the Certificate of Designation relating to the Company’s Series D Convertible Preferred Stock (the “Series D Certificate of Designation”) and that certain Investor Rights Agreement entered into as of November 6, 2019, by and among the Company, Mr. Monty J. Bennett, Mr. Archie Bennett, Jr. and other parties and filed with the SEC on November 9, 2019 as Exhibit 10.1 of the Company’s Current Report on Form 8-K, File No. 001-36400 (the “IRA”).
On March 7, 2024, the Special Committee and Brownstein had a virtual meeting during which Brownstein delivered a presentation to the Special Committee on the fiduciary duties of the directors of Nevada corporations, and addressed related questions.
On March 7, 2024, management representatives of the Company held a telephonic meeting with Baird regarding Baird’s valuation analysis.
On March 11, 2024, management representatives of the Company and representatives of each of Baird, Oppenheimer and the Special Committee had a virtual meeting to discuss financial terms of the Transaction as well as the terms laid out in the Transaction Proposal Memo. The parties discussed Baird’s analysis of the share split ratio and common stock share price. While the Transaction Proposal Memo suggested a share split ratio of 1-for-5,000, the parties discussed share split ratios up to 1-for-20,000. Additionally, Baird provided a summary of its analysis and recommended a split ratio of no less than 1-for-5,000 and cash consideration of $4.00 per share for the fractional shares.
On March 14, 2024, the Special Committee, representatives from Oppenheimer and Brownstein, members of the Company’s management team, representatives from Cadwalader, Fennemore and Baird had a virtual meeting to discuss and address questions regarding the Company’s preliminary proposal of a reverse stock split “going dark” transaction, which involved a 1-for-5,000 reverse stock split which would cash out any post-split stockholder holding only a fractional share at a pre-split valuation of $4.00 per share. At the meeting, the Company’s management also addressed preliminary diligence questions from representatives of Oppenheimer.
On March 18, 2024, the Special Committee, along with representatives from Oppenheimer and Brownstein, members of the Company’s management team, representatives from Cadwalader, Fennemore and Baird had a virtual meeting to discuss their respective views on the terms of a potential reverse stock split “going dark” transaction. Representatives from Oppenheimer asked questions regarding the Company’s current financial condition and future prospects related to its financial analysis.
On March 21, 2024, the Special Committee had a virtual meeting with representatives from Oppenheimer and Brownstein, at which there was further discussion regarding the additional information gathered from the above-described meetings with Company management.

On March 22, 2024, the Special Committee had a virtual meeting with representatives from Oppenheimer and Brownstein, members of the Company’s management team and representatives from Cadwalader, to discuss the sizing of the split ratio and other considerations relating to the potential transaction.
On March 25, 2024, the Special Committee met with management of the Company to discuss the differences between Baird’s analysis and the preliminary views of the Special Committee. As a result of that discussion, Company management informed the Special Committee that it was willing to engage in a “going dark” transaction with cash consideration of $5.00 per share in the Reverse Stock Split. Thereafter, the Special Committee and representatives from Oppenheimer had a virtual meeting with members of the Company’s management team to further discuss the potential terms of a reverse split transaction.
On March 26, 2024, the Special Committee had a virtual meeting with representatives from Oppenheimer and Brownstein, at which there was further discussion of the reverse stock split ratio and the mechanics of the reverse stock split and cashing-out of fractional shares. The Special Committee also explored the potential impacts upon remaining post-split stockholders, including reduced liquidity and reduced volume of financial data, as well as considerations for the Company, including potential limitations and attractiveness of future equity compensation programs due to reduced liquidity.
On March 26, 2024, March 27, 2024, March 28, 2024, and March 29, 2024, respectively, the Special Committee met telephonically to further discuss the mechanics and terms of the Transaction.
On March 30, 2024, the Special Committee had a virtual meeting to formally review and recommend, as appropriate, the specific terms of a proposed transaction for consideration by the independent members of the Board. Representatives from each of Brownstein and Oppenheimer were in attendance. Brownstein reiterated the fiduciary duties of the Special Committee under Nevada law. Representatives of Oppenheimer reviewed with the Special Committee Oppenheimer’s financial analyses of the Cash Payment to be received by the Cashed Out Stockholders. Representatives of Oppenheimer then delivered to the Special Committee the oral opinion of Oppenheimer, which was subsequently confirmed in writing via a written opinion, dated March 30, 2024 (delivered to the Special Committee (in its capacity as such), and the independent members of the Board (in their capacity as such), to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of review undertaken by Oppenheimer as set forth in its written opinion, the Cash Payment to be received by the Cashed Out Stockholders in the Reverse Stock Split was fair, from a financial point of view, to such stockholders, as more fully described below in the section titled “— Opinion of the Financial Advisor.” The Special Committee discussed the significant cost savings of the Company “going dark”. The $5.00 cash-out price was considered in reference to the various valuation analyses provided by Oppenheimer, which the Special Committee believed supported the fairness of that price. In determining the $5.00 per share valuation, the Special Committee also considered the Company’s historical financial performance, its historical stock trading volume and prices, and the Company’s internal financial forecasts and projections and other pertinent information. The Special Committee also considered the size of the 1-for-10,000 reverse stock split ratio, its likely effect of keeping the Company’s record holders below 300, its aggregate cost, and the anticipated effect of financing such cost on the Company’s ongoing operations. In determining its recommendation as to the reverse stock split ratio, the Special Committee took into account the potential number of record holders that could result if a “broker kick-out” were to occur following the Company’s delisting and deregistration and the risk of becoming re-subject to the reporting requirements if the Company’s record ownership were once again to exceed 300. (A broker “kick-out” occurs when a “street name” broker or nominee holder determines it no longer wants to serve in that position and distributes the shares to the beneficial owners, thus increasing the number of record holders. Following a company’s delisting and deregistration, some brokers may not want to continue to hold the shares of such company on behalf of their clients if the broker perceives it cannot make future trading commissions from the account. The risk of undertaking the proposed transaction and incurring its significant, one-time costs only to become subject again to the public reporting requirements and its annual costs was an important factor to be mitigated by an appropriate reverse stock split ratio. Further, the larger the reverse stock split ratio, the greater the number of smaller stockholders who could obtain liquidity for their shares in this manner without having to pay a brokerage commission.) The Special Committee considered the overall fairness of the Transaction, including the following: (i) all stockholders having an opportunity to vote on the Reverse Stock Split, (ii) the Transaction also being subject to the approval of a “majority of the minority” vote of the stockholders due to the requirements of obtaining the IRA Waiver, (iii) the opportunity for stockholders owning fewer than 10,000 shares to have liquidity at $5.00 per share without having to pay a brokerage commission; and (iv) the opportunity for larger stockholders to remain a part of the Company unencumbered by the costs of being a public corporation. Thereafter, the independent members of the Board joined the meeting, and representatives of each of Brownstein and Oppenheimer summarized their presentations for the benefit of the independent members of the Board. At the conclusion of the meeting and after further discussion, the Special Committee recommended the Transaction to the independent members of the Board.
On April 1, 2024, the Board held a telephonic meeting with representatives from Oppenheimer, Cadwalader and management. The purpose of the meeting was for the Special Committee to present its recommendation. Monty J. Bennett recused himself from the Board’s consideration of the Transaction. The independent members of the Board reviewed in detail the recommendation made by the Special Committee. The independent members of the Board noted the advantages and other considerations of the proposal to the Company and its stockholders and other relevant factors, including: the significant ongoing public company costs and management time; the historic scale and profitability challenges of the Company and its prospects; the Company’s inability to attract interest in any strategic transaction involving the Company; the limited trading volume and liquidity of our shares of common stock, and that a deregistration transaction would provide our smallest stockholders the opportunity to obtain cash for their shares in a relatively limited trading market and at a significant premium over market prices prevailing at the time of our public announcement of the Transaction without incurring brokerage commissions; the opinion by Oppenheimer; no change of control would occur as a result of the deregistration transaction; and as a result of the deregistration and delisting, the ability of our management and employees to focus their time, effort and resources on long-term growth and increasing long-term stockholder value.
Based on all the factors which had been considered by the independent members of the Board of Directors at this and at its other meetings and based on the information considered by and the recommendation of the Special Committee, although not relying upon any one factor but considering all factors as a whole, the independent members of the Board, including all of non-employee directors of the Company and excluding our Chief Executive Officer and Chairman of the Board Monty J. Bennett, who recused himself from the Board vote, expressly adopted the recommendations of the Special Committee and all factors that the Special Committee took into account in making its recommendations to the independent members of the Board of Directors. The independent members of the Board of Directors determined the Transaction would be in the best interests of the Company and substantively and procedurally fair to the unaffiliated stockholders of the Company, including the unaffiliated Cashed Out Stockholders and the unaffiliated Continuing Stockholders, including the cash-out price of $5.00 per share and recommended the Transaction to the stockholders of the Company. The independent members of the Board also retained the right to withdraw its approval of the Transaction, either before or after the vote of stockholders, if the independent members of the Board of Directors determined that the deregistration transaction was no longer in the best interests of the Company.
Alternatives to the Transaction
Strategic Transactions.   As described in “— Background of the Transaction,” the Company has had a history of outreach to a wide range of industry participants over the years regarding potential strategic transactions. Notwithstanding these efforts, the Company had not been able to enter into any transaction that the Company or the Board felt was in the best interests of the Company. Based on its knowledge of industry participants, past outreach and the Company’s current financial performance, the Board believed continuing to search for strategic alternatives for the Company in its current state was not likely to enhance stockholder value at this time.
Issuer Tender Offer.   In this alternative, we would offer to purchase a set number of shares within a specific timetable. The results of an issuer tender offer would be unpredictable, however, due to its voluntary nature, and we would have no assurance that enough stockholders would tender all of their shares of our common stock to reduce the number of record owners of our common stock to fewer than 300. In addition, the rules governing tender offers require equal treatment of all stockholders, including pro rata acceptance of offers from stockholders. The Special Committee and the Board considered that since they could not guarantee or predict with certainty how many shares would be tendered, the possibility existed that such a transaction would not reduce the number of holders of record to below 300, and the estimated costs of this type of transaction potentially could be higher than the costs of the Transaction. As a result of these disadvantages, the Special Committee and the Board determined not to pursue this alternative.
Maintaining the Status Quo.   The Special Committee and the Board also considered maintaining the status quo. In that case, the Company would continue to incur the significant expenses of being an SEC reporting company without enjoying what it believes to be the benefits traditionally associated with SEC reporting company status, including, but not limited to, raising capital in the public markets, stock liquidity, business credibility and the ability to use its common stock as currency for acquisitions. However, the Special Committee and the Board believed that becoming a private company would be in the best interests of the Company and rejected this alternative.
After carefully reviewing all of these alternatives, for the reasons discussed above, the Special Committee recommended, and the Board unanimously approved, the Transaction as the most expeditious and economical way of changing our status from that of a reporting company to that of a non-reporting company.
Baird Analysis to the Board
The Company at its own expense engaged Baird as its financial advisor regarding a strategy to deregister and delist the Company from the NYSE American. The Company, having limited internal resources to devote to the valuation analyses to be used in connection with the determination to move forward with the Transaction, sought assistance from Baird. Baird is a leading middle-market investment banking firm with extensive experience providing financial advisory assistance to middle-market firms. Moreover, the senior real estate banking team at Baird has broad experience with hospitality companies, either acting as an underwriter, placement agent and/or financial advisor on over 100 hospitality transactions, representing in excess of $20 billion in transaction volume for lodging and leisure companies. The Company interviewed three potential representatives for the transaction. Given Baird’s familiarity with the Company, and considering the fee arrangements proposed by all those considered, Baird was selected as the financial representative for the Company. While the Company has engaged Baird in the past, there have been no material engagements within the past two years other than the engagement related to the Transaction.
As part of its engagement, Baird presented to the Company its views on a strategy to deregister and delist the Company. This presentation analyzed specific terms of the Transaction, as well as providing qualitative views on the merits and considerations of the proposed Transaction. This presentation analyzed the proposed terms of the Transaction as it relates to then current trading price of the Company and comparable “go-dark” transactions. In addition, Baird compared the proposed terms of the Transaction as it relates to (i) the current trading multiples of the Company, (ii) transaction multiples in precedent transactions, (iii) trading multiples of comparable companies, and (iv) a discounted cash flow analysis. The presentation is available for inspection and copying at the principal executive offices of the Company during regular business hours by any interested stockholder of the Company, or a representative who has been so designated in writing. The Special Committee and the Board did not consider the work performed by Baird in reaching their fairness determination.
Fairness of the Transaction
The Special Committee and the independent members of the Board (excluding, for the avoidance of doubt, our Chief Executive Officer and Chairman of the Board Monty J. Bennett, who recused himself from the Board vote) fully considered and reviewed the terms, purpose, alternatives and effects of the proposed Transaction, and each individually, and as a group unanimously determined that the Transaction is substantively and procedurally fair to the unaffiliated stockholders, including the unaffiliated Cashed Out Stockholders and the unaffiliated Continuing Stockholders.
The independent members of the Board (excluding Monty J. Bennett) unanimously recommend that stockholders vote “FOR” approval of the Reverse Stock Split, “FOR” the IRA Waiver, and “FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Reverse Stock Split and IRA Waiver.
In order for the Reverse Stock Split to be approved pursuant to NRS 78.2055 (as amended effective May 30, 2023, pursuant to Assembly Bill No. 126) and our Bylaws, the Reverse Stock Split must be approved by a majority of the votes cast at the Special Meeting, with abstentions and broker non-votes not counting as votes cast. In order for the adjournment proposal, if necessary or appropriate, to be approved pursuant to our bylaws, must be approved by a majority of the votes cast at the Special Meeting, with abstentions and broker non-votes not counting as votes cast. In addition, pursuant to requirements of the IRA, the IRA Waiver must be approved by the affirmative vote of a majority of the issued and outstanding shares of the Company’s capital stock entitled to vote (taking into account the Series D Convertible Preferred Stock on an as-converted basis) that are not beneficially owned by Monty J. Bennett or Archie Bennett, Jr., who is Monty J. Bennett’s father, and affiliated trusts of Archie Bennett, Jr.
Substantive Fairness.   The Special Committee and the independent members of the Board collectively considered, among other things, the factors listed below, as well as the alternatives to the Transaction as noted above in “Special Factors — Alternatives to the Transaction,” in reaching their conclusions as to the substantive fairness of the Transaction to the unaffiliated stockholders of the Company, including the unaffiliated Cashed Out Stockholders and the unaffiliated Continuing Stockholders. The Special Committee and the independent members of the Board did not assign specific weight to any factors they considered, nor did they apply them in a formulaic fashion, although they particularly noted the significant anticipated cost and time savings for the Company resulting from the Transaction, which will benefit Continuing Stockholders, and the opportunity in the Transaction for stockholders to liquidate their holdings at a significant premium, which will benefit the Cashed Out Stockholders. The Special Committee considered the written opinion of Oppenheimer as one factor in evaluating the fairness of the Transaction as a whole. Oppenheimer’s opinion did not address any terms or other aspects or implications of the Transaction other than the Cash Payment to be received by the Cashed Out Stockholders to the extent expressly specified in the opinion of Oppenheimer, as more fully described below under the section captioned “The Transaction — Opinion of the Financial Advisor.” The determination of the fairness of the Transaction as a whole is beyond the scope of Oppenheimer’s engagement. The discussion below is not meant to be exhaustive, but we believe it addresses all material factors considered by the Special Committee and the independent members of the Board in their determinations.
Future Cost and Time Savings.   By eliminating costs associated with our public reporting and other related obligations, the Company ultimately expects to realize recurring annual cost savings of approximately $2.5 million which would include reduced costs of an annual financial statement audit by a public accounting firm, given the reduced scope as a result of no longer being subject to SEC reporting requirements. In addition, the Special Committee and the independent members of the Board noted that the Company would eliminate the substantial time and effort currently spent by the Company’s management and employees to prepare and review the reports it files with the SEC under the Exchange Act and the Sarbanes-Oxley Act, and after the Transaction, management and our other employees will be able to reallocate this time and effort to other areas of our businesses and operations.
Opportunity to Liquidate Shares of Common Stock.   The Special Committee and independent members of the Board considered the opportunity the Transaction presents for stockholders owning fewer than 10,000 shares to liquidate their holdings at a significant premium over the closing price per share of our common stock at the time of the announcement of the Transaction, without incurring brokerage costs.
Limited Liquidity for the Company’s Common Stock.   The Special Committee and the independent members of the Board noted that the trading volume in our common stock has been, and continues to be, relatively limited. The average daily trading volume of the stock from April 1, 2023 to April 1, 2024 (the trading day prior to the announcement of the approval of the Transaction by the Company) was approximately 4,847 shares per day, and during that period there were 18 trading days on which our common stock did not trade at all. Accordingly, the Transaction provides a substantial number of our record holders and beneficial holders with the opportunity to obtain cash for their shares in a relatively limited trading market and at a premium over the closing price of our common stock at the time of our announcement of the Transaction.
Historical Prices.   The Special Committee and the independent members of the Board considered both the historical market prices and recent trading activity and current market prices of our common stock. On April 1, 2024, our common stock closed at a price of  $2.22 per share. The chart below shows the high and low trading prices for our common stock for certain periods during the 52-week period prior to the announcement of the approval of the Transaction by the Company:
Time Period Prior to Announcement	High Trading Price During Period	Low Trading Price During Period	Overall Trading Price Decline During Period
One Year	$12.70 (April 13, 2023)	$1.91 (March 18, 2024)	(82.5)%
6 Months	$6.42 (October 18, 2023)	$1.91 (March 18, 2024)	(70.2)%
Year-to-Date 2024	$3.88 (January 2, 2024)	$1.91 (March 18, 2024)	(50.0)%
1 Month	$3.17 (March 1, 2024)	$1.91 (March 18, 2024)	(52.4)%
The Special Committee and the independent members of the Board noted that the $5.00 per share to be paid in the Transaction represents an approximately 121% premium over $2.26 per share, which was the closing price of our common stock on March 28, 2024 (the trading day prior to the Special Committee’s recommendation) and an approximately 125% premium over $2.22 per share, which was the closing price of our common stock on April 1, 2024 (the trading day prior to the announcement of the approval of the Transaction by the Board).
Opinion of the Financial Advisor.   The Special Committee and the independent members of the Board considered the oral opinion of Oppenheimer, subsequently confirmed in writing, to the Special Committee (in its capacity as such) and the independent members of the Board (in their capacity as such), to the effect that, as of March 30, 2024, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Oppenheimer in preparing its opinion set forth in its written opinion, the Cash Payment to be received by the Cashed Out Stockholders in the Transaction was fair, from a financial point of view, to such stockholders, as more fully described below under the section captioned “Special Factors — Opinion of the Financial Advisor”, and the Special Committee and the independent members of the Board have adopted such analyses. Furthermore, the Special Committee and the independent members of the Board noted that the $5.00 per share to be paid falls well within the valuation ranges provided by the discounted cash flow valuation and sum-of-the-parts selected public companies valuation analyses provided by Oppenheimer, each analysis summarized below under the section captioned “Special Factors — Opinion of the Financial Advisor”.
Net Book Value and Liquidation Value.   While the Special Committee and the independent members of the Board considered the net book value of our shares of common stock, none of the Special Committee or the independent members of the Board viewed it as being relevant for the fair value to be paid to Cashed Out Stockholders. Net book value is based on the historical cost of our net assets under GAAP. The value of items, such as our positive business reputation, goodwill and Series D Convertible Preferred Stock as accounted for under GAAP are not included in a determination of net book value. In addition, the Special Committee and the independent members of the Board determined that a liquidation analysis would have no relevance in light of the fact that we will remain as a continuing business and the Transaction will not result in a change of control of the Company.
No Firm Offers.   The Special Committee and the independent members of the Board are not aware of any firm offers during the past two years by any unaffiliated person for the merger or consolidation of the Company, the sale or other transfer of all or any substantial part of the assets of the Company, or a purchase of our shares of common stock or other securities that would enable the holder to exercise control of the Company.
The Special Committee and the independent members of the Board also considered the disadvantages of the Transaction, including that:
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No Participation in Future Growth by Cashed Out Stockholders.   Cashed Out Stockholders will no longer have any ownership interest in the Company and will no longer participate in our future earnings and growth.

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Reduction in Information about the Company.   After completion of the Transaction, we will cease to file annual, quarterly, current, and other reports and documents with the SEC, and stockholders will cease to receive annual reports and proxy statements. Following the Transaction, we currently intend to continue to have our financial statements audited by a public accounting firm to the extent required by the Company’s contractual agreements, but we do not intend to make such financial statements available to our stockholders, unless required by law or otherwise agreed to by the Company. Continuing Stockholders will have significantly less information about the Company and our business, operations, and financial performance than they have currently, and the information that is available may not be as up-to-date as information available through SEC reporting. We will continue to hold stockholder meetings in accordance with our articles of incorporation, bylaws and Nevada law, including annual meetings of stockholders to elect the Board, or take actions by written consent of our stockholders in lieu of such meetings.
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Limited Liquidity.   After the Transaction, we will no longer be listed on the NYSE American. In addition, because of the possible limited liquidity for our common stock, the termination of our obligation to publicly disclose financial and other information following the Transaction, and the deregistration of our common stock under the Exchange Act, Continuing Stockholders may potentially experience a significant decrease in the value of their common stock.

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Limited Regulatory Oversight.   After completion of the Transaction, we will no longer be subject to the provisions of the Sarbanes-Oxley Act, the liability provisions of the Exchange Act or the oversight of the NYSE American.

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Reporting Obligations of Certain Insiders.   Our executive officers, directors and 10% stockholders will no longer be required to file reports relating to their transactions in our common stock with the SEC. In addition, our executive officers, directors and 10% stockholders will no longer be subject to the recovery of profits provision of the Exchange Act, and persons acquiring 5% of our common stock will no longer be required to report their beneficial ownership under the Exchange Act.

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Loss of Access to Public Markets.   We will have no ability to access the public capital markets or to use public securities in attracting and retaining executives and other employees, and we will have a significantly decreased ability to use stock to acquire other companies.

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Reduced Cash Balance.   We estimate that the cost of payment to Cashed Out Stockholders, professional fees and other expenses will total approximately $11.1 million. The consideration to be paid to the Cashed Out Stockholders and the costs of the Transaction will be paid from funds on hand. As a result, immediately after the Transaction, we will have less cash on hand than we would have had if the Transaction did not occur.

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Filing Requirements Potentially Reinstituted.   The filing of the Form 15 will result in the suspension and not the termination of our filing obligations under the Exchange Act. This suspension will remain in effect so long as we have fewer than 300 stockholders of record. Thus, subsequent to the time the Form 15 becomes effective, if on the first day of any fiscal year we have more than 300 stockholders of record, then we must resume reporting pursuant to Section 15(d) of the Exchange Act.

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Board Composition.   After the completion of the Transaction, we may reduce the number of persons serving on our board of directors, subject to the requirements of our articles of incorporation (including the Series D Convertible Preferred Stock Certificate of Designation), bylaws and the IRA. In addition, while our bylaws currently require that at least a majority of members of the Board be independent directors, after giving effect to the Transaction, that provision could be eliminated by amendment to our bylaws, by either a vote of the Board or a majority of our stockholders.

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No Appraisal or Dissenters’ Rights.   Under Nevada law, our articles of incorporation and our bylaws, no appraisal or dissenters’ rights are available to any of our stockholders in connection with the Transaction.

See “Special Factors — Effects of the Transaction.”
Procedural Fairness.   The Board established the Special Committee to consider and evaluate, among other things, whether such a deregistration/delisting transaction, or so-called “going dark” transaction, would be in the best interests of the Company, and, if so, to evaluate the specific terms of such a transaction for recommendation to the independent members of the Board. In connection with its mandate, the Special Committee was subject to no restrictions, and was authorized to explore additional potential transactions and transaction structures and to reject any particular transaction or structure proposed by the Company management. The Special Committee was authorized to hire financial and legal advisors as it saw fit. The Board believes that the Special Committee, whose members are each independent within the meaning of the applicable corporate governance listing standards of the NYSE American and Section 10A-3(b) of the Exchange Act, was sufficient to protect the interests of our stockholders, including the unaffiliated stockholders. In addition, the Special Committee and the Board took note of the fact that the interests of our stockholders inherently vary depending upon whether any particular stockholder would hold 10,000 shares or more or would hold fewer than 10,000 shares at the effective time. Although there was no third party that acted independently on behalf of the unaffiliated stockholders, the Special Committee set out to consider the interests of the unaffiliated stockholders by making a recommendation regarding the Transaction that they deemed fair to the unaffiliated stockholders and by receiving from Oppenheimer an opinion addressed to the Special Committee and the independent members of the Board regarding the fairness from a financial point of view, to the Cashed Out Stockholders, of the Cash Payment to be received by such stockholders in the Reverse Stock Split.
The Special Committee and the independent members of the Board further noted that a stockholder vote was required to the approve that Reverse Stock Split, and that a stockholder vote was required to approve the IRA Waiver under the IRA and that voting stock beneficially owned by Monty J. Bennett and his father, Archie Bennett, Jr., was not permitted to be voted in such vote. The Special Committee and the independent members of the Board further noted that stockholders can increase, divide, or otherwise adjust their existing holdings at any time prior to the effective date of the Transaction, so as to retain some or all of their shares of common stock, or to receive cash for some or all of their shares, as they see fit.
The Company intends to treat stockholders holding common stock in “street name” in the same manner as stockholders whose shares are registered in their own names, and will ask banks, brokers and nominees holding these shares to provide us with information on how many fractional shares will be cashed out, and request that they effect the Reverse Stock Split for their beneficial holders.
The Special Committee has not granted unaffiliated stockholders access to our corporate files nor has it extended the right to retain counsel or appraisal services at our expense and no one has retained any unaffiliated representative to act solely on behalf of unaffiliated stockholders for any purpose. With respect to unaffiliated stockholders’ access to our corporate files, the Special Committee believes that this proxy statement, together with our other filings with the SEC, provide a great deal of information for unaffiliated stockholders to make an informed decision as to the Transaction and that no special provision for the review of our files is necessary.
Recommendation of the Special Committee.   Based on the foregoing analyses, including a consideration of the disadvantages of the Transaction, the Special Committee believes that the Transaction is substantively and procedurally fair to the unaffiliated stockholders, including the unaffiliated Cashed Out Stockholders and the unaffiliated Continuing Stockholders, and recommended that the independent members of the Board approve the Transaction.
Recommendation of the Board of Directors.   At a meeting held on April 1, 2024, the independent members of the Board (excluding, for the avoidance of doubt, our Chief Executive Officer and Chairman of the Board Monty J. Bennett, who recused himself from the Board vote) unanimously determined that the Transaction is in the best interests of the Company and is substantively and procedurally fair to the unaffiliated stockholders of the Company, including the unaffiliated Cashed Out Stockholders and the unaffiliated Continuing Stockholders. The Special Committee and the independent members of the Board recommend that you vote “FOR” approval of the Reverse Stock Split and “FOR” the IRA Waiver Proposal. In reaching its determination and recommendation, the independent members of the Board considered and expressly adopted the recommendations of the Special Committee and the factors that the Special Committee took into account in making its recommendations to the independent members of the Board.
Opinion of the Financial Advisor.   The Special Committee, at the expense of the Company, engaged Oppenheimer as the Special Committee’s financial advisor and to render a written opinion, to the Special Committee and the independent members of the Board as to the fairness, from a financial point of view, to the Cashed Out Stockholders of the Cash Payment to be received by such stockholders in the Reverse Stock Split. The Company selected Oppenheimer because Oppenheimer is an internationally recognized investment banking firm with substantial experience representing special committees.

As part of Oppenheimer’s engagement, representatives of Oppenheimer attended the meeting of the Special Committee held on March 30, 2024, at which the Special Committee evaluated the proposed Transaction. At this meeting, Oppenheimer reviewed with the Special Committee Oppenheimer’s financial analyses of the Cash Payment to be received by the Cashed Out Stockholders and rendered its opinion, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Oppenheimer as set forth in its opinion, as to the fairness, from a financial point of view, to the Cashed Out Stockholders of the Cash Payment to be received by such stockholders in the Reverse Stock Split.
The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex A to this document and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Oppenheimer in preparing its opinion. Oppenheimer’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the Special Committee (in its capacity as such) and the independent members of the Board (in their capacity as such) in connection with their respective consideration of the financial terms of the Transaction. The opinion addressed the fairness, from a financial point of view, to the Cashed Out Stockholders of the Cash Payment to be received by such stockholders in the Reverse Stock Split. It did not address the underlying business decision of the Special Committee or the independent members of the Board to engage in the Transaction. It does not constitute a recommendation to the Special Committee or the independent members of the Board in connection with the Transaction or a recommendation to any holder of the Company common stock as to how to vote or act in connection with the Transaction or any other matter.
For purposes of its opinion and its financial analyses underlying its opinion, Oppenheimer relied upon and assumed, at the direction of the Company’s management with the consent of the Special Committee, without independent verification, that the Company had approximately 3.431 million shares of common stock issued and outstanding.
In connection with the opinion, Oppenheimer:
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reviewed audited financial statements of the Company for the fiscal years ended December 31, 2023, 2022 and 2021 and certain unaudited balance sheet account information of the Company as of February 29, 2024;

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reviewed financial forecasts and estimates relating to the Company prepared by management of the Company (“Management”) and approved for Oppenheimer’s use by the Special Committee (the “Projections”);

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held discussions with the senior management and advisors of the Company with respect to the business and prospects of the Company;

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reviewed and analyzed certain publicly available financial data for companies that Oppenheimer deemed relevant in evaluating the Company;

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reviewed other public information concerning the Company;

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reviewed the Transaction Proposal Memo;

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reviewed a certificate addressed to Oppenheimer from senior management of the Company which contained, among other things, representations regarding the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, Oppenheimer by or on behalf of the Company; and

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performed certain other analyses, reviewed such other information and considered such other factors as Oppenheimer deemed appropriate.

In rendering the opinion, Oppenheimer relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to or discussed with Oppenheimer by the Company and its employees, representatives and affiliates or otherwise reviewed by Oppenheimer. With respect to the Projections, Oppenheimer assumed, at the direction of Management and with the Special Committee’s consent, without independent verification or investigation, that the Projections were reasonably prepared on bases reflecting the best available information, estimates and judgments of Management, as to the Company’s future financial condition and operating results. Oppenheimer also assumed, with the Special Committee’s consent, that the Transaction would be consummated in accordance with the Transaction Proposal Memo (or as otherwise described in the opinion) without waiver, modification or amendment of any material term, condition or agreement and in compliance with all applicable laws and other requirements and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Transaction, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on the Company or the Transaction. Oppenheimer also assumed that there were no material changes in the assets, liabilities, financial conditions, results of operations, business or prospects of the Company since the date of the last financial statements of the Company that were made available to Oppenheimer, and that there was no information or any facts that would make any of the information reviewed by Oppenheimer incomplete or misleading. Oppenheimer neither made nor obtained any independent evaluations or appraisals of the assets or liabilities, contingent or otherwise, of the Company.
Oppenheimer did not express any opinion as to the Company’s underlying valuation, future performance or long-term viability of the Company or the price at which the Company shares of common stock would trade at any time. Oppenheimer did not express any view as to, and its opinion did not address, any terms or other aspects or implications of the Transaction (other than the Cash Payment to be received by the Cashed Out Stockholders to the extent expressly specified therein) or any aspect or implication of any other agreement, arrangement or understanding entered into in connection with the Transaction or otherwise, including, without limitation, the reverse stock split ratio and the fairness of the amount or nature of the compensation resulting from the Transaction to any individual officers, directors or employees of the Company, or class of such persons, relative to the Cash Payment to be received by the Cashed Out Stockholders or otherwise. In addition, Oppenheimer expressed no view as to, and its opinion did not address, the Company’s underlying business decision to proceed with or effect the Transaction nor did its opinion address the relative merits of the Transaction as compared to any alternative business strategies that might have existed for the Company or the effect of any other transaction in which the Company might have engaged. Oppenheimer was not requested to, and did not, initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Transaction, the securities, assets, business or operations of the Company or any other party, or any alternatives to the Transaction. Oppenheimer expressed no view or opinion as to any such matters, including the terms that could have been obtained if any of the foregoing had been undertaken. Oppenheimer’s opinion was necessarily based on the information available to Oppenheimer and general economic, financial and stock market conditions and circumstances as they existed and could be evaluated by Oppenheimer on the date of its opinion. It should be understood that although subsequent developments may affect Oppenheimer’s opinion, Oppenheimer does not have any obligation to update, revise or reaffirm its opinion.
Oppenheimer is not a legal, tax, regulatory or accounting advisor and Oppenheimer relied on the assessments made by the Company and its other advisors with respect to such issues. Oppenheimer’s opinion did not address any legal, tax, regulatory or accounting matters. In addition, Oppenheimer’s opinion did not constitute a solvency opinion or a fair value opinion, and Oppenheimer did not evaluate the solvency or fair value of the Company under any federal or state laws relating to bankruptcy, insolvency or similar matters or otherwise.
In performing its analyses, Oppenheimer made numerous assumptions with respect to the industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of Oppenheimer and the Company. Any estimates contained in the analyses performed by Oppenheimer are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such business or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty.
The following is a summary of the material financial analyses presented by Oppenheimer to the Special Committee in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by Oppenheimer to the Special Committee, but summarizes the material analyses performed and presented in connection with its opinion. The preparation of an opinion regarding fairness, from a financial point of view, is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, an opinion regarding fairness, from a financial point of view, is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Oppenheimer did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Accordingly, Oppenheimer believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses.
Financial Analyses
Sum-of-the-Parts Selected Public Companies Analyses
Oppenheimer performed selected public companies analyses of the Company as described below. To perform these analyses, Oppenheimer used financial information and market price information as of market close on March 28, 2024. Certain financial data prepared by Oppenheimer, and as referenced below, may not correspond to the data presented in the historical financial statements of the Company as a result of the different periods, assumptions and method used by Oppenheimer to compute the financial data presented. No company used as a comparison in the following selected public companies analyses is identical or directly comparable to the Company. Accordingly, an analysis of these results is not purely mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.
Oppenheimer reviewed enterprise values of the selected public companies, based on closing stock prices on March 28, 2024, as multiples of (i) calendar year 2023 earnings before interest, taxes, depreciation and amortization (“EBITDA”), and (ii) projected calendar year 2024 estimated (which are referred to as 2024E) EBITDA. Using publicly available research analysts’ estimates, public filings and other publicly available information, Oppenheimer compared the financial performance, financial condition, market performance and valuation multiples of the Company to the following seven selected lodging C corporations, two real estate-related asset managers and five real estate service companies:
	Market Statistics		Valuation
($ in millions, except per share figures) Company Name	Price 3/28/24	Market Cap(1)	Enterprise Value	EV / EBITDA
				2023A	2024E
Selected Lodging C-Corps
Marriott International	$252.31	$73,826	$86,248	18.5x	17.4x
Hilton Worldwide	213.31	54,522	63,739	20.6	18.9
InterContinental Hotels	105.66	17,656	19,926	18.3	16.8
Hyatt Hotels	159.62	17,111	19,588	19.0	16.2
Wyndham Hotels & Resorts	76.75	6,355	8,490	12.9	12.4
Choice Hotels	126.35	6,343	7,994	14.8	13.8
Playa Hotels & Resorts	9.70	1,374	2,163	8.0	8.5
Selected Real Estate-Related Asset Managers
Bridge Investment Group	$6.85	$830	$1,727	10.6x	8.0x
The RMR Group, Inc.	24.00	761	779	7.7	8.4
Selected Real Estate Service Companies
United Parks & Resorts	$56.21	$3,682	$5,656	7.9x	7.8x

	Market Statistics		Valuation
($ in millions, except per share figures) Company Name	Price 3/28/24	Market Cap(1)	Enterprise Value	EV / EBITDA
				2023A	2024E
ABM Industries	44.62	2,909	4,306	9.3	8.8
Cedar Fair	41.90	2,196	4,510	8.5	8.1
Viad Corp	39.49	1,126	1,739	11.8	9.7
Healthcare Services Group	12.48	935	824	8.0	7.5

Source: Capital IQ Pro, FactSet, Company Filings, and Equity Research. In order of largest to smallest total market capitalization.
Note: No selected publicly traded company is identical or directly comparable to the Company.

(1)
Calculated using fully diluted share count via treasury stock method.

Oppenheimer reviewed enterprise values of the selected public companies, calculated as equity values based on closing stock prices on March 28, 2024 plus debt and preferred stock, less cash and cash equivalents, including marketable securities and short-term investments. This analysis resulted in median enterprise value to 2023 EBITDA and to 2024E EBITDA multiples of (i) 18.3x and 16.2x, respectively, for the Selected Lodging C-Corporations, (ii) 9.1x and 8.2x, respectively, for the Selected Real Estate-Related Asset Managers, and (iii) 8.5x and 8.1x, respectively, for the Selected Real Estate Service Companies. Based on this analysis, (1) Oppenheimer chose selected multiple ranges of 8.5x to 9.5x for the Company’s asset management business, 9.0x to 10.0x for the Company’s property management business, and 8.0x to 9.0x for the Company’s hotel services, Pure and Warwick businesses, and applied those multiple ranges to the Company’s 2023 Adjusted EBITDA for each business, to derive an approximate implied equity value of the Company of negative $18.98 (changed to $0 because implied equity value below $0 was not realistic) to $4.23 per share, and (2) Oppenheimer chose selected multiple ranges of 7.5x to 8.5x for the Company’s asset management business, 8.0x to 9.0x for the Company’s property management business, 7.5x to 8.5x for the Company’s hotel services businesses, and 7.0x to 8.0x for the Company’s Pure and Warwick businesses, and applied those multiple ranges to the Company’s 2024E Adjusted EBITDA for each business, to derive an approximate implied equity value of the Company of negative $12.93 (changed to $0 because implied equity value below $0 was not realistic) to $12.85 per share.
Discounted Cash Flow Analysis
Oppenheimer conducted a discounted cash flow analysis, which is designed to imply a potential current value of the Company by calculating (i) the estimated present value of the standalone after-tax free cash flows that Management forecasted to be generated during the calendar years ending December 31, 2024 through December 31, 2028 (as set forth in the section entitled “Special Factors — Certain Financial Projections” beginning on page 40), and (ii) the estimated present value of the terminal value of the Company as of December 31, 2028. Oppenheimer calculated a terminal value for the Company by applying a terminal multiple of 10.0x (which was chosen based on Oppenheimer’s professional judgment) to calendar year 2028 adjusted EBITDA. The calendar year cash flows and terminal value were then discounted to present value using discount rates ranging from 13.3% to 15.3%, which were selected based on Oppenheimer’s professional judgment. Based on this analysis, Oppenheimer derived an approximate implied equity value of the Company of negative $5.98 (changed to $0 because implied equity value below $0 was not realistic) to $7.33 per share.
Selected Going Dark Transactions Analysis
For informational purposes only, Oppenheimer performed a selected going dark transactions analysis as described below. To perform this analysis, Oppenheimer used publicly available financial data regarding each company. No company or transaction used as a comparison in the following selected going dark transactions analysis is identical or directly comparable to the Company or the proposed Transaction. Accordingly, an analysis of these results is not purely mathematical. Rather, it involves complex considerations and judgments concerning differences in the financial and operating characteristics of the companies involved.

Oppenheimer reviewed publicly available information related to the following eleven selected going dark transactions announced since March 11, 2015:
Date announced	Company
October 5, 2023	Safeguard Scientifics, Inc.
October 30, 2020	A.M. Castle & Co.
October 19, 2020	Reliv’ International, Inc.
July 10, 2020	Westell Technologies, Inc.
May 8, 2020	Harvest Oil & Gas Corp.
March 19, 2020	Parker Drilling Company
May 2, 2019	Dynasil Corporation of America
March 10, 2017	Pendrell Corporation
September 16, 2016	Lime Energy Co.
January 20, 2016	Champion Industries, Inc.
July 27, 2015	Kansas City Life Insurance Company
Oppenheimer reviewed the premiums paid in the selected going dark transactions based up a comparison of the per share cash payment in each transaction to the share price of the relevant company one-day and 30-days before the announcement of each selected going dark transaction. Financial data of the selected going dark transactions were based on public filings and other information publicly available (at the announcement of the applicable going dark transaction). The median premiums one-day and 30-days before announcement for the selected going dark transactions were 58.6% and 15.0%, respectively. Oppenheimer then applied the 75th percentile and the 25th percentile of the premiums one-day and 30-days before announcement of the selected going dark transactions, to derive equity value reference ranges for the Company of $2.47 to $3.84 per share, based on the one day premiums, and $2.61 to $3.94 per share, based on the 30-day premiums.
Miscellaneous
Oppenheimer acted as financial advisor to the Special Committee and the independent members of the Board in connection with the Transaction and will receive a fee of $1.75 million for its services, $100,000 of which was paid when Oppenheimer was engaged, $150,000 of which is payable based on Oppenheimer’s three $50,000 monthly retainers, $1 million of which was payable upon delivery of its opinion, and the remainder of $500,000 which is contingent upon consummation of the Transaction. The Company agreed to reimburse certain of Oppenheimer’s expenses and to indemnify Oppenheimer and certain related parties for certain potential liabilities arising out of its engagement. In the ordinary course of business, Oppenheimer and its affiliates may actively trade securities of the Company for its and its affiliates’ own accounts and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. In the two years preceding the date of its opinion Oppenheimer had not provided investment banking, financial advisory and/or other financial services to the Company, for which Oppenheimer expected to receive, and had received, compensation. Oppenheimer may in the future provide investment banking and financial advisory services to the Company and may receive compensation for those services. Oppenheimer’s opinion and financial analyses were only one of a number of factors considered by the Special Committee and the independent members of the Board in evaluating the Transaction and should not be viewed as determinative of the views of the Special Committee, the independent members of the Board or management of the Company with respect to the Transaction or the Cash Payment to be received by the Cashed Out Stockholders in the Transaction.
Certain Financial Projections
The Company does not, as a matter of general practice, publicly disclose financial projections, due to the unpredictability of the underlying assumptions and estimates inherent in preparing financial projections. However, the Company has elected to provide the unaudited prospective financial information set forth above in order to provide its stockholders access to selected non-public unaudited prospective financial information that was prepared in connection with the evaluation of the Transaction and was provided to Oppenheimer in order for it to prepare its financial analyses and oral opinion, which was subsequently confirmed in writing via a written opinion, dated March 30, 2024 and delivered to the Special Committee (in its capacity as such) and the independent members of the Board (in their capacity as such). The Projections were reasonably prepared on bases reflecting the best then-currently available estimates and judgments of the management of the Company as to the matters covered thereby. You should note that the prospective financial information constitutes forward-looking statements, and that the prospective financial information was not prepared with a view toward public disclosure. Inclusion of this information should not be regarded as an indication that any of the Company or any of its respective affiliates, officers, employees, directors, advisors or other representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results or is indicative of guidance that the Company would provide should the Transaction not be consummated. No person has made or makes any representation to any stockholder or other person regarding the Company’s ultimate performance compared to the Projections or that forecasted results set forth in the Projections will be achieved. The Company has made no representation concerning the Projections or any financial forecast. Readers of this information statement are cautioned not to place undue reliance on the prospective financial information. See “Cautionary Statement Regarding Forward-Looking Statements.”
The Projections were prepared for Oppenheimer’s use and is subjective in many respects. While presented with numeric specificity, the Projections reflect numerous estimates and assumptions of the Company’s management with respect to operating expense, capital expenditures, industry performance, general business, economic, regulatory, market and financial conditions and matters specific to the Company’s business, many of which are beyond the Company’s control. As a result, there can be no assurance that the financial results included in the Projections will be realized or that actual results will not be significantly higher or lower than estimated. Since the Projections cover multiple years, such information by its nature becomes less predictive with each successive year. A number of important factors with respect to the Company’s business and the industry in which it participates may affect actual results and result in the Projections not being achieved. For a description of some of these factors, the Company's stockholders are urged to review the Company’s most recent SEC filings as well as “Cautionary Statement Regarding Forward-Looking Statements.” Economic and business environments can and do change quickly which adds a significant level of unpredictability and execution risk. These factors create significant uncertainty as to whether the results portrayed in the Projections will be achieved. The Projections were not prepared with a view toward complying with United States generally accepted accounting principles (“GAAP”), the published guidelines of the SEC regarding projections or the use of non-GAAP financial measures or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of the Projections. Neither the Company’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the Projections, nor have they expressed any opinion or any other form of assurance on such information or its achievability. Furthermore, the Projections do not take into account any circumstances or events occurring after the date of its preparation and the Company does not intend to make publicly available any update or other revision to the Projections.

The following table summarizes the financial projections prepared by our management and considered by the Special Committee, the independent members of the Board and Oppenheimer in connection with their analysis of the Transaction:
	Projections
FYE 12/31	2024P	2025P	2026P	2027P	2028P
Total Revenue	$367.6	$376.8	$396.6	$412.1	$426.7
%-Growth	8.8%	2.5%	5.3%	3.9%	3.6%
Adj. EBITDA	$70.0	$76.0	$80.5	$84.2	$87.9
%-Margin	19.0%	20.2%	20.3%	20.4%	20.6%
(Less): Depreciation & Amortization	(22.5)	(14.1)	(13.5)	(13.6)	(13.4)
Pre-Tax Income	$47.5	$61.8	$66.9	$70.6	$74.5
(Less): Income Taxes @ 25.0% Tax Rate	(11.9)	(15.5)	(16.7)	(17.7)	(18.6)
Unlevered After-Tax Income	$35.6	$46.4	$50.2	$53.0	$55.8
Plus: Depreciation & Amortization	22.5	14.1	13.5	13.6	13.4
(Less): Increase in Net Working Capital	(0.8)	(0.5)	(0.4)	(0.3)	(0.3)
(Less) / Plus: Investment in TSGF/SHR/TX NAV	(0.2)	—	—	0.5	10.2
(Less): Capital Expenditures	(25.5)	(12.8)	(12.5)	(12.8)	(13.3)
Unlevered Free cash Flow	$31.7	$47.2	$50.8	$53.9	$65.9
Effects of the Transaction
Effect of the Transaction on the Company.   The Transaction is designed to reduce and maintain the number of our stockholders of record below 300, which will allow us to cease our reporting obligations with the SEC. In determining whether the number of our stockholders of record remains below 300 for regulatory purposes, we will count stockholders of record in accordance with Rule 12g5-1 under the Exchange Act. Rule 12g5-1 provides, with certain exceptions, that in determining whether issuers, including the Company, are subject to the registration provisions of the Exchange Act, securities are considered to be “held of record” by each person who is identified as the owner of such securities on the respective records of security holders maintained by or on behalf of the issuers. However, institutional custodians such as Cede & Co. and other commercial depositories are not considered a single holder of record for purposes of these provisions. Rather, Cede & Co.’s and these depositories’ accounts are treated as the record holder of our shares. Based on information available to us as of March 14, 2024, we expect that as a result of the Transaction the number of accounts that own shares would be reduced from approximately 4,217 to approximately 56 and we estimate that there are approximately 4,161 accounts that own fewer than 10,000 shares of our common stock and would be cashed out in the Transaction.
We also believe the Transaction will have the following additional effects:

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Termination of Exchange Act Registration and Elimination of SEC Reporting Obligations.   Our common stock is currently registered under the Exchange Act. The registration may be terminated upon application by us to the SEC if there are fewer than 300 holders of record of our common stock. We intend to file a Form 25 with the SEC to delist our common stock from the NYSE American and to deregister our common stock under Section 12(b) of the Exchange Act. We expect the delisting of our common stock will be effective 10 days after we file the Form 25 with the SEC and the deregistration of our common stock under Section 12(b) of the Exchange Act will take effect 90 days after the filing of the Form 25. Our duty to file periodic and current reports under Section 13(a) of the Exchange Act and the rules and regulations thereunder as a result of our common stock’s registration under Section 12(b) of the Exchange Act will be suspended 10 days after we file the Form 25 with the SEC. We will also be required to terminate our registration under other applicable provisions of the Exchange Act. Accordingly, we will also file with the SEC a Form 15 certifying that we have less than 300 stockholders. Our obligation to file periodic and current reports as a result of our common stock’s registration under those other provisions of the Exchange Act will be suspended immediately upon the filing the Form 15 with the SEC (which we anticipate we will file

10 days following the filing of the Form 25). After the 90-day waiting period following the filing of the Form 15: (1) our obligation to comply with the requirements of the proxy rules and to file proxy statements under Section 14 of the Exchange Act will also be terminated; (2) our executive officers, directors and 10% stockholders will no longer be required to file reports relating to their transactions in our common stock with the SEC and our executive officers, directors and 10% stockholders will no longer be subject to the recovery of profits provision of the Exchange Act; and (3) persons acquiring 5% of our common stock will no longer be required to report their beneficial ownership under the Exchange Act. However, following the filing of the Form 15 with the SEC, if on the first day of any fiscal year we have more than 300 stockholders of record we will once again become subject to the reporting requirements of the Exchange Act. The Company will continue to be subject to the general anti-fraud provisions of applicable federal and state securities laws.

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Reduced Costs and Expenses.   We expect to save approximately $2,500,000 (or approximately $0.73 per share) on an annual basis by becoming a non-reporting company, which would include reduced costs of an annual financial statement audit by a public accounting firm, given the reduced scope as a result of no longer being subject to SEC reporting requirements. We also believe our management team, which currently spends a significant amount of time on activities related to compliance with the Exchange Act and Sarbanes-Oxley Act, will have more time to devote to business development and revenue enhancing activities.

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Financial Effect of the Transaction.   Based on information we have received as of April 5, 2024 from our transfer agent, Computershare, we estimate that the cost of payment to Cashed Out Stockholders, professional fees and other expenses will total approximately $11,058,000. This total amount could be larger or smaller depending on, among other things, the number of fractional shares that will be outstanding after the Transaction as a result of purchases, sales and other transfers of our shares of common stock by our stockholders. The consideration to be paid to the Cashed Out Stockholders and the costs of the Transaction will be paid from cash on hand. See “Special Factors — Source of Funds and Expenses.” These costs will be offset over time by the cost savings of approximately $2,500,000 (or approximately $0.73 per share) per year we expect to realize as a result of the Transaction. See “Special Factors — Purpose of and Reasons for the Transaction.”

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Conduct of our Business after the Transaction.   We expect our business and operations following the Transaction to continue substantially as they are currently conducted, and except as described in this proxy statement, the Transaction is not expected to have any material effect upon the conduct of our business. See “Conduct of the Company’s Business After the Transaction.”

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Aggregate Stockholders’ Deficit.   Our aggregate stockholders’ deficit will increase from approximately $311,572,000 as of December 31, 2023 to approximately $322,630,000 on a pro forma basis (after giving effect to payment of Transaction costs in the amount of  $11,058,000, consisting of approximately $5,500,000 for the cash out of the shares of Cashed Out Stockholders, and approximately $5,558,000 representing the amount of other Transaction costs that have not been included in our historical financial statements).

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Book Value Per Share.   Our book value per share of our common stock will change from ($96.99) as of December 31, 2023 to approximately ($152.74) per share of common stock on a pro forma basis (after giving effect to payment of Transaction costs in the amount of $11,058,000 and the reduction in shares outstanding).

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Effect on Holders of Fewer than 10,000 shares of Common Stock and Treatment of Multiple Accounts.   Following the Transaction, holders of fewer than 10,000 shares of our common stock would receive a cash payment of $5.00 per pre-split share, without interest, and would cease to be stockholders of the Company. Cashed Out Stockholders will have no further financial interest in us with respect to their cashed out shares and thus will not have the opportunity to participate in the potential appreciation in the value of such shares or our future growth.

The number of shares held by a stockholder in two or more separate but identical record holder accounts will be treated as a single account and combined to determine the number of shares of our common stock owned by that holder and, accordingly, whether the holder will be a Cashed Out Stockholder or a Continuing Stockholder. Shares held by record holders in joint accounts, such as by a husband and wife, and shares held in similar capacities will be treated separately, and will not be combined with individual accounts in determining whether a holder will be a Cashed Out Stockholder or a Continuing Stockholder.
We intend to treat stockholders holding our common stock in “street name” in the same manner as record holders. Prior to the effective date of the Transaction, we will conduct an inquiry of all brokers, banks and other nominees that hold shares of our common stock in “street name,” ask them to provide us with information on how many fractional shares will be cashed out, and request that they effect the Transaction for their beneficial holders. However, these banks, brokers and other nominees may have different procedures than registered stockholders for processing the Transaction. As a result, a stockholder owning 10,000 or more shares of common stock may nevertheless have those shares cashed out if the stockholder holds shares in a combination of  “street name” accounts and record holder accounts, or holds shares in separate accounts in several brokerage firms. If you are in this situation and desire to remain a stockholder of the Company after the Transaction, you may consolidate your holdings into one brokerage account or record holder account prior to the effective date. Conversely, if you hold an account with less than 10,000 shares in “street name” and want to ensure that your shares are cashed out, you may want to change the manner in which your shares are held from “street name” into a record holder account in your own name so that you will be a record owner of the shares.
Examples of the effect of the Transaction on both Cashed Out Stockholders and Continuing Stockholders are set forth below under the caption “Effects of the Transaction — Examples.”
Effect of the Transaction on Stockholders Who Own 10,000 or More Shares.   For those stockholders who own 10,000 or more shares of our common stock, the Transaction may have the following effects:

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Elimination of SEC Reporting Obligations and Compliance with the Sarbanes-Oxley Act.   Our common stock is currently registered under the Exchange Act. The registration may be terminated upon application by us to the SEC if there are fewer than 300 holders of record of our common stock. We intend to file a Form 25 with the SEC to delist our common stock from the NYSE American and to the deregister our common stock under Section 12(b) of the Exchange Act. We expect that the delisting of our common stock will be effective 10 days after we file the Form 25 with the SEC and deregistration of our common stock under Section 12(b) of the Exchange Act will take effect 90 days after the filing of the Form 25. Our duty to file periodic and current reports under Section 13(a) of the Exchange Act and the rules and regulations thereunder as a result of our common stock’s registration under Section 12(b) of the Exchange Act will be suspended 10 days after we file the Form 25 with the SEC. We will also be required to terminate our registration under other applicable provisions of the Exchange Act. Accordingly, we will also file with the SEC a Form 15 certifying that we have less than 300 stockholders. Our obligation to file periodic and current reports as a result of our common stock’s registration under those other provisions of the Exchange Act will be suspended immediately upon the filing the Form 15 with the SEC (which we anticipate we will file 10 days following the filing of the Form 25). After the 90-day waiting period following the filing of the Form 15: (1) our obligation to comply with the requirements of the proxy rules and to file proxy statements under Section 14 of the Exchange Act will also be terminated; (2) our executive officers, directors and 10% stockholders will no longer be required to file reports relating to their transactions in our common stock with the SEC and our executive officers, directors and 10% stockholders will no longer be subject to the recovery of profits provision of the Exchange Act; and (3) persons acquiring 5% of our common stock will no longer be required to report their beneficial ownership under the Exchange Act. However, following the filing of the Form 15 with the SEC, if on the first day of any fiscal year we have more than 300 stockholders of record we will once again become subject to the reporting requirements of the Exchange Act. The Company will continue to be subject to the general anti-fraud provisions of applicable federal and state securities laws.

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Effect on Market for Shares and Liquidity.   Our common stock is currently listed on the NYSE American. After the termination of our reporting obligations under the Exchange Act, our common stock would no longer be listed on the NYSE American, which may have an adverse effect on the liquidity of our common stock. Even though our common stock is currently listed on the NYSE American, our trading volume is very low. Any trading in our common stock after the Transaction and deregistration under the Exchange Act will only occur in privately negotiated sales and potentially on the OTC Pink Market, which may adversely affect the liquidity of our common stock and result in a significantly increased spread between the bid and asked prices of our common stock. Additionally, the overall price of our stock may be significantly reduced due to the potential that investors may view the investment as inherently more risky given the fact that publicly available information about the Company will be significantly more limited. The average daily trading volume of the stock from January 1, 2024 to April 1, 2024 (the trading day prior to the announcement of the approval of the Transaction by the Company) was approximately 8,880 shares per day.

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Cost Savings.   As we noted above, we ultimately expect to realize recurring annual cost savings of approximately $2,500,000 (or approximately $0.73 per share) as a result of the Transaction. Our Continuing Stockholders, including our affiliated stockholders, will be the beneficiaries of these savings. See “Special Factors — Purpose and Reasons for the Transaction.”

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Reduction in Publicly Available Information.   If we complete the Transaction as described in this proxy statement, our common stock will no longer be registered under the Exchange Act and we will no longer be a reporting company under the Exchange Act. We will, therefore, cease to file annual, quarterly, current, and other reports and documents with the SEC, and stockholders will cease to receive annual reports and proxy statements. Thus, Continuing Stockholders will have significantly less information about the Company and our business, operations, and financial performance than they have currently. We will continue to hold stockholder meetings as required under Nevada law, including annual meetings, or to take actions by written consent of our stockholders in lieu of meetings.

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Audited Financial Statements.   If we complete the Transaction, the Company intends to continue to have its annual financial statements audited by a public accounting firm.

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Possible Decline in the Value of Our Common Stock.   The possible limited liquidity of our common stock, the termination of our obligation to publicly disclose financial and other information following the Transaction, and the deregistration of our common stock under the Exchange Act will make trading in our shares of common stock following the Transaction more difficult, which may cause the value of our common stock to decrease.

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Loss of Access to Public Markets.   We will have no ability to access the public capital markets or to use public securities in attracting and retaining executives and other employees, and we will have a significantly decreased ability to use stock to acquire other companies.

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Aggregate Stockholders’ Deficit.   Our aggregate stockholders’ deficit will increase from approximately $311,572,000 as of December 31, 2023 to approximately $322,630,000 on a pro forma basis (after giving effect to payment of Transaction costs in the amount of $11,058,000, consisting of approximately $5,500,000 for the cash out of the shares of Cashed Out Stockholders, and approximately $5,558,000 representing the amount of other Transaction costs that have not been included in our historical financial statements).

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Book Value Per Share.   Our book value per share of our common stock will change from ($96.99) as of December 31, 2023 to approximately ($152.74) per share of common stock on a pro forma basis (after giving effect to payment of Transaction costs in the amount of $11,058,000 and the reduction in shares outstanding).

Effect of the Transaction on Affiliated Stockholders.   As of April 5, 2024, approximately 37.9% of the issued and outstanding shares of our common stock (including the Series D Convertible Preferred Stock on an as-converted basis and the associated accrued and unpaid dividends) was held by our directors and executive officers. Our directors and executive officers have indicated that they intend to vote all of the shares of our common stock held by them (2,938,366 shares as of April 5, 2024) “FOR” the Reverse Stock Split and “FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Reverse Stock Split and IRA Waiver. In addition, our directors and executive officers (other than Monty J. Bennett, who is not entitled pursuant to the terms of the IRA to vote on the IRA Waiver Proposal) have indicated that they intend to vote all of the shares of our common stock held by them (358,376 shares as of April 5, 2024) “FOR” the IRA Waiver Proposal.
Upon the effectiveness of the Transaction, the ownership percentage of the shares of our common stock held by our officers and directors will increase as a result of the reduction of the number of shares of our common stock outstanding by approximately 1,100,000 shares. The increase in the ownership percentage of our shares of common stock held by our officers and directors and the reduction in the number of shares outstanding following the completion of the Transaction is based on record holder information and share range analyses that we received as of April 5, 2024 from our transfer agent, Computershare, and share range analyses we received from Mediant Communications and Broadridge Corporate Issuer Services, a division of Broadridge Financial Solutions, Inc., reflecting the distribution of the accounts of our stockholders who hold shares in “street name” according to predefined ranges based on share amount. However, the ownership percentage and the reduction in the number of shares outstanding following the Transaction may increase or decrease depending on purchases, sales and other transfers of our shares of common stock by our stockholders prior to the effective time of the Transaction, and the number of  “street name” shares that are actually cashed out in the Transaction. The ownership percentage of our shares of common stock held by our officers and directors and the ownership percentage of the Continuing Stockholders will proportionally increase or decrease as a result of such purchases, sales and other transfers of our shares of common stock by our stockholders prior to the effective time of the Transaction, and depending on the number of  “street name” shares that are actually cashed out in the Transaction.
In addition, our directors and executive officers may have interests in the Transaction that are different from your interests as a stockholder in the Company, and have relationships that may present conflicts of interest, including holding options to purchase shares of our common stock that will remain outstanding following the Transaction and will not be affected by the Transaction.
See “Special Factors — Potential Conflicts of Interests of Officers, Directors, and Certain Affiliated Persons.”
As we noted above, we ultimately expect to realize recurring annual cost savings of approximately $2,500,000 (or approximately $0.73 per share) as a result of the Transaction. Our Continuing Stockholders, including our affiliated stockholders, will be the beneficiaries of these savings. See “Special Factors — Purpose and Reasons for the Transaction.”
Examples.   The effect of the Transaction on both Cashed Out Stockholders and Continuing Stockholders may be illustrated, in part, by the following examples:
Hypothetical Scenario	Result
Mr. Smith is a registered stockholder who holds 9,000 shares of our common stock of record in his name at the effective time of the Transaction. Mr. Smith holds no other shares.	Mr. Smith will receive cash in the amount of $45,000, without interest, for the 9,000 shares of common stock held prior to the Reverse Stock Split.
Mr. Jones holds 500 shares of our common stock in a brokerage account at the effective time of the Transaction. Mr. Jones holds no other shares.	We intend to treat stockholders holding common stock in “street name” in the same manner as stockholders whose shares are registered in their own names, and will ask banks, brokers and nominees holding these shares to effect the Transaction for their beneficial holders. Assuming that they do so, Mr. Jones will receive cash in the amount of $2,500, without interest, for the 500 shares of common stock held prior to the Reverse Stock Split. If the bank, broker or nominee holding Mr. Jones’s shares have different procedures, or do not provide us with sufficient information on Mr. Jones’s holdings, then Mr. Jones may or may not receive cash for his shares depending on the number of shares held by the bank, broker or other nominee, which is the actual record holder of his shares.
Mr. Johnson holds 9,000 shares of our common stock of record in his name and 3,000 shares in a	Each of Mr. Johnson’s holdings will be treated separately unless he proactively takes action to

Hypothetical Scenario	Result
brokerage account at the effective time of the Transaction. Mr. Johnson holds no other shares.	consolidate his accounts. Accordingly, assuming the brokerage firm with whom Mr. Johnson holds his shares in “street name” effects the Transaction for its beneficial holders, Mr. Johnson will receive cash in the amount of $60,000 without interest, for the 12,000 shares of common stock held prior to the Reverse Stock Split.
Ms. Clark holds 10,000 shares of our common stock in her name and 10,000 shares in a brokerage account at the effective time of the Transaction.	Ms. Clark will continue to hold 10,000 shares of common stock in her own name and 10,000 shares in a brokerage account after the Transaction.
Mr. Gomez holds 9,000 shares of common stock in one brokerage account and 9,000 shares in another brokerage account at the effective time of the Transaction.	Each of Mr. Gomez’s holdings will be treated separately unless he proactively takes action to consolidate his accounts. Assuming each of the brokerage firms with whom Mr. Gomez holds his shares in “street name” effect the Transaction for their beneficial holders, Mr. Gomez will receive cash in the amount of $90,000, without interest, for the 18,000 shares of common stock held prior to the Reverse Stock Split.
Ms. Diaz holds 5,000 shares in one record holder account and 5,000 shares in another identical record holder account at the effective time of the Transaction.	Ms. Diaz will continue to hold 10,000 shares of common stock after the Reverse Stock Split.
Mr. Brown and Ms. Brown each hold 10,000 shares in separate, individual record holder accounts, but also hold 1,000 shares of common stock jointly in another record holder account.	Shares held in joint accounts will not be added to shares held individually in determining whether a stockholder will be a Cashed Out Stockholder or a Continuing Stockholder unless a stockholder proactively takes action to consolidate accounts. Accordingly, Mr. Brown and Ms. Brown will each continue to own 10,000 shares of common stock after the Transaction in their separate accounts, but will receive $5,000, without interest, for the shares held in their joint account.
Treatment of Equity-Based Incentive Compensation Awards
We have four different types of equity incentive compensation awards outstanding: options to purchase shares of our common stock, LTIP units in our operating partnership that in some circumstances eventually can be converted into our common stock, deferred stock units that can be settled in shares of our common stock and restricted common stock. Those awards were granted to various participants in our 2014 Incentive Plan, including directors, employees or consultants of the Company or one of our affiliated companies.
The stock options will be unaffected by the Transaction because such options will, after the Transaction, be exercisable for the same price and for the same number of shares of our common stock on the same basis as in effect before the Transaction. Likewise, LTIP units in our operating partnership will be unaffected by the Transaction because such LTIP units would, after the Transaction, be potentially convertible into the same number of common units of the operating partnership and shares of our common stock on the same basis as in effect before the Transaction. No director presently holds either stock options or LTIP units, and each of our executive officers (other than Alex Rose, our Executive Vice President, General Counsel and Secretary) holds at least 10,000 options or LTIP units, respectively, except that Justin Coe, our Chief Accounting Officer, presently holds options covering only 3,106 shares of our common stock, and those options would not be subject to cashout treatment in connection with the Transaction notwithstanding that they cover fewer than 10,000 shares of our common stock.

Deferred stock units are held by three of our directors (Messrs. Hail, Murphy and Wheeler) and represent a fully vested right to receive a corresponding number of shares of our common stock upon the earlier of the director’s departure from our Board or a “Change of Control” within the meaning of our 2014 Incentive Plan. Because each of those three directors presently holds more than 10,000 deferred stock units (each presently holds 37,076 units), the units will be unaffected by the Transaction and the units would, after the Transaction, be settled in the same number of shares of our common stock on the same basis as in effect before the Transaction. If, however, the number of deferred stock units held by any director were to be fewer than 10,000 upon consummation of the Transaction, upon consummation of the Transaction the units would each be converted into the right to receive, in lieu of one share of our common stock, $5 in cash, without interest (i.e., the Cash Payment), at the same time and otherwise under the same conditions as would apply without regard to that adjustment.
Finally, the treatment of restricted shares of our common stock in the Transaction (i.e., common stock that is subject to a substantial risk of forfeiture) hinges on whether the aggregate number of shares of restricted stock held by any particular stockholder equals or exceeds 10,000 shares. If so, the restricted stock held by the stockholder would be unaffected by the Transaction and would remain subject to the same risk of forfeiture as applicable before the Transaction. By contrast, if the aggregate number of shares of restricted stock held by a stockholder is fewer than 10,000, the forfeiture restrictions on the common stock would lapse in connection with the Transaction and the stockholder would receive, for each such share of common stock, $5 in cash without interest (i.e., the stockholder would be treated as a Cashed Out Stockholder and receive the Cash Payment in respect of such shares). None of our directors or executive officers holds fewer than 10,000 restricted shares of our common stock.
Reservation of Rights
The Board of Directors has reserved the right to abandon the Transaction at any time if it believes that the Transaction is no longer in the best interests of the Company, whether prior to or following the Special Meeting.
NYSE American Listing; OTC Pink Market
Our common stock is currently listed on the NYSE American. To obtain the cost savings we anticipate by no longer preparing and filing annual, periodic and current reports with the SEC, our common stock will need to be delisted from the NYSE American. Any trading in our common stock after the Transaction and deregistration under the Exchange Act will only occur in privately negotiated sales and potentially on the OTC Pink Market, if one or more brokers chooses to make a market for our common stock there and complies with applicable regulatory requirements.
The Pink Open Market is the lowest tier of the three marketplaces for trading of OTC securities, which is a broker platform for trading securities operated by the OTC Markets Group Inc. There are no financial standards or disclosure requirements. For more information about the OTC Markets Group, see https://www.otcmarkets.com/. To be traded there, a broker dealer would need to submit a Form 211 with the Financial Industry Regulatory Authority (FINRA), and obtain FINRA approval for trading in the common stock. If such trading in our common stock were to develop there, we would expect it to occur at the Pink-No Information tier. For more information about The Pink Open Market, see https://www.otcmarkets.com/corporate-services/information-for-pink-companies.
The OTC Pink Market is not a stock exchange and we do not have the ability to list on, or control whether our shares are quoted on the OTC Pink Market. The price may be more or less than the current price on the NYSE American. In addition, the spread between the bid and asked prices of our common stock may be wider than on the NYSE American and the liquidity of our shares may be lower. There is no assurance, however, that there will be any OTC Pink Market quotations after the Transaction or that, if such quotations begin, they will continue for any length of time.
Material United States Federal Income Tax Consequences
The following is a summary of the material United States federal income tax consequences of the Transaction to the Company and its stockholders. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing Treasury Regulations promulgated thereunder, published rulings, administrative pronouncements and judicial decisions, any changes to which could affect the tax consequences described herein, possibly on a retroactive basis. This summary only addresses stockholders who hold their shares of our Stock as a capital asset. This summary does not address any state, local, foreign, or the United States federal estate or gift, Medicare net investment income, or alternative minimum tax provisions of the Code. No assurance can be given that possible changes in such United States federal income tax laws or interpretations will not adversely affect this summary. This summary is not binding on the Internal Revenue Service (“IRS”).
The summary does not address all aspects of taxation that may be relevant to particular investors in light of their personal investment or tax circumstances, or to certain types of investors that are subject to special treatment under the United States federal income tax laws, such as:
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insurance companies;

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financial institutions or broker-dealers;

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tax-exempt organizations;

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passive foreign investment companies or controlled foreign corporations;

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persons who are not citizens or residents of the United States;

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investors who hold or will hold securities as part of hedging or conversion transactions;

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investors subject to federal alternative minimum tax;

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investors that have a principal place of business or “tax home” outside the United States;

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investors whose functional currency is not the U.S. dollar;

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United States expatriates;

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investors subject to special rules under Code Section 892;

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persons who mark-to-market our securities;

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subchapter S corporations;

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regulated investment companies and real estate investment trusts; and

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persons who receive our securities through the exercise of employee stock options or otherwise as compensation.

This summary assumes that you are one of the following:
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a citizen or resident of the United States;

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a corporation or an entity taxable as a corporation created or organized under U.S. law (federal or state);

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an estate the income of which is subject to United States federal income taxation regardless of its sources; or

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a trust if a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have authority to control all substantial decisions of the trust or a valid election is in effect under applicable Treasury Regulations to be treated as a United States person.

If a partnership (including any entity treated as a partnership for United States. federal income tax purposes) holds common stock, the tax treatment of a partner with respect to the Transaction generally will depend upon the status of the partner and the activities of the partnership. Such partner or partnership is urged to consult its own tax advisor as to the United States federal, state, local, and foreign income tax consequences of the Transaction.
NO RULING FROM THE IRS OR OPINION OF COUNSEL HAS BEEN OR WILL BE OBTAINED REGARDING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO

STOCKHOLDERS IN CONNECTION WITH THE TRANSACTION. ACCORDINGLY, EACH STOCKHOLDER IS ENCOURAGED TO CONSULT THEIR OWN TAX ADVISOR AS TO THE PARTICULAR FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF THE TRANSACTION, IN LIGHT OF THEIR INDIVIDUAL CIRCUMSTANCES.
United States Federal Income Tax Consequences to the Company.   We believe that the Transaction generally should be treated as a tax-free “recapitalization” for United States federal income tax purposes in which case the Transaction should have no material United States federal income tax consequences to the Company.
United States Federal Income Tax Consequences to Stockholders Who Do Not Receive Cash in the Transaction.   If you receive no cash as a result of the Transaction, but continue to hold our shares of common stock immediately after the Transaction, you will not recognize any gain or loss for United States federal income tax purposes. The aggregate adjusted tax basis of the shares you hold immediately after the Transaction will equal the aggregate adjusted tax basis of the shares you held immediately prior to the Transaction, and the holding period in those shares will be the same as immediately prior to the Transaction.
United States Federal Income Tax Consequences to Stockholders Who Receive Cash in the Transaction and Who Will Own, or Will Be Considered under the Code to Own, Shares of Common Stock After the Transaction.   In some instances you may be entitled to receive cash in the Transaction for shares of our common stock you hold in one capacity, but continue to hold shares in another capacity. For example, you may own fewer than 10,000 shares in your own name (for which you will receive cash) and own 10,000 or more shares that are held in your brokerage account in “street name.” Alternatively, for United States federal income tax purposes you may be deemed to own shares held by others. For instance, if you own fewer than 10,000 shares in your own name (for which you will receive cash) and your spouse owns 10,000 or more shares (which will continue to be held following the completion of the Transaction), the shares owned by your spouse will be attributable to you. Furthermore, in determining whether you are considered to continue to hold shares of our common stock, for United States federal income tax purposes, immediately after the Transaction, you will be treated as owning shares actually or constructively owned by certain family members and entities in which you, or a member of your family, have an interest (such as trusts and estates of which you are beneficiary and corporations and partnerships of which you are an owner, and shares you have an option to acquire). Accordingly, in some instances the shares of common stock you own in another capacity, or which are attributed to you, may remain outstanding.
If you receive cash as a result of the Transaction, but are treated as continuing to own shares of common stock through attribution as described above, you will recognize capital gain or loss for United States federal income tax purposes equal to the difference between the cash you receive for the shares of common stock and your aggregate adjusted tax basis in those shares, provided that the receipt of cash either is “not essentially equivalent to a dividend,” or constitutes a “substantially disproportionate redemption of stock,” as described below. Gain or loss must be calculated separately with respect to each block of shares of common stock exchanged in the Transaction.
Not Essentially Equivalent to a Dividend.   The receipt of cash is “not essentially equivalent to a dividend” if the reduction in your proportionate interest in us resulting from the Transaction (taking into account for this purpose shares of common stock which you are considered to own under the attribution rules described above) is considered a “meaningful reduction” given your particular facts and circumstances. The IRS has ruled that a small reduction by a minority stockholder whose relative stock interest is minimal and who exercises no control over the affairs of a corporation can satisfy this test.
Substantially Disproportionate Redemption of Stock.   The receipt of cash in the Transaction will be a “substantially disproportionate redemption of stock” if  (a) you own less than 50% of the total combined voting power of all classes of stock entitled to vote, and (b) the percentage of our voting stock owned by you immediately after the Transaction is less than 80% of the percentage of shares of voting stock owned by you immediately before the Transaction. For purposes of these percentage ownership tests, you are considered to own common stock owned directly as well as indirectly through the application of the attribution ownership rules described above.
Capital gain or loss recognized will be long-term if your holding period with respect to the common stock surrendered is more than one year at the time of the Transaction. The deductibility of capital losses is subject to limitations. If you are an individual, long-term capital gain should generally be subject to United States federal income tax at a maximum rate of 20%. You may qualify for a 20% federal income tax rate on any cash received in the Transaction that is treated as a dividend as described above, if  (i) you are an individual or other non-corporate stockholder; (ii) you have held the common stock with respect to which the dividend was received for more than 60 days during the 120-day period beginning 60 days before the ex-dividend date, as determined under the Code; and (iii) you were not obligated during such period (pursuant to a short sale or otherwise) to make related payments with respect to positions in substantially similar or related property. You should consult with your tax advisor regarding your eligibility for such lower tax rates on dividend income.
If you, or a person or entity whose ownership of shares would be attributed to you, will continue to hold common stock immediately after the Transaction, you are urged to consult with your tax advisor as to the particular federal, state, local, foreign, and other tax consequences of the Transaction, in light of your specific circumstances.
United States Federal Income Tax Consequences to Stockholders Who Receive Cash in the Transaction and Who Will Not Own, or Will Not Be Considered under the Code to Own, Shares of Common Stock After the Transaction.   If you receive cash as a result of the Transaction and you do not own, and are not considered to own, shares of our common stock immediately after the Transaction, you will recognize capital gain or loss for United States federal income tax purposes equal to the difference between the cash you receive for the shares of common stock and your aggregate adjusted tax basis in those shares. Capital gain or loss recognized will be long-term if your holding period with respect to the common stock surrendered is more than one year at the time of the Transaction. The deductibility of capital losses is subject to limitations.
Backup Withholding.   If you receive cash as a result of the Transaction, you will be required to provide your social security or other taxpayer identification number (or, in some instances, additional information) in connection with the Transaction to avoid backup withholding requirements that might otherwise apply. The letter of transmittal and other documentation we will send to you after the Transaction will require you to deliver such information when the common stock certificates are surrendered following the effective time of the Transaction. Failure to provide such information may result in backup withholding. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against your United States federal income tax liability provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by you upon filing an appropriate income tax return on a timely basis.
Foreign Accounts Tax Compliance Act Withholding.   Pursuant to the Foreign Account Tax Compliance Act (“FATCA”), foreign financial institutions (which include most foreign hedge funds, private equity funds, mutual funds, securitization vehicles and any other investment vehicles) and certain other foreign entities must comply with registration and information reporting rules with respect to their United States account holders and investors or be subject to a withholding tax on United States-source payments made to them (whether received as a beneficial owner or as an intermediary for another party). A foreign financial institution or other foreign entity that does not comply with the FATCA registration and reporting requirements will generally be subject to a new 30% withholding tax on “withholdable payments.” For this purpose, withholdable payments generally include United States-source payments (including United States source dividends), and (subject to the proposed Treasury Regulations below) the gross proceeds from a sale of equity or debt instruments of issuers who are considered United States issuers under the FATCA rules. The FATCA withholding tax applies even if the payment would otherwise not be subject to United States nonresident withholding tax (e.g., because it is capital gain). While withholding under FATCA would have applied also to payments of gross proceeds from the sale or disposition of our capital stock after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. We will not pay additional amounts in respect of amounts withheld. Stockholders should consult their tax advisors regarding FATCA.
THE TAX DISCUSSION SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY AND SHOULD NOT BE CONSIDERED TO DESCRIBE FULLY THE TAX CONSEQUENCES OF AN INVESTMENT IN THE COMPANY. STOCKHOLDERS ARE STRONGLY URGED TO CONSULT,

AND MUST RELY ON, THEIR OWN TAX ADVISERS WITH RESPECT TO THE TAX CONSEQUENCES OF HOLDING SECURITIES IN THE COMPANY, INCLUDING WITHOUT LIMITATION THE EFFECT OF UNITED STATES FEDERAL TAXES (INCLUDING TAXES OTHER THAN INCOME TAXES) AND STATE, LOCAL AND FOREIGN TAX CONSIDERATIONS, AS WELL AS THE POTENTIAL CONSEQUENCES OF ANY CHANGES THERETO MADE BY FUTURE LEGISLATIVE, ADMINISTRATIVE OR JUDICIAL DEVELOPMENTS (WHICH MAY HAVE RETROACTIVE EFFECT).
Potential Conflicts of Interests of Officers, Directors, and Certain Affiliated Persons
Our directors and executive officers may have interests in the Transaction that are different from your interests as a stockholder in the Company, and have relationships that may present conflicts of interest. As of April 5, 2024, approximately 37.9% of the issued and outstanding shares of our common stock (including the Series D Convertible Preferred Stock on an as-converted basis and the associated accrued and unpaid dividends) was held by our directors and executive officers. Our directors and executive officers have indicated that they intend to vote all of the shares of our common stock held by them (2,938,366 shares as of April 5, 2024) “FOR” the Reverse Stock Split and “FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Reverse Stock Split and IRA Waiver. In addition, our directors and executive officers (other than Monty J. Bennett, who is not entitled pursuant to the terms of the IRA to vote on the IRA Waiver Proposal) have indicated that they intend to vote all of the shares of our common stock held by them (358,376 shares as of April 5, 2024) “FOR” the IRA Waiver Proposal.
Except as set forth below in this “— Potential Conflicts of Interests of Officers, Directors, and Certain Affiliated Persons” or in “Special Factors — Treatment of Equity-Based Incentive Compensation Awards,” none of our directors or executive officers has any interest, direct or indirect, in the Transaction other than interests arising from the ownership of securities where those directors and executive officers receive no extra or special benefit not shared on a pro rata basis by all other holders of our common stock.
Ownership in the Company
As of the date hereof, we expect the Transaction will cause insider ownership, defined as the percentage of shares owned by directors and executive officers of the Company, to increase from 24.6% to 35.1%. Furthermore, four of our directors and executive officers currently have accounts with fewer than 10,000 outstanding shares of our common stock (Mr. Darrell Hail, 7,911 shares; Mr. Michael Murphy, 4,736 shares; Mr. Brian Wheeler, 9,332 shares; and Mr. Deric S. Eubanks, 4,339 shares), and accordingly we currently expect that at the effective time those shares will be cashed out in the Reverse Stock Split (assuming the director continues to own fewer than 10,000 outstanding shares as of the effective date), though we also expect that each of those directors will continue to hold deferred stock units following the Transaction as more fully described in “Special Factors — Treatment of Equity-Based Incentive Compensation Awards.” However, the ownership percentage and the reduction in the number of shares outstanding following the Transaction may increase or decrease depending on purchases, sales and other transfers of our shares of common stock by our stockholders prior to the effective time, and the number of  “street name” shares that are actually cashed out in the Transaction. The ownership percentage of our shares of common stock held by our directors and executive officers and the ownership percentage of the Continuing Stockholders will proportionally increase or decrease as a result of such purchases, sales and other transfers of our shares of common stock by our stockholders prior to the effective time, and depending on the number of “street name” shares that are actually cashed out in the Transaction.
See “Special Factors — Effects of the Transaction — Effect on Affiliated Stockholders.”
Mr. Monty J. Bennett and Mr. Archie Bennett, Jr.
Mr. Monty J. Bennett serves as Chairman of the Board of Directors of the Company and Chief Executive Officer of the Company. Mr. Archie Bennett, Jr. is the father of Mr. Monty J. Bennett.
As of April 5, 2024, Mr. Monty J. Bennett beneficially owned, or otherwise controlled, directly or indirectly, (i) 485,511 shares of common stock of the Company (excluding 195,579 shares of common stock reserved for issuance to him, in the aggregate, pursuant to the Company’s deferred compensation plan) and, which represents approximately 14.2% of the outstanding common stock of the Company and (ii) 9,279,300 shares of the Series D Convertible Preferred Stock, which are convertible (at a conversion price of $117.50 per share) into an additional approximate 2,094,480 shares of common stock of the Company, including unpaid accrued and accumulated dividends. The Series D Convertible Preferred Stock is entitled to vote alongside the voting common stock of the Company on an as-converted basis and, thus, as of April 5, 2024, the total voting power of all the common stock and Series D Convertible Preferred Stock held by Mr. Monty J. Bennett was 33.3% of the voting power of the common stock and Series D Convertible Preferred Stock on an as-converted basis.
As of April 5, 2024, Mr. Archie Bennett, Jr. beneficially owned, or otherwise controlled, directly or indirectly, (i) 124,751 shares of common stock of the Company, which represents approximately 3.6% of the outstanding common stock of the Company and (ii) 9,479,300 shares of the Series D Convertible Preferred Stock, which are convertible (at a conversion price of $117.50 per share) into an additional approximate 2,139,623 shares of common stock of the Company, including unpaid accrued and accumulated dividends. The Series D Convertible Preferred Stock is entitled to vote alongside the voting common stock of the Company on an as-converted basis and, thus, as of April 5, 2024, the total voting power of all the common stock and Series D Convertible Preferred Stock held by Mr. Archie Bennett, Jr. was 29.2% of the voting power of the common stock and Series D Convertible Preferred Stock on an as-converted basis. We do not consider Mr. Archie Bennett, Jr. to be an “affiliate” of the Company for purposes of Rule 13e-3 since he does not control, and is not controlled by or under common control with, the Company.
As of April 5, 2024, Mr. Mr. Monty J. Bennett and Mr. Archie Bennett, Jr. together owned approximately 62.5% of the total voting power of the common stock and Series D Convertible Preferred Stock on an as-converted basis.
Source of Funds and Expenses
Expenses
Based on information we have received as of April 5, 2024 from our transfer agent, Computershare, as to the holdings of our record holders, and from Mediant Communications and Broadridge Corporate Issuer Services, a division of Broadridge Financial Solutions, Inc., as to the distribution of the accounts of our stockholders who hold shares in “street name,” as well our estimates of other Transaction expenses, we believe that the total cash requirement of the Transaction to the Company will be approximately $11,058,000, as described below. This amount includes approximately $5,500,000 needed to cash out fractional shares (although this amount could be larger or smaller depending on, among other things, the number of fractional shares that will be outstanding at the time of the Transaction as a result of purchases, sales and other transfers of our shares of common stock by our stockholders, and the number of  “street name” shares that are actually cashed out in the Transaction). In addition, the following legal, accounting, and financial advisory fees and other costs will be incurred by the Company to effect the Transaction:
•
$2,080,000 for legal expenses.

•
$1,750,000 for the financial advisory services of Oppenheimer (including delivery of its opinion), of which $100,000 has been paid as of April 5, 2024.

•
$1,400,000 for the financial advisory services of Baird, of which $200,000 has been paid as of April 5, 2024.

•
$25,000 for solicitation fees.

•
$303,000 for filing, printing, mailing and other miscellaneous fees.

The Company is accountable for paying all of the above expenses.
Source of Funds
The Company expects to pay the consideration to the Cashed Out Stockholders and the costs of the Transaction from $5,500,000 of the Company’s cash on hand.

Stockholder Approval
A majority of the voting power of the outstanding shares of our common stock (taking into account our Series D Convertible Preferred Stock on an as-converted basis) entitled to vote will constitute a quorum for the purposes of the Special Meeting. The affirmative majority vote of our common stock (taking into account our Series D Convertible Preferred Stock on an as-converted basis) at the Special Meeting is required for the adoption of the Reverse Stock Split proposal and, accordingly, to approve the Transaction. The affirmative vote of a majority of the issued and outstanding shares of our voting stock (taking into account our Series D Convertible Preferred Stock on an as-converted basis) that are not beneficially owned by (i) Monty J. Bennett, who is our Chief Executive Officer and Chairman of the Board, and (ii) Archie Bennett, Jr., who is Monty J. Bennett’s father, and affiliated trusts of Archie Bennett, Jr., is required for the adoption of the IRA Waiver. The affirmative majority vote of our common stock (taking into account our Series D Convertible Preferred Stock on an as-converted basis) at the Special Meeting is required for the adoption of the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Reverse Stock Split and IRA Waiver. (A “majority vote” means that more votes have been cast for a proposal than against it, and abstentions and broker non-votes, if any, will not be considered as votes cast.)
The Series D Convertible Preferred Stock of the Company, which is convertible into our common stock at a conversion price of $117.50 per share (or 4,315,676 shares of common stock on an as converted basis in the aggregate, along with all unpaid accrued and accumulated dividends thereon, as of April 5, 2024), is entitled to vote, on an as converted basis, alongside the shares of our common stock issued and outstanding (3,430,643 shares as of April 5, 2024) with respect to the Reverse Stock Split Proposal and the Adjournment Proposal. The Series D Convertible Preferred Stock is also generally entitled to vote, on an as converted basis, alongside our common stock with respect to the IRA Waiver Proposal, except that, pursuant to the terms of the IRA, the IRA Waiver requires the affirmative vote of a majority of the issued and outstanding shares of the Company’s voting stock (that is, our common stock and our Series D Convertible Preferred Stock, voting on an as converted basis), excluding shares that are beneficially owned by (i) Monty J. Bennett, who is our Chief Executive Officer and Chairman of the Board, and (ii) Archie Bennett, Jr., who is Monty J. Bennett’s father, and affiliated trusts of Archie Bennett, Jr. As a result, in each case as of April 5, 2024, (a) 485,511 shares of common stock beneficially owned by Monty J. Bennett and 2,094,480 shares of common stock, on an as converted basis in respect of the 9,279,300 shares of Series D Convertible Preferred Stock beneficially owned by Monty J. Bennett and (b) 124,751 shares of common stock beneficially owned by Archie Bennett, Jr. and 2,139,623 shares of common stock, on any as converted basis in respect of the 9,479,300 shares of Series D Convertible Preferred Stock beneficially owned by Archie Bennett, Jr. and affiliated trusts, would not be eligible to vote to approve to the IRA Waiver Proposal.
Pursuant to Section 3.03 of the IRA, after November 6, 2024, the restriction on Rule 13e-3 transactions contained therein will expire and, accordingly, the Company may pursue the Transaction without obtaining the IRA Waiver. In the event the Company is unable to secure the requisite vote to obtain the IRA Waiver or the Company otherwise decides not to proceed with the Transaction at this time, the Company may pursue the Transaction after November 6, 2024. The Company can make no assurance as to the price of its common stock after November 6, 2024 or the price at which fractional shares will be cashed out if the Company pursues the Transaction at that time.
As of April 5, 2024, approximately 37.9% of the issued and outstanding shares of our common stock (including the Series D Convertible Preferred Stock on an as-converted basis and the associated accrued and unpaid dividends) was held by our directors and executive officers. Our directors and executive officers have indicated that they intend to vote all of the shares of our common stock held by them (2,938,366 shares as of April 5, 2024) “FOR” the Reverse Stock Split and “FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Reverse Stock Split and IRA Waiver. In addition, our directors and executive officers (other than Monty J. Bennett, who is not entitled pursuant to the terms of the IRA to vote on the IRA Waiver Proposal) have indicated that they intend to vote all of the shares of our common stock held by them (358,376 shares as of April 5, 2024) “FOR” the IRA Waiver Proposal.

Effective Date
We intend to effect the Transaction as soon as possible after the Transaction is approved by our stockholders. Our common stock acquired by us in connection with the Transaction will be held as treasury shares, retired or restored to the status of authorized but unissued shares. The suspension of our obligation to file periodic reports and other documents under the Exchange Act will become effective after the filing with the SEC of both a notice of removal from listing of our common stock from listing on the NYSE American and termination of registration under Section 12(b) of the Exchange Act on Form 25, and a certification and notice of termination of registration on Form 15. The deregistration of our common stock under Section 12(b) of the Exchange Act will take effect 90 days after the filing of the Form 25 and the deregistration of our common stock under other provisions of the Exchange Act will become effective 90 days after the filing of the Form 15. See “Special Factors — Effects of the Transaction — Termination of Exchange Act Registration and Elimination of SEC Reporting Obligations.”
Termination of Transaction
Although we are requesting your approval of the Transaction, the Board has retained authority, in its discretion, to withdraw the Transaction from the agenda of the Special Meeting prior to any vote. In addition, even if the Transaction is approved by stockholders at the Special Meeting, the Board may determine not to implement the Transaction if subsequently it determines that the Transaction is not in the best interests of the Company. If for any reason the Transaction is not approved, or if approved, is not implemented, our common stock will not be deregistered until such time as we otherwise elect to do so, if the Company is eligible to do so at such time (i.e., if the number of record holders of our common stock continued to be below 300). Reasons to withdraw the Transaction from the agenda, or to abandon the Transaction, may include, among other things:
•
any change in the nature of the holdings of stockholders which would result in us not being able to reduce and maintain the number of our record holders below 300 as a result of the Transaction;

•
any reduction in the number of record holders such that the Transaction is determined to be no longer necessary as a means of reducing the risk of the Company becoming re-subject to the public reporting requirements following deregistration as a result of the Company’s ownership reaching 300 or more record holders in the future;

•
any change in the number of shares that will be exchanged for cash in connection with the Transaction, including the shares owned by holders in “street name,” that would increase in any material respect the cost and expense of the Transaction compared to what we presently estimate; and

•
any adverse change in our financial condition that would cause us to believe that the Transaction would no longer be in the best interests of the Company.

If the Board decides to withdraw the Transaction from the agenda of the Special Meeting, or to abandon the Transaction, the Company will promptly notify stockholders of the decision.
Exchange of Certificates and Payment for Fractional Shares
Our transfer agent, Computershare Trust Company, N.A., will act as our agent for purposes of exchanging certificates and paying for fractional shares in connection with the Transaction.
No service charge, brokerage commission, or transfer tax will be payable by any holder of any old certificate evidencing shares of our common stock in connection with the issuance of a new certificate in respect thereof, except that if any new certificate is to be issued in a name other than that in which the old certificate (that is surrendered for exchange) is registered, it will be a condition to such issuance that: (i) the person requesting such issuance pay to us any transfer taxes payable by reason of such transfer (or any prior transfer of such surrendered certificate, if any) or establish to our satisfaction that such taxes have been paid or are not payable; and (ii) the surrendered certificate has been properly endorsed and otherwise in proper form for transfer.
If any certificate evidencing shares of our common stock has been lost or destroyed, we may in our sole discretion accept in lieu thereof a duly executed affidavit and indemnity agreement in a form satisfactory to us. The holder of any shares of our common stock evidenced by any certificate that has been lost or destroyed must submit, in addition to the (i) letter of transmittal sent by us, (ii) the above-referenced affidavit, (iii) the above-referenced indemnity agreement, and (iv) any other document required by us, which may include a bond or other security satisfactory to the us indemnifying us and our other persons against any losses incurred as a consequence of issuing a certificate evidencing new shares of our common stock or paying cash in lieu of issuing fractional shares of our common stock in exchange for the existing shares of our common stock evidenced or purported to be evidenced by such lost or destroyed certificate. Additional instructions with respect to lost or destroyed certificates will be included with the letter of transmittal that we will send to stockholders after the completion of the Transaction.
Stockholders owning less than 10,000 shares at the effective time will receive $5.00 for each pre-Reverse Stock Split share of common stock, without interest. Stockholders who own 10,000 or more shares in any one account at the effective time will not be entitled to receive any cash for their fractional share interests in that account resulting from the Reverse Stock Split. The Forward Stock Split that will follow the Reverse Stock Split will reconvert the whole shares and fractional share interests held by Continuing Stockholders in those accounts back into the same number of shares of our common stock held by them immediately before the effective time of the Transaction. As a result, the total number of shares held by Continuing Stockholders will not change after completion of the Transaction, and Continuing Stockholders will not receive new certificates for his or her shares of our common stock.
For purposes of determining ownership of shares of our common stock on the effective date, such shares will be considered held by the person in whose name such shares are registered on our transfer agent’s records. Upon effecting the Transaction, we intend to treat stockholders holding shares of our common stock in “street name” in the same manner as registered stockholders whose shares are registered in their names. Prior to the Transaction, we will conduct an inquiry of all brokers, banks and other nominees that hold shares of our common stock in street name. We will ask them to effect the Transaction for their beneficial holders holding shares of our common stock in “street name.” We will rely on these brokers, banks and other nominees to provide us with information on how many fractional shares will be cashed out. However, these brokers, banks and other nominees may have different procedures than registered stockholders for processing the Transaction. If you hold your shares in “street name” with a bank, broker or other third party, and if you have any questions in this regard, we encourage you to contact your bank, broker or nominee.
Promptly after the effective date, we will send to each holder of record of our common stock, and to brokers, banks and other nominees, based on information we receive from them in response to our inquiries, for each owner of our common stock held in “street name,” instructions for surrendering any certificates held thereby representing shares of our common stock which will be automatically converted to a right to receive cash as a result of the Transaction. Only holders of 10,000 or fewer shares of our common stock immediately prior to the Transaction should surrender their shares. Holders of 10,000 or more shares in any account should not surrender their shares in that account. Such instructions will include a letter of transmittal to be completed and returned to the transfer agent by the holder of such certificates, together with such certificates. Our common stock acquired by us in connection with the Transaction will be held as treasury shares, retired or restored to the status of authorized but unissued shares.
Promptly after the transfer agent receives any surrendered certificate from a holder of 10,000 or fewer shares of our common stock immediately prior to the Transaction, together with a duly completed and executed letter of transmittal with respect thereto and such other documents as we may require, the Transfer Agent will deliver to the person payment in an amount equal to $5.00, without interest, for each pre-split share of common stock that is represented by the fractional share.
There will be no differences between the respective rights, preferences or limitations of our common stock prior to the Transaction and our common stock after the Transaction. There will be no differences with respect to dividend, voting, liquidation or other rights associated with our common stock.
DO NOT SEND SHARE CERTIFICATES TO THE COMPANY OR OUR TRANSFER AGENT UNTIL AFTER YOU HAVE RECEIVED A LETTER OF TRANSMITTAL AND ANY ACCOMPANYING INSTRUCTIONS.

No Appraisal or Dissenters’ Rights
Under Nevada law, our articles of incorporation and our bylaws, no appraisal or dissenters’ rights are available to stockholders of the Company who vote against (or abstain from voting on) the Transaction. The presence or absence of appraisal rights did not influence the recommendations from the Special Committee and the Board regarding the Transaction, as none of the alternatives considered by the Special Committee (e.g., issuer tender offers) would have invoked appraisal rights.
Escheat Laws
The unclaimed property and escheat laws of each state provide that under circumstances defined in that state’s statutes, holders of unclaimed or abandoned property must surrender that property to the state. Persons whose shares are cashed out and whose addresses are unknown to us, or who do not return their stock certificates and request payment for their cashed-out shares, generally will have a certain period of years from the effective date of the Transaction in which to claim the cash payment payable to them. For example, with respect to stockholders whose last known addresses are in New York, as shown by our records, the period is three years. Following the expiration of that three-year period, the Unified Disposition of Unclaimed Property Act of New York would likely cause the cash payments to escheat to the State of New York. For stockholders who reside in other states or whose last known addresses, as shown by our records, are in states other than New York, such states may have abandoned property laws which call for such state to obtain either (i) custodial possession of property that has been unclaimed until the owner reclaims it; or (ii) escheat of such property to the state. Under the laws of such other jurisdictions, the “holding period” or the time period which must elapse before the property is deemed to be abandoned may be shorter or longer than three years. If we do not have an address for the holder of record of the shares, then unclaimed cash-out payments would be turned over to our state of incorporation, the State of Nevada, in accordance with its escheat laws.
Regulatory Approvals
The Company is not aware of any material governmental or regulatory approval required for completion of the Reverse Stock Split or the Forward Stock Split, other than compliance with the relevant federal securities laws and Nevada law.
Litigation
There is no ongoing litigation related to the Reverse Stock Split or the Forward Stock Split.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement, and the documents to which we refer you in this proxy statement, as well as information included in oral statements or other written statements made or to be made by us, includes forward-looking statements within the meaning of the U.S. federal securities laws. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including, but not limited to, statements regarding our future financial position, business strategy and plans and objectives of management for future operations. When used in this proxy statement, the words “believe,” “may,” “will,” “estimate,” “continue,” “plan,” “anticipate,” “intend,” “expect,” “could,” “predict,” “project,” “prospective” and similar expressions are intended to identify forward-looking statements, although the absence of such words does not necessarily mean that a statement is not forward-looking. These forward-looking statements are found at various places throughout this proxy statement and the other documents referred to or incorporated by reference and relate to a variety of matters, including, but not limited to: (i) the Company’s strategic plans and ability to complete and benefit from the Transaction; (ii) the expenses associated with the Transaction and the subsequent deregistration of our common stock under the Exchange Act and suspension of our duty to file periodic reports and other information with the SEC thereunder; (iii) the number of stockholders following the Transaction; and (iv) the Company’s financial condition, results of operations, capital resources and business prospects following the Transaction. These forward-looking statements are based on a number of assumptions and currently available information, and are subject to a variety of risks and uncertainties. Although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate given the inherent uncertainties as to the occurrence or nonoccurrence of future events. There is no assurance that the forward-looking statements contained in this proxy statement will prove to be accurate. These forward-looking statements speak only as of the date on which the statements were made, and we assume no obligation and do not intend to update these forward-looking statements, except as required by law. The inclusion of a forward-looking statement herein should not be regarded as a representation by the Company that its objectives will be achieved. The “safe-harbor” provisions of Section 27A of the Securities Act and Section 21E of the Exchange Act do not apply to going private transactions.

INFORMATION ABOUT THE COMPANY
Market Price of Common Stock
	High	Low
Fiscal Year Ended December 31, 2024
First quarter	$3.88	$1.91
Second quarter (through April 5, 2024)	$4.87	$2.18
Fiscal Year Ended December 31, 2023
First quarter	$15.55	$10.60
Second quarter	$12.70	$9.20
Third quarter	$10.10	$5.65
Fourth quarter	$6.42	$3.47
Fiscal Year Ended December 31, 2022
First quarter	$21.74	$14.35
Second quarter	$18.58	$12.22
Third quarter	$19.70	$11.40
Fourth quarter	$17.60	$12.85
Our common stock is traded on the NYSE American under the symbol “AINC”. On April 1, 2024, the day before we announced the Transaction the closing price of our common stock on the NYSE American was $2.22.
Dividends
We did not pay cash dividends during fiscal 2023 or 2022 and do not anticipate paying cash dividends in the foreseeable future.
Stockholders
As of April 5, 2024, there were approximately 509 holders of record of our common stock.
The Filing Persons
The Company, Monty J. Bennett, Chairman and Chief Executive Officer of the Company, Deric S. Eubanks, Chief Financial Officer of the Company, and J. Robison Hays, III, Senior Managing Director of the Company and President and Chief Executive Officer of Ashford Hospitality Trust are the filing persons for purposes of this proxy statement. The business address of each of the filing persons is 14185 Dallas Parkway, Suite 1200, Dallas, Texas 75254 and the business telephone number of each of the filing persons is (972) 490-9600.
Stock Purchases by Filing Person
The Company has not purchased any shares of its common stock within the past two years.
During the past two years, there were no purchases of any subject securities by affiliates. However, during the past two years, certain executive compensation awards have been granted to affiliates under the Company’s 2014 Incentive Plan. All such awards have been previously reported in filings with the Securities and Exchange Commission on Form 4.
Directors and Executive Officers
The business address for all of the Company’s directors and executive officers is 14185 Dallas Parkway, Suite 1200, Dallas, Texas 75254 and the business telephone number of all of the Company’s directors and offices is (972) 490-9600.

The table below sets forth the names and ages of our current directors and executive officers. Our executive officers are elected annually by the Board to hold such office until an officer’s successor has been duly appointed and qualified, unless an officer sooner dies, resigns or is removed by the Board. Each of our directors holds his office until the next annual meeting of our stockholders or until their respective successors are duly elected and qualified.
Name	Age	Position	Date of Initial Appointment
Monty J. Bennett	58	Chairman of the Board of Directors, Chief Executive Officer	November 2014
Alex Rose	38	Executive Vice President, General Counsel and Secretary	July 2021
Deric S. Eubanks	48	Chief Financial Officer and Treasurer	June 2014
Justin Coe	40	Chief Accounting Officer	January 2024
J. Robison Hays, III	46	Senior Managing Director	2014
Dinesh P. Chandiramani	56	Director	2014
Darrell T. Hail	58	Director	2014
Uno Immanivong	46	Director	2017
W. Michael Murphy	78	Director	2018
Brian Wheeler	55	Lead Director	2014
Below is a brief description of the business experience of each director and executive officer and an indication of directorships held by each director in other companies subject to the reporting requirements under the Exchange Act.
Monty J. Bennett, 58, has served as our Chief Executive Officer and Chairman of the Board of Directors since November 2014. Mr. Bennett is also the Founder and Chairman of both Ashford Hospitality Trust (NYSE: AHT) and Braemar Hotels & Resorts (NYSE: BHR). Mr. Bennett has over 26 years of experience in the hotel industry and has experience in virtually all aspects of the hospitality industry, including hotel ownership, finance, operations, development, asset management and project management. In addition to his roles at Ashford, over his career Mr. Bennett has been a member and leader in numerous industry associations. Mr. Bennett is a lifelong advocate of civic engagement and takes pride in giving back to the Dallas-Fort Worth community. Together with the Ashford companies, he supports numerous charitable organizations including Alzheimer’s Association, Habitat for Humanity, North Texas Food Bank, the S.M. Wright Foundation and the Special Olympics. He holds a Master’s degree in Business Administration from Cornell’s S.C. Johnson Graduate School of Management and received a Bachelor of Science degree with distinction from the School of Hotel Administration also at Cornell. He is a life member of the Cornell Hotel Society.
Alex Rose, 38, has served as our Executive Vice President, General Counsel and Secretary since July 2021, and has served in that capacity for Ashford Trust and Braemar since July 2021. Mr. Rose brings a broad range of legal experience and corporate governance expertise to our Company. Prior to joining our Company in 2021, he was a Partner at Kirkland & Ellis LLP from July 2018 to June 2021, where he worked with public and private companies, as well as private equity funds and their portfolio companies, in connection with complex transactions such as mergers, acquisitions, joint ventures, divestitures, private financings, recapitalizations, debt and equity security investments, and other general corporate matters. Previously, Mr. Rose was an attorney at Jones Day and Vinson & Elkins LLP. Mr. Rose holds a J.D. from Columbia University School of Law and a B.S. from the University of Kansas and is admitted to practice law in the States of Texas and New York.
Deric S. Eubanks, 48, has served as our Chief Financial Officer and Treasurer since June 2014. He has also served in that capacity for each of Braemar and Ashford Trust since June 2014. Previously, Mr. Eubanks served as Senior Vice President Finance at Braemar since November 2013 and at Ashford Trust since September 2011. Prior to such roles, Mr. Eubanks was Vice President of Investments for Ashford Trust and was responsible for sourcing and underwriting hotel investments including direct equity investments, joint venture equity, preferred equity, mezzanine loans, first mortgages, B notes, construction loans, and other debt securities. Mr. Eubanks has been with Ashford Trust since its IPO in August 2003. Mr. Eubanks has written several articles for industry publications and is a frequent speaker at industry conferences and industry round tables. Before joining Ashford Trust, Mr. Eubanks was a Manager of Financial Analysis for ClubCorp, where he assisted in underwriting and analyzing investment opportunities in the golf and resort industries. Mr. Eubanks earned a Bachelor of Business Administration degree from the Cox School of Business at Southern Methodist University and is a CFA charter holder. He is a member of the CFA Institute and the CFA Society of Dallas-Fort Worth.
Justin Coe, 40, has served as our Chief Accounting Officer since January 2024 and has served in that capacity for Braemar and for Ashford Trust since January 2024. Prior to serving as Chief Accounting Officer, Mr. Coe served as our Senior Vice President of Accounting since July 2015. As Senior Vice President of Accounting, Mr. Coe was responsible for overseeing most of the accounting functions for us and each of our advised platforms, including Braemar and Ashford Trust. Such functions include tax, financial reporting, corporate controller, portfolio accounting, internal audit, information systems, acquisitions and special projects. Prior to joining Ashford Inc., Mr. Coe was a Senior Manager at Ernst & Young LLP and served since 2006 in various Assurance and Advisory roles for public and private companies in the airline, real estate, medical device and other industries domestically and internationally. Mr. Coe holds Bachelor of Business Administration and Master of Accountancy degrees from Texas State University — San Marcos and is a licensed certified public accountant (CPA) in the state of Texas.
J. Robison Hays, III, 46, has served as our Senior Managing Director since May 2020. He previously served as the Company’s Co-President in March 2018 and Chief Strategy Officer since November 2014 and served on our Board until June 2020. Mr. Hays has served as Ashford Trust’s Chief Executive Officer and President since May 2020 and prior to that served as Ashford Trust’s Chief Strategy Officer since 2015 and Senior Vice President-Corporate Finance and Strategy since 2010. He has been with Ashford Trust since April 2005. Additionally, he previously served as Chief Strategy Officer for Braemar until May 2020. Prior to 2013, in addition to his other responsibilities, Mr. Hays was in charge of Ashford Trust’s investor relations group. Mr. Hays is a frequent speaker at industry and Wall Street investor conferences. Prior to joining Ashford Trust, Mr. Hays worked in the Corporate Development office of Dresser, Inc., a Dallas-based oil field service and manufacturing company, where he focused on mergers, acquisitions and strategic direction. Before working at Dresser, Mr. Hays was a member of the Merrill Lynch Global Power & Energy Investment Banking Group based in Texas. Mr. Hays has been a frequent speaker at various lodging, real estate and alternative investment conferences around the globe. He earned his A.B. in Politics with a certificate in Political Economy from Princeton University and later studied philosophy at the Pontifical University of the Holy Cross in Rome, Italy.
Dinesh P. Chandiramani, 56, has served on the Board since November 2014 and currently serves as chair of our Audit Committee. Mr. Chandiramani is the Chief Executive Officer of 369 Enterprises, LLC, a non-institutional, boutique private equity firm providing capital to start-up and early stage companies. Since June 2020, Mr. Chandiramani also serves as Chief Executive Officer and Strategic Advisor of Hospitality Advisory Associates and since 2021, he serves as the Chief Executive Officer of Spartan Raider Development Partners, LLC. Previously, from 2017 to 2020, Mr. Chandiramani served as Senior Vice President, Franchise Sales and Development, Americas for Radisson Hotel Group. From 2008 to 2015, Mr. Chandiramani served as the Chief Executive Officer and President of Hyphen Construction Group, a national general contracting firm specializing in the hospitality industry. Prior to joining Hyphen Construction Group, Mr. Chandiramani worked at Response Remediation Service Company, a remediation and restoration contracting company, from 2002 to 2008.
Darrell T. Hail, 58, has served on the Board since November 2014 and currently serves as chair of our Compensation Committee and a member of our Audit Committee and our Nominating and Corporate Governance Committee. Mr. Hail served as President of Women’s A.R.C., LLC from 2018 to 2021 and served as a producer at Hotchkiss Insurance Agency, a Texas based insurance agency, from 2011 through 2018. Prior to joining Hotchkiss Insurance Agency, Mr. Hail served as a producer at USI, an insurance brokering and consulting agency, from 2005 to 2011 and at Summit Global Partners, a Dallas-based insurance agency from 2002 to 2005. From 1995 through 2002, Mr. Hail served as the manager and owner of Westlake Golf in The Hills, a retail golf operation in Austin, Texas. Mr. Hail earned his Bachelor of Arts in History from the University of Texas at Austin in 1988.

Uno Immanivong, 46, has served on the Board since May 2017 and currently serves as a member of our Audit Committee and our Nominating and Corporate Governance Committee. Ms. Immanivong has been the Chef and Owner of Red Stix since April 2017. Her role as a chef and owner of restaurants include day-to-day management, training, budgeting, sales forecasting, creation and promotion of special events, review inventory, complete payroll and compensation incentive for managers, coordinate and tape television appearances, and confer with partners on financials and growth planning. From March 2005 to September 2013, Ms. Immanivong was a Regional Sales and Support Consultant for Wells Fargo Home Mortgage, where she was responsible for working with the Regional Manager and regional sales management staff in the implementation and consistent execution of sales strategy and sales support functions. She was also the primary support resource for the region and liaison with the division management team, division implementation team, Compliance, Audit, Academy and other home office functional groups. Further, she assisted in the preparation of regional forecasting and budgeting, ensured the communication of and adherence to sales policies, compiled and reviewed audit report and reports findings, developed plans to address audit deficiencies, and developed reporting mechanisms and trend analysis to identify business needs and opportunities. From 1998 until 2005, Ms. Immanivong held various positions at Citibank, including mortgage loan underwriter and mortgage cross sell product manager.
W. Michael Murphy, 78, has served on the Board since August 2018 and currently serves as a member of our Compensation Committee. Mr. Murphy is the Head of Lodging and Leisure Capital Markets of the First Fidelity Mortgage Corporation, a position he has held since 2002. Mr. Murphy served on the board of directors of Braemar from 2013 to 2017 and served on the board of directors of Ashford Trust from August 2003 until November 2014. He also serves as a director of American Hotel Income Properties REIT LP (TSX: HOT.UN, HOT.U), the President of the Atlanta Hospitality Alliance and on the Advisory Board of Radical Innovations. From 1998 to 2002, Mr. Murphy served as the Senior Vice President and Chief Development Officer of ResortQuest International, Inc., a public, NYSE-listed company. Prior to joining ResortQuest, from 1995 to 1997, he was President of Footprints International, a company involved in the planning and development of environmentally friendly hotel properties. From 1994 to 1996, Mr. Murphy was a Senior Managing Director of Geller & Co., a Chicago-based hotel advisory and asset management firm. Prior to that, Mr. Murphy was a partner in the investment firm of Metric Partners, where he was responsible for all hospitality-related real estate matters, including acquisitions, sales and the company’s investment banking platform. Mr. Murphy served in various development roles at Holiday Inns, Inc. from 1973 to 1980. Mr. Murphy has been Co-Chairman of the Industry Real Estate Finance Advisory Council (IREFAC) five times.
Brian Wheeler, 55, has served on the Board since November 2014 and currently serves as our lead independent director (“Lead Director”), as chair of our Nominating and Corporate Governance Committee and as a member of our Compensation Committee. Mr. Wheeler is the Chief Technology Officer, Director Print Management and Director Digital Operations of Nieman Printing, Inc., one of the largest wholesale printing facilities in the Southwest United States, and a Principal of Evolution, a coaching and mentoring program for executives, since July 2012. Mr. Wheeler has served as a marketing and communications strategist at Visible Dialogue, a boutique marketing and communications consultancy firm, since July 2010 and as a member of the board of directors of Visible Dialogue since May 2011.
Involvement in Certain Legal Proceedings
To the best of our knowledge, with respect to any of our directors, executive officers or affiliates, there have been (i) no events under any bankruptcy act at any time, (ii) no convictions in a criminal proceeding (excluding traffic violations or similar misdemeanors) during the past ten years, (iii) any judicial or administrative proceeding during the past ten years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, and (iv) no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any such person during the past ten years.
Citizenship
All directors and officers are citizens of the United States of America.

Security Ownership of Management and Certain Beneficial Owners
The following table sets forth certain information as of April 5, 2024 regarding the ownership of our common stock by (i) each person who beneficially owns, directly or indirectly, more than 5% of our common stock, (ii) each of our directors and named executive officers and (iii) all of our directors and executive officers as a group. In accordance with SEC rules, each listed person’s beneficial ownership includes: (i) all shares the person owns beneficially; (ii) all shares over which the person has or shares voting or dispositive control; and (iii) all shares the person has the right to acquire within 60 days. Except otherwise indicated, each person or entity identified below has sole voting and investment power with respect to such securities. As of April 5, we had an aggregate of 3,430,643 shares of common stock outstanding and a total of 19,120,000 shares of Series D Convertible Preferred Stock outstanding (which shares are convertible, in the aggregate, along with all unpaid accrued and accumulated dividends thereon, into 4,315,676 shares of common stock). Except as indicated in the footnotes to the table below, the business address of the stockholders listed below is the address of our principal executive office, 14185 Dallas Parkway, Suite 1200, Dallas, Texas 75254.
Security Ownership of Management and Directors
	Common Stock		Series D Convertible Preferred Stock
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent of Class(5)	Number of Shares Beneficially Owned(6)	Percent of Class(6)
Monty J. Bennett	3,069,060(2)(3)	51%	9,279,300	48.5%
Dinesh P. Chandiramani	45,483	1.3%	—	*
Darrell T. Hail	7,911	*	—	*
J. Robison Hays, III	286,413(3)	8.0%	—	*
Uno Immanivong	42,643	1.2%	—	*
W. Michael Murphy	4,736	*	—	*
Brian Wheeler	9,332	*	—	*
Deric S. Eubanks	236,391(3)	6.6%	—	*
Alex Rose	32,648	*	—	*
Justin Coe	20,932(3)	*	—	*
Archie Bennett, Jr.	2,265,121(4)	40.7%	9,479,300	49.6%
All executive officers and directors as a group (10 persons)	3,755,550	59.2%	9,279,300	48.5%

*
Denotes less than 1.0%.

(1)
Ownership includes common units in Ashford LLC, our operating company.

(2)
This number excludes the Company’s obligation to issue common stock to Mr. Monty J. Bennett pursuant to the Company’s deferred compensation plan. As of April 5, 2024, the Company has reserved an aggregate of 195,579 shares of common stock for issuance to Mr. Monty J. Bennett, which are issuable periodically over a five-year period that will begin in 2026. This number includes securities held directly by Ashford Financial Corporation, 50% of which is owned by Mr. Monty J. Bennett. Mr. Monty J. Bennett disclaims beneficial ownership in excess of his pecuniary interest in such securities. This number also includes 2,094,480 shares of common stock into which the Series D Convertible Preferred Stock, along with all unpaid accrued and accumulated dividends thereon, beneficially owned by Mr. Monty J. Bennett is convertible. See Note 6.

(3)
This number includes shares of common stock issuable pursuant to vested stock options or Class 2 LTIP Units granted under our 2014 Incentive Plan as follows: Mr. Monty J. Bennett — 462,206 shares; Mr. Hays — 162,451 shares; Mr. Eubanks — 162,451 shares; Mr. Coe — 3,106 shares. See “Executive Compensation — Long-Term Equity Incentive Plan” above.

(4)
As of April 5, 2024, this number includes securities held directly by Ashford Financial Corporation, 50% of which is owned by Mr. Archie Bennett, Jr. Mr. Archie Bennett, Jr. disclaims beneficial ownership in excess of his pecuniary interest in such securities. This number also includes 2,139,623 shares of common stock into which the Series D Convertible Preferred Stock, along with all unpaid accrued and accumulated dividends thereon, beneficially owned by Mr. Archie Bennett, Jr. is convertible. See Note 6.
(5)
As of April 5, 2024, there were outstanding and entitled to vote 3,430,643 shares of common stock. The total number of shares outstanding used in calculating the percentage for each person assumes that the common units and vested options held by such person are redeemed for common stock and the Series D Convertible Preferred Stock beneficially owned by any such person are converted into common stock at the conversion ratio described in Note 6, but none of the common units or vested options held by other persons are redeemed for common stock or, in the case of the Series D Convertible Preferred Stock, are converted into common stock.

(6)
Holders of the Series D Convertible Preferred Stock vote on an as-converted basis with the holders of the common stock on all matters submitted for approval by the holders of our capital stock possessing general voting rights. In addition, the Series D Convertible Preferred Stock votes as a separate class with respect to certain matters. Each share of Series D Convertible Preferred Stock is convertible at any time and from time to time, in full or partially, into our common stock at a conversion ratio equal to the liquidation preference of a share of Series D Convertible Preferred Stock (which is $25), divided by $117.50. As a result, the 19,120,000 shares of Series D Convertible Preferred Stock, along with all unpaid accrued and accumulated dividends thereon, are convertible into an aggregate of 4,315,676 shares of common stock. Please refer to the Form 8-K filed on November 6, 2019 for a complete description of the voting and conversion rights of the Series D Convertible Preferred Stock.

Security Ownership of Certain Beneficial Owners
The following table sets forth information as of April 5, 2024 regarding the ownership of our equity securities by the persons known to Ashford to be the beneficial owners of five percent or more of our common stock or our Series D Convertible Preferred Stock, by virtue of the filing of a Schedule 13D or Schedule 13G with the SEC. To our knowledge, other than as set forth in the table below, there are no persons owning more than five percent of any class of Ashford’s common stock. Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power.
	Common Stock		Series D Convertible Preferred Stock
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class(4)	Number of Shares Beneficially Owned(5)	Percent of Class(5)
Monty J. Bennett	3,069,060(1)(2)	51.0%	9,279,300	48.5%
Archie Bennett, Jr.	2,265,121(1)(3)	40.7%	9,479,300	49.6%
J. Robison Hays, III	286,413	8.0%	—	*
Deric S. Eubanks	236,391	6.6%	—	*
Mark L. Nunneley	181,816	5.1%	—	*

*
Denotes less than 1.0%.

(1)
Each of Mr. Archie Bennett, Jr. and Mr. Monty J. Bennett owns a portion of their shares indirectly.

(2)
This number excludes the Company’s obligation to issue common stock to Mr. Monty J. Bennett pursuant to the Company’s deferred compensation plan. As of April 5, 2024, the Company has reserved an aggregate of 195,579 shares of common stock for issuance to Mr. Monty J. Bennett, which are issuable periodically over a five-year period that will begin in 2026. This number includes securities held directly by Ashford Financial Corporation, 50% of which is owned by Mr. Monty J. Bennett. Mr. Monty J. Bennett disclaims beneficial ownership in excess of his pecuniary interest in such securities. This number also includes 2,094,480 shares of common stock into which the Series D Convertible Preferred Stock, along with all unpaid accrued and accumulated dividends thereon, beneficially owned by Mr. Monty J. Bennett is convertible. See Note 5.

(3)
As of April 5, 2024, this number includes securities held directly by Ashford Financial Corporation, 50% of which is owned by Mr. Archie Bennett, Jr. Mr. Archie Bennett, Jr. disclaims beneficial ownership in excess of his pecuniary interest in such securities. This number also includes 2,139,623 shares of common stock into which the Series D Convertible Preferred Stock, along with all unpaid accrued and accumulated dividends thereon, beneficially owned by Mr. Archie Bennett, Jr. is convertible. See Note 5.
(4)
As of April 5, 2024, there were outstanding and entitled to vote 3,430,643 shares of common stock. The total number of shares outstanding used in calculating the percentage for each person assumes that the common units and vested options held by such person are redeemed for common stock and the Series D Convertible Preferred Stock beneficially owned by any such person are converted into common stock at the conversion ratio described in Note 5, but none of the common units or vested options held by other persons are redeemed for common stock or, in the case of the Series D Convertible Preferred Stock, are converted into common stock.

(5)
Holders of the Series D Convertible Preferred Stock vote on an as-converted basis with the holders of the common stock on all matters submitted for approval by the holders of our capital stock possessing general voting rights. In addition, the Series D Convertible Preferred Stock votes as a separate class with respect to certain matters. Each share of Series D Convertible Preferred Stock is convertible at any time and from time to time, in full or partially, into our common stock at a conversion ratio equal to the liquidation preference of a share of Series D Convertible Preferred Stock (which is $25), divided by $117.50. As a result, the 19,120,000 shares of Series D Convertible Preferred Stock, along with all unpaid accrued and accumulated dividends thereon, are convertible into an aggregate of 4,315,676 shares of common stock. Please refer to the Form 8-K filed on November 6, 2019 for a complete description of the voting and conversion rights of the Series D Convertible Preferred Stock.

Transactions in the Subject Securities
The following table sets forth information relating to shares of common stock received or forfeited in the past 60 days by the Company’s directors and executive officers. On March 22, 2024 certain directors and executive officers received shares of common stock pursuant to a stock grant from the Company under the Company’s 2014 Incentive Plan. Such shares vest in three substantially equal installments on the first three anniversaries following the date of the grant. All such transactions set forth in the table below have been previously reported in filings with the Securities and Exchange Commission on Form 4.
Name	Transaction Date	Amount of Securities Involved	Description of Transaction	Price per share
Deric S. Eubanks	03/04/2024	1,379	Tax Forfeiture	$3.17
Alex Rose	03/04/2024	1,045	Tax Forfeiture	$3.17
Justin Coe	03/04/2024	89	Tax Forfeiture	$3.17
Deric S. Eubanks	03/15/2024	4,225	Tax Forfeiture	$2.07
J. Robison Hays, III	03/15/2024	4,225	Tax Forfeiture	$2.07
Alex Rose	03/15/2024	549	Tax Forfeiture	$2.07
Justin Coe	03/15/2024	129	Tax Forfeiture	$2.07
J. Robison Hays, III	03/22/2024	15,527	Grant	$0.00
Deric S. Eubanks	03/22/2024	15,527	Grant	$0.00
Alex Rose	03/22/2024	15,000	Grant	$0.00
Justin Coe	03/22/2024	15,000	Grant	$0.00
The Company’s named executive officers (those executive officers of the Company whose compensation is disclosed in the Company’s proxy statement filed with the SEC on March 28, 2024) are not party to any agreement or understanding concerning any type of compensation that is based on or otherwise relates to the Transaction. The March 22, 2024 stock grants were not awarded in connection with this Transaction.

MEETING AND VOTING INFORMATION
Outstanding Voting Securities and Voting Rights.   Only holders of record of our common stock at the close of business on [•], 2024 (the “Record Date”), are entitled to notice of and to vote at the Special Meeting. We are commencing our solicitation of proxies on or about [•], 2024, which is before the record date of [•], 2024. We will continue to solicit proxies until the Special Meeting. Each stockholder of record on [•], 2024 who has not yet received a proxy statement prior to that date will receive a proxy statement and have the opportunity to vote on the matters described in the proxy statement. Proxies delivered prior to the record date will be valid and effective so long as the stockholder providing the proxy is a stockholder on the record date. If you are not a holder of record on the record date, any proxy you deliver will be ineffective. If you deliver a proxy prior to the record date and remain a holder on the record date, you do not need to deliver another proxy after the record date. If you deliver a proxy prior to the record date and do not revoke that proxy, your proxy will be deemed to cover the number of shares you own on the record date even if that number is different from the number of shares you owned when you executed and delivered your proxy. Proxies received from persons who are not holders of record on the record date will not be effective. On April 5, 2024, 3,430,643 shares of our common stock were issued and outstanding.
Information Concerning Proxies; Revocation of Proxies.   Sending in a signed proxy will not affect your right to attend the Special Meeting and vote in person since the proxy is revocable. All proxies which are properly completed, signed and returned to us prior to the Special Meeting, and which have not been revoked, unless otherwise directed by you, will be voted in accordance with the recommendations of the Board of Directors set forth in this proxy statement. You may revoke your proxy at any time before it is voted either by
•
filing a written notice of revocation of any prior delivered proxy or a duly executed proxy bearing a later date, with our Corporate Secretary, in each case at our principal executive office (14185 Dallas Parkway, Suite 1200, Dallas, TX 75254); or

•
attending the Special Meeting, and voting in person (although attendance at the meeting will not, by itself, revoke a proxy).

Solicitation.   The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional solicitation materials furnished to stockholders. Copies of the solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to those beneficial owners. Our officers, directors and employees may also solicit proxies by telephone or other means. Upon request, we will pay the reasonable expenses incurred by record holders of our common stock who are brokers, dealers, banks or voting trustees, or their nominees, for sending proxy materials to the beneficial owners of the shares they hold of record. We have retained the services of Morrow to aid in the solicitation of proxies. We expect that we will pay Morrow fees of approximately $25,000 in the aggregate, plus reasonable out-of-pocket expenses incurred in the process of soliciting proxies. We have agreed to indemnify Morrow against certain liabilities relating to or arising out of their engagement. We understand that approximately 25 employees of Morrow will provide these services.
Quorum.   The presence, in person or represented by proxy, of the holders of a majority in voting power of the outstanding shares entitled to vote will constitute a quorum for the transaction of business at the Special Meeting. Abstentions and broker non-votes are included in determining whether a quorum is present, as they are considered present and entitled to cast a vote.
Stockholder Vote.
A majority of the voting power of the outstanding shares of our common stock (taking into account our Series D Convertible Preferred Stock on an as-converted basis) entitled to vote will constitute a quorum for the purposes of the Special Meeting. The affirmative majority vote of our common stock (taking into account our Series D Convertible Preferred Stock on an as-converted basis) at the Special Meeting is required for the adoption of the Reverse Stock Split proposal and, accordingly, to approve the Transaction. The affirmative vote of a majority of the issued and outstanding shares of our voting stock (taking into account our Series D Convertible Preferred Stock on an as-converted basis) that are not beneficially owned by (i) Monty J. Bennett, who is our Chief Executive Officer and Chairman of the Board, and (ii) Archie Bennett,

Jr., who is Monty J. Bennett’s father, and affiliated trusts of Archie Bennett, Jr., is required for the adoption of the IRA Waiver. The affirmative majority vote of our common stock (taking into account our Series D Convertible Preferred Stock on an as-converted basis) at the Special Meeting is required for the adoption of the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Reverse Stock Split and IRA Waiver. (A “majority vote” means that more votes have been cast for a proposal than against it, and abstentions and broker non-votes, if any, will not be considered as votes cast.)
The Series D Convertible Preferred Stock of the Company, which is convertible into our common stock at a conversion price of $117.50 per share (or 4,315,676 shares of common stock on an as converted basis in the aggregate, along with all unpaid accrued and accumulated dividends thereon, as of April 5, 2024), is entitled to vote, on an as converted basis, alongside the shares of our common stock issued and outstanding (3,430,643 shares as of April 5, 2024) with respect to the Reverse Stock Split Proposal and the Adjournment Proposal. The Series D Convertible Preferred Stock is also generally entitled to vote, on an as converted basis, alongside our common stock with respect to the IRA Waiver Proposal, except that, pursuant to the terms of the IRA, the IRA Waiver requires the affirmative vote of a majority of the issued and outstanding shares of the Company’s voting stock (that is, our common stock and our Series D Convertible Preferred Stock, voting on an as converted basis), excluding shares that are beneficially owned by (i) Monty J. Bennett, who is our Chief Executive Officer and Chairman of the Board, and (ii) Archie Bennett, Jr., who is Monty J. Bennett’s father, and affiliated trusts of Archie Bennett, Jr. As a result, in each case as of April 5, 2024, (a) 485,511 shares of common stock beneficially owned by Monty J. Bennett and 2,094,480 shares of common stock, on an as converted basis in respect of the 9,279,300 shares of Series D Convertible Preferred Stock beneficially owned by Monty J. Bennett and (b) 124,751 shares of common stock beneficially owned by Archie Bennett, Jr. and 2,139,623 shares of common stock, on any as converted basis in respect of the 9,479,300 shares of Series D Convertible Preferred Stock beneficially owned by Archie Bennett, Jr. and affiliated trusts, would not be eligible to vote to approve to the IRA Waiver Proposal.
Abstentions and Broker Non-Votes.   An abstention occurs when a stockholder attends a meeting, either in person or by proxy, but abstains from voting. Abstentions will be included in the calculation of the number of shares of our common stock represented at the Special Meeting for purposes of determining whether a quorum has been achieved. Abstaining from voting will have no effect on the vote for the Reverse Stock Split or the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Reverse Stock Split and IRA Waiver.
A broker “non-vote” occurs when a nominee, such as a bank or broker, holding shares for a beneficial owner, does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in “street name” on the proposals to be voted at the Special Meeting. Broker non-votes will have no effect on the vote for the Reverse Stock Split or on the vote for the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Reverse Stock Split and IRA Waiver. Broker non-votes will count as votes “against” the IRA Waiver. We encourage you to provide voting instructions to the brokers, bankers or other nominees that hold your shares of common stock by carefully following the instructions provided on your proxy card.
Adjournment or Postponement.   The Special Meeting may be adjourned or postponed. Any adjournment may be made without notice, other than by an announcement made at the Special Meeting. Any adjournment or postponement of the Special Meeting will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned or postponed.

FINANCIAL INFORMATION
Summary Historical Financial Information
The following summary of consolidated financial information was derived from our audited consolidated financial statements as of and for each of the years ended December 31, 2023, 2022 and 2021. This financial information is only a summary and should be read in conjunction with our historical financial statements and the accompanying footnotes. Please see the information set forth below under the captions “Where You Can Find More Information” and “Documents Incorporated By Reference.”

ASHFORD INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
	Year Ended December 31,
	2023	2022	2021
REVENUE
Advisory services fees	$47,948	$48,381	$47,566
Hotel management fees	52,561	46,548	26,260
Design and construction fees	27,740	22,167	9,557
Audio visual	148,617	121,261	49,880
Other	43,433	44,312	47,329
Cost reimbursement revenue	426,496	361,763	203,975
Total revenues	746,795	644,432	384,567
EXPENSES
Salaries and benefits	92,144	76,521	65,251
Cost of revenues for design and construction	11,666	8,359	4,105
Cost of revenues for audio visual	108,754	84,986	38,243
Depreciation and amortization	28,222	31,766	32,598
General and administrative	46,276	34,004	26,288
Impairment	—	—	1,160
Other	25,281	25,828	18,199
Reimbursed expenses	426,507	361,375	203,956
Total expenses	738,850	622,839	389,800
OPERATING INCOME (LOSS)	7,945	21,593	(5,233)
Equity in earnings (loss) of unconsolidated entities	(702)	392	(126)
Interest expense	(14,208)	(9,996)	(5,144)
Amortization of loan costs	(1,051)	(761)	(322)
Interest income	1,798	371	285
Realized gain (loss) on investments	(80)	(121)	(3)
Other income (expense)	747	(25)	(437)
INCOME (LOSS) BEFORE INCOME TAXES	(5,551)	11,453	(10,980)
Income tax (expense) benefit	544	(8,530)	162
NET INCOME (LOSS)	(5,007)	2,923	(10,818)
Net (income) loss from consolidated entities attributable to noncontrolling interests	880	1,171	678
Net (income) loss attributable to redeemable noncontrolling interests	(501)	(448)	215
NET INCOME (LOSS) ATTRIBUTABLE TO THE COMPANY	(4,628)	3,646	(9,925)
Preferred dividends, declared and undeclared	(36,193)	(36,458)	(35,000)
Amortization of preferred stock discount	—	—	(1,053)
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(40,821)	$(32,812)	$(45,978)
INCOME (LOSS) PER SHARE – BASIC AND DILUTED
Basic:
Net income (loss) attributable to common stockholders	$(13.26)	$(11.26)	$(16.68)
Weighted average common shares outstanding – basic	3,079	2,915	2,756
Diluted:
Net income (loss) attributable to common stockholders	$(13.69)	$(11.26)	$(16.68)
Weighted average common shares outstanding – diluted	3,128	2,915	2,756

ASHFORD INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)
	December 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents ($7,574 and $5,523, respectively, attributable to VIEs)	$52,054	$44,390
Restricted cash	23,216	37,058
Restricted investment	128	303
Accounts receivable, net of allowance for credit losses of $2,090 and $175, respectively ($693 and $724, respectively, attributable to VIEs)	26,945	17,615
Due from affiliates	41	463
Due from Ashford Trust ($326 and $663, respectively, attributable to VIEs)	18,933	—
Due from Braemar ($24 and $52, respectively, attributable to VIEs)	714	11,828
Inventories ($386 and $394, respectively, attributable to VIEs)	2,481	2,143
Prepaid expenses and other assets ($530 and $747, respectively, attributable to VIEs)	16,418	11,226
Total current assets	140,930	125,026
Investments ($5,000 and $0, respectively, reported at fair value and attributable to VIEs)	9,265	4,217
Property and equipment, net ($707 and $666, respectively, attributable to VIEs)	56,852	41,791
Operating lease right-of-use assets	21,193	23,844
Deferred tax assets, net	4,358	—
Goodwill	61,013	58,675
Intangible assets, net	210,095	226,544
Other assets, net	1,101	2,259
Total assets	$504,807	$482,356
LIABILITIES
Current liabilities:
Accounts payable and accrued expenses ($1,919 and $2,824, respectively, attributable to VIEs)	$54,837	$56,079
Dividends payable	28,508	27,285
Due to affiliates	—	15
Due to Ashford Trust	—	1,197
Deferred income ($210 and $444, respectively, attributable to VIEs)	11,963	444
Notes payable, net ($387 and $150, respectively, attributable to VIEs)	4,387	5,195
Finance lease liabilities	437	1,456
Operating lease liabilities	4,160	3,868
Claims liabilities and other	31,112	25,630
Total current liabilities	135,404	121,169
Deferred income ($1,192 and $1,495, respectively, attributable to VIEs)	6,415	7,356
Deferred tax liability, net	29,517	27,873
Deferred compensation plan	891	2,849

	December 31, 2023	December 31, 2022
Notes payable, net	132,579	89,680
Finance lease liabilities	2,832	1,962
Operating lease liabilities	19,174	20,082
Other liabilities	2,590	3,237
Total liabilities	329,402	274,208
Commitments and contingencies (note 13)
MEZZANINE EQUITY
Series D Convertible Preferred Stock, $0.001 par value, 19,120,000 shares issued and outstanding as of December 31, 2023 and December 31, 2022	478,000	478,000
Redeemable noncontrolling interests	1,972	1,614
EQUITY (DEFICIT)
Common stock, 100,000,000 shares authorized, $0.001 par value, 3,317,786 and 3,181,585 shares issued and 3,212,312 and 3,110,044 shares outstanding at December 31, 2023 and December 31, 2022, respectively	3	3
Additional paid-in capital	299,304	297,715
Accumulated deficit	(609,312)	(568,482)
Accumulated other comprehensive income (loss)	(213)	78
Treasury stock, at cost, 105,474 and 71,541 shares at December 31, 2023 and December 31, 2022, respectively	(1,354)	(947)
Total equity (deficit) of the Company	(311,572)	(271,633)
Noncontrolling interests in consolidated entities	7,005	167
Total equity (deficit)	(304,567)	(271,466)
Total liabilities, mezzanine equity and equity (deficit)	$504,807	$482,356

Unaudited Pro Forma Consolidated Financial Statements
The following unaudited pro forma consolidated balance sheet as of December 31, 2023 and the unaudited pro forma statement of operations for the year ended December 31, 2023, show the pro forma effect of the proposed 1-for-10,000 reverse stock split of our common stock, par value $0.001 per share (the “Reverse Stock Split”), followed by a 10,000-for-1 forward stock split of our common stock (the “Forward Stock Split,” and together with the Reverse Stock Split, the “Transaction”). The historical amounts for the fiscal year ended December 31, 2023 were derived from the Company’s audited consolidated financial statements that were included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.
The pro forma information below gives effect to the Transaction based on non-recurring expenses incurred and the Reverse Stock Split assumes that 1.1 million shares are purchased at a price of $5.00 per share. Pro forma adjustments to the consolidated balance sheet are computed as if the Transaction had occurred at December 31, 2023, while the pro forma consolidated statement of operations is computed as if the Transaction had occurred on January 1, 2023.
The adjustments to the historical financial statements are based upon currently available information and certain estimates and assumptions. Actual effects of the Transaction will differ from the pro forma adjustments. The unaudited pro forma consolidated financial statements are not necessarily indicative of the results that would have occurred if the Transaction had been completed on the dates indicated or what could be achieved in the future. However, we believe the assumptions provide a reasonable basis for presenting the significant effects of the Transaction as contemplated and the pro forma adjustments are factually supportable and give appropriate effect to the expected impact of events directly attributable to the Transaction.

The accompanying unaudited pro forma consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, that was filed with the SEC on March 27, 2024.

ASHFORD INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
As of December 31, 2023
(in thousands, except share amounts)
	Historical Ashford Inc. (A)	Adjustments		Pro Forma Ashford Inc.
ASSETS
Current assets:
Cash and cash equivalents ($7,574 attributable to VIEs)	$52,054	$(5,558)	(B)	$40,996
		(5,500)	(C)
Restricted cash	23,216	—		23,216
Restricted investment	128	—		128
Accounts receivable, net of allowance for credit losses of $2,090 ($693 attributable to VIEs)	26,945	—		26,945
Due from affiliates	41	—		41
Due from Ashford Trust ($326 attributable to VIEs)	18,933	—		18,933
Due from Braemar ($24 attributable to VIEs)	714	—		714
Inventories ($386 attributable to VIEs)	2,481	—		2,481
Prepaid expenses and other ($530 attributable to VIEs)	16,418	—		16,418
Total current assets	140,930	(11,058)		129,872
Investments ($5,000 reported at fair value and attributable to VIEs)	9,265	—		9,265
Property and equipment, net ($707 attributable to VIEs)	56,852	—		56,852
Operating lease right-of-use assets	21,193	—		21,193
Deferred tax assets, net	4,358	—		4,358
Goodwill	61,013	—		61,013
Intangible assets, net	210,095	—		210,095
Other assets	1,101	—		1,101
Total assets	$504,807	$(11,058)		$493,749
LIABILITIES
Current liabilities:
Accounts payable and accrued expenses ($1,919 attributable to VIEs)	$54,837	$—		$54,837
Dividends payable	28,508	—		28,508
Deferred income ($210 attributable to VIEs)	11,963	—		11,963
Notes payable, net ($387 attributable to VIEs)	4,387	—		4,387
Finance lease liabilities	437	—		437
Operating lease liabilities	4,160	—		4,160
Other liabilities	31,112	—		31,112
Total current liabilities	135,404	—		135,404
Deferred income ($1,192 attributable to VIEs)	6,415	—		6,415
Deferred tax liability, net	29,517	—		29,517
Deferred compensation plan	891	—		891
Notes payable, net	132,579	—		132,579

	Historical Ashford Inc. (A)	Adjustments		Pro Forma Ashford Inc.
Finance lease liabilities	2,832	—		2,832
Operating lease liabilities	19,174	—		19,174
Other liabilities	2,590	—		2,590
Total liabilities	329,402	—		329,402
MEZZANINE EQUITY
Series D Convertible Preferred Stock, $0.001 par value, 19,120,000 shares issued and outstanding	478,000	—		478,000
Redeemable noncontrolling interests	1,972	—		1,972
EQUITY (DEFICIT)
Common stock, 100,000,000 shares authorized, $0.001 par value, 3,317,786 shares issued and 3,212,312 shares outstanding	3	—		3
Additional paid-in capital	299,304	—		299,304
Accumulated deficit	(609,312)	(5,558)	(B)	(614,870)
Accumulated other comprehensive income (loss)	(213)	—		(213)
Less treasury stock of 105,474 shares at cost and 1,100,000 shares at $5.00	(1,354)	(5,500)	(C)	(6,854)
Total equity (deficit) of the Company	(311,572)	(11,058)	(D)	(322,630)
Noncontrolling interests in consolidated entities	7,005	—		7,005
Total equity (deficit)	(304,567)	(11,058)		(315,625)
Total liabilities and equity	$504,807	$(11,058)		$493,749

See Notes to Unaudited Pro Forma Financial Statements.

ASHFORD INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
Year Ended December 31, 2023
(in thousands, except per share amounts)
	Historical Ashford Inc. (E)	Adjustments		Pro Forma Ashford Inc.
Revenue
Advisory services fees	$47,948	$—		$47,948
Hotel management fees	52,561	—		52,561
Design and construction fees	27,740	—		27,740
Audio visual	148,617	—		148,617
Other	43,433	—		43,433
Cost reimbursement revenue	426,496	—		426,496
Total revenues	746,795	—		746,795
Expenses
Salaries and benefits	92,144	—		92,144
Cost of revenues for design and construction	11,666	—		11,666
Cost of revenues for audio visual	108,754	—		108,754
Depreciation and amortization	28,222	—		28,222
General and administrative	46,276	5,558	(F)(G)	51,834
Other	25,281	—		25,281
Reimbursed expenses	426,507	—		426,507
Total expenses	738,850	5,558		744,408
Operating income	7,945	(5,558)		2,387
Equity in earnings (loss) of unconsolidated entities	(702)	—		(702)
Interest expense	(14,208)	—		(14,208)
Amortization of loan costs	(1,051)	—		(1,051)
Interest income	1,798	—		1,798
Realized loss on investments	(80)	—		(80)
Other income (expense)	747	—		747
Loss before income taxes	(5,551)	(5,558)		(11,109)
Income tax benefit	544	1,390	(H)	1,934
Net loss	(5,007)	(4,168)		(9,175)
Net loss from consolidated entities attributable to noncontrolling interests	880	—		880
Net income attributable to redeemable noncontrolling interests	(501)	—		(501)
Net loss attributable to the Company	(4,628)	(4,168)		(8,796)
Preferred dividends, declared and undeclared	(36,193)	—		(36,193)
Net loss attributable to common stockholders	$(40,821)	$(4,168)		$(44,989)
Income (loss) per share – basic and diluted
Basic:
Net loss attributable to common stockholders	$(13.26)			$(22.73)
Weighted average common shares outstanding – basic	3,079	(1,100)	(I)	1,979
Diluted:
Net loss attributable to common stockholders	$(13.69)			$(22.73)
Weighted average common shares outstanding – diluted	3,128	(1,100)	(I)	1,979
		(49)	(I)
See Notes to Unaudited Pro Forma Financial Statements.

Notes to Unaudited Pro Forma Consolidated Financial Statements
(A)
Represents the historical consolidated balance sheet of Ashford Inc. as of December 31, 2023, as reported in its Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 27, 2024.

(B)
Represents the impact on the December 31, 2023 historical balance sheet of cash used by the Company for non-recurring transaction costs associated with the Transaction such as legal, accounting, and financial advisory fees and other costs to effect the Transaction.

(C)
Represents the impact on the December 31, 2023 historical balance sheet of cash used by the Company to effect the Reverse Stock Split. The estimated cash payout is approximately $5.5 million for the shares subject to the Reverse Stock Split.

(D)
The Company’s historical and pro forma book value per common share were ($96.99) and ($152.74), respectively, at December 31, 2023. Historical book value per common share was derived by dividing the total historical deficit to the Company of $311.6 million by the historical 3.2 million shares outstanding as of December 31, 2023. Pro forma book value per common share was derived by dividing the total pro forma deficit to the Company of $322.6 million by 2.1 million pro forma shares outstanding as of December 31, 2023. Pro forma shares outstanding as of December 31, 2023 is calculated by removing the 1.1 million shares purchased in the Transaction from the 3.2 million historical shares outstanding as of December 31, 2023.

(E)
Represents the historical consolidated statement of operations of Ashford Inc. for the year ended December 31, 2023, as reported in its Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 27, 2024.

(F)
Represents the impact on the consolidated statement of operations for the year ended December 31, 2023 for expenses recorded by the Company for non-recurring transaction costs associated with the Transaction such as legal, accounting, and financial advisory fees and other costs to effect the Transaction.

(G)
The unaudited pro forma consolidated statement of operations for the year ended December 31, 2023 excludes a reduction of $2.5 million to general and administrative expense due to estimated cost savings expected to be realized within one year of the Transaction as a result of no longer being a public company. These costs include accounting, legal, director fees, filing, printing, and other expenses which align with historical costs incurred in the year ended December 31, 2023. Including these cost savings and the related impact to income tax benefit would decrease pro forma net loss attributable to common stockholders by $1.9 million from a loss of $45.0 million to a loss of $43.1 million and decrease pro forma basic and diluted net loss attributable to common stockholders per share from a loss per share of $22.73 to a loss per share of $21.78.

(H)
Represents the adjustment to income tax benefit based on a blended federal and state tax rate of approximately 25%.

(I)
Pro forma basic and diluted weighted average outstanding shares are adjusted based on the assumed redemption of 1.1 million shares for cash. Pro forma diluted weighted average outstanding shares are additionally adjusted for the removal of 49,000 shares which would no longer be considered dilutive due to the impact of the Transaction on the unaudited pro forma consolidated statement of operations for the year ended December 31, 2023.

STOCKHOLDER PROPOSALS
The following information is being provided in the event that the Transaction is not consummated and our common stock is not deregistered under the Exchange Act.
The proxies intend to exercise their discretionary authority to vote on any stockholder proposals submitted at the Annual Meeting as permitted by Rule 14a-4(c) promulgated under the Exchange Act and not included in this proxy statement. For a stockholder proposal to be considered for inclusion in the company’s proxy statement for the 2025 annual meeting of stockholders, our corporate secretary must receive the written proposal at our principal office no later than the close of business on November 28, 2024. Such proposals also must comply with Exchange Act Rule 14a-8 regarding the inclusion of stockholder proposals in company sponsored proxy materials. Proposals should be addressed to the attention of Investor Relations, Ashford Inc., 14185 Dallas Parkway, Suite 1200, Dallas, Texas 75254.
Any proposal that a stockholder intends to present at the 2025 annual meeting of stockholders other than by inclusion in our proxy statement pursuant to Rule 14a-8 must be received by us no earlier than November 28, 2024 and no later than December 28, 2024. Stockholders are advised to review our bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations, copies of which are available without charge upon request to the Corporate Secretary, Ashford Inc., 14185 Dallas Parkway, Suite 1200, Dallas, Texas 75254.
In addition to the notice and informational requirements contained in our bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the company’s nominees for the 2025 Annual Meeting must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 16, 2025.

WHERE YOU CAN FIND MORE INFORMATION
The Transaction is a “going private” transaction subject to Rule 13e-3 of the Exchange Act. The Company has filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 under the Exchange Act with respect to the Transaction. The Schedule 13E-3 contains additional information about the Company. Copies of the Schedule 13E-3 are available for inspection and copying at the principal executive offices of the Company during regular business hours by any interested stockholder of the Company, or a representative who has been so designated in writing, and may be inspected and copied, or obtained by mail, by written request directed to Alex Rose, the Company’s Corporate Secretary, at the following address: 14185 Dallas Parkway, Suite 1200, Dallas, Texas 75254.
The Company is currently subject to the information requirements of the Exchange Act and files periodic reports, proxy statements and other information with the SEC relating to its business, financial and other matters. Our SEC filings are available to the public at the SEC’s website at http://www.sec.gov.

DOCUMENTS INCORPORATED BY REFERENCE
In our filings with the SEC, information is sometimes incorporated by reference. This means that we are referring you to information that we have filed separately with the SEC. The information incorporated by reference should be considered part of this proxy statement, except for any information superseded by information contained directly in this proxy statement or in any other subsequently filed document.
This proxy statement incorporates by reference the following documents that we have previously filed with the SEC. They contain important information about us and our financial condition.
•
our Annual Report on Form 10-K for the fiscal year ended December 31, 2023; and

•
our Current Reports on Form 8-K filed with the SEC on April 2, 2024, March 15, 2024, March 1, 2024 and February 29, 2024.

We are delivering to you with this proxy statement copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023.
Without limiting the foregoing, this proxy statement incorporates by reference our financial statements that are contained in certain documents that we have previously filed with the SEC, as follows:
•
our audited Consolidated Balance Sheets as of December 31, 2023 and 2022, our audited Consolidated Statements of Operations for the fiscal years ended December 31, 2023 and 2022, our audited Consolidated Statements of Comprehensive Income (Loss) for the fiscal years ended December 31, 2023 and 2022, our audited Consolidated Statements of Equity (Deficit) for the fiscal years ended December 31, 2023 and 2022, our audited Consolidated Statements of Cash Flows for the fiscal years ended December 31, 2023 and 2022 and the Notes to our audited Consolidated Financial Statements, in each case that are contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

We will provide, without charge, upon the written or oral request of any person to whom this proxy statement is delivered, by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all information that has been incorporated by reference, without exhibits unless such exhibits are also incorporated by reference in this proxy statement. You may obtain a copy of these documents and any amendments thereto by written request addressed to Alex Rose, the Company’s Corporate Secretary, at the following address: 14185 Dallas Parkway, Suite 1200, Dallas, Texas 75254. These documents are also included in our SEC filings, which you can access electronically at the SEC’s website located at http://www.sec.gov.
We have not authorized anyone to give any information or make any representation about the Transaction or us that differs from, or adds to, the information in this proxy statement or in our documents that are publicly filed with the SEC. If anyone does give you different or additional information, you should not rely on it.
By Order of the Board of Directors
Alex Rose,
Executive Vice President, General Counsel and Secretary
May 13, 2024

Annex A
Oppenheimer & Co. Inc.
85 Broad Street
22nd Floor
New York, NY 10004
Phone 212-668-8000
March 30, 2024
Special Committee of the Board of Directors
Ashford Inc.
14185 Dallas Parkway, Suite 1200
Dallas, TX 75254
Dear Special Committee of the Board of Directors:
We understand that Ashford Inc. (the “Company”) intends to effect a reverse stock split of the common stock of the Company, par value $0.001 per share (the “Common Stock”), at a ratio of 1 share for each 10,000 issued and outstanding shares of Common Stock (the “Reverse Split”). It is our understanding that the Company will pay cash in lieu of issuing a fractional share to any stockholder of record who would otherwise hold less than one share of Common Stock after giving effect to the Reverse Split, meaning that each share of Common Stock held by a stockholder of record that owns less than 10,000 shares of Common Stock immediately prior to the effective time of the Reverse Split (such stockholders, the “Cashed-Out Stockholders”) would be converted into the right to receive $5.00 in cash per share (the “Consideration”), and such Cashed-Out Stockholders would no longer be stockholders of the Company. We also understand that stockholders that own at least 10,000 shares of Common Stock immediately prior to the effective time of the Reverse Split (the “Continuing Stockholders”) would not be entitled to receive any cash for their fractional share interests resulting from the Reverse Split, if any. We further understand that, immediately following the Reverse Split, the Company intends to effect a forward stock split (the “Forward Split” and, together with the Reverse Split, the “Stock Splits”), which would restore whole shares and fractional share interests held by the Continuing Stockholders back into the same number of shares of the Company’s Common Stock held by such Continuing Stockholders immediately prior to the effective time of the Stock Splits. We further understand therefore that, as a result of the Forward Split, the total number of shares of the Company’s Common Stock held by a Continuing Stockholder would not change as a result of the Reverse Split. We also understand that, following the Stock Splits, the Company intends to delist the Company Common Stock from the NYSE American LLC and deregister the Company Common Stock under the Securities Exchange Act of 1934, as amended.
You have asked Oppenheimer & Co. Inc. (“Oppenheimer”) to render a written opinion (“Opinion”) to the Special Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company and to the independent members of the Board as to the fairness, from a financial point of view, to the Cashed-Out Stockholders of the Consideration to be received by such holders in the Reverse Split. For purposes of this Opinion and our financial analyses underlying this Opinion, we have relied upon and assumed, at the direction of the management of the Company (“Management”) and with the Committee’s consent, without independent verification, that the Company currently has approximately 3.431 million shares of common stock issued and outstanding.
In arriving at this Opinion, we:
a)
reviewed the memorandum to the Board dated March 5, 2024 regarding the Stock Splits (the “Memo”);

b)
reviewed audited financial statements of the Company for the fiscal years ended December 31, 2023, 2022 and 2021 and certain unaudited balance sheet account information of the Company as of February 29, 2024;

c)
reviewed financial forecasts and estimates relating to the Company prepared by Management and approved for our use by the Committee (the “Projections”);

d)
held discussions with the senior management and advisors of the Company with respect to the business and prospects of the Company;

e)
reviewed and analyzed certain publicly available financial data for companies that we deemed relevant in evaluating the Company;

f)
reviewed other public information concerning the Company;

g)
reviewed a certificate addressed to us from senior management of the Company which contains, among other things, representations regarding the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, us by or on behalf of the Company; and

h)
performed such other analyses, reviewed such other information and considered such other factors as we deemed appropriate.

In rendering this Opinion, we relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to or discussed with us by the Company and its employees, representatives and affiliates or otherwise reviewed by us. With respect to the Projections, we have assumed, at the direction of Management and with the Committee’s consent, without independent verification or investigation, that the Projections were reasonably prepared on bases reflecting the best available information, estimates and judgments of Management, as to the future financial condition and operating results of the Company. We also have assumed, with the consent of the Committee, that the Stock Splits will be consummated in accordance with the Memo (or as otherwise described in this Opinion) without waiver, modification or amendment of any material term, condition or agreement and in compliance with all applicable laws and other requirements and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect thereto, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company or the Stock Splits. We have also assumed that there were no material changes in the assets, liabilities, financial conditions, results of operations, business or prospects of the Company since the date of the last financial statements of the Company that were made available to us, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. We have neither made nor obtained any independent evaluations or appraisals of the assets or liabilities, contingent or otherwise, of the Company.
We are not expressing any opinion as to the underlying valuation, future performance or long term viability of the Company or the price at which the Company Common Stock will trade at any time. We express no view as to, and this Opinion does not address, any terms or other aspects or implications of the Stock Splits (other than the Consideration to the extent expressly specified herein) or any aspect or implication of any other agreement, arrangement or understanding entered into in connection with the Stock Splits or otherwise, or the fairness of the amount or nature of the compensation resulting from the Stock Splits to any individual officers, directors or employees of the Company, or class of such persons, relative to the Consideration or otherwise. In addition, we express no view as to, and this Opinion does not address, the underlying business decision of the Company to proceed with or effect the Stock Splits nor does this Opinion address the relative merits of the Stock Splits as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. We have not been requested to, and did not, initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the securities, assets, business or operations of the Company or any other party, or any alternatives to the Stock Splits. We express no view or opinion as to any such matters, including the terms that could have been obtained if any of the foregoing had been undertaken. This Opinion is necessarily based on the information available to us and general economic, financial and stock market conditions and circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that, although subsequent developments may affect this Opinion, we do not have any obligation to update, revise or reaffirm this Opinion.

We are not legal, tax, regulatory or accounting advisors and have relied on the assessments made by the Company and its advisors with respect to such issues. This Opinion does not address any legal, tax, regulatory or accounting matters. In addition, this Opinion does not constitute a solvency opinion or a fair value opinion, and we have not evaluated the solvency or fair value of the Company under any federal or state laws relating to bankruptcy, insolvency or similar matters or otherwise.
The issuance of this Opinion was approved by an authorized committee of Oppenheimer. As part of our investment banking business, we are regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes.
We have acted as financial advisor in rendering this Opinion to the Committee and to the independent members of the Board in connection with the Stock Splits and will receive a fee for our services, a portion of which will be payable upon delivery of this Opinion and the remainder of which is contingent upon consummation of the Stock Splits. The Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement. In the ordinary course of business, we and our affiliates may actively trade securities of the Company for our and our affiliates’ own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. In the past two years Oppenheimer has not provided, investment banking, financial advisory and/or other financial services to the Company, for which Oppenheimer has received compensation.
Oppenheimer consents to the inclusion of this Opinion in its entirety and reference to this Opinion in any proxy statement required to be distributed to the Company’s stockholders in connection with the Stock Splits so long as such inclusion and reference is in form and substance acceptable to Oppenheimer and its counsel.
Based upon and subject to the foregoing, and such other factors as we deemed relevant, it is our opinion that, as of the date hereof, the Consideration to be received by the Cashed-Out Stockholders in the Reverse Split is fair, from a financial point of view, to such stockholders. This Opinion is for the use of the Committee (in its capacity as such) and the independent members of the Board (in their capacity as such) in their respective evaluation of the Stock Splits and does not constitute a recommendation to the Committee, the independent members of the Board or any stockholder as to how such person should vote or act with respect to any matters relating to the Stock Splits.
Very truly yours,
/s/ OPPENHEIMER & CO. INC.
OPPENHEIMER & CO. INC.

Preliminary Copy
Front of Card
ASHFORD INC.
PROXY FOR SPECIAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned stockholder hereby appoints [•], and any one of them, the proxies of the undersigned, with power of substitution, hereby revoking any proxy heretofore given, to vote all shares which the undersigned is entitled to vote at the Special Meeting of Stockholders of ASHFORD INC. (the “Company”) to be held at 14185 Dallas Parkway, Suite 1200, Dallas, Texas 75254 at 10:00 A.M. local time on [•], 2024, and at any adjournments and postponements thereof, with all powers the undersigned would possess if personally present upon the matters set forth on the reverse side hereof.
Date
Signature
Signature
Note: Please date and sign exactly as your name appears hereon. If acting as an executor, administrator, trustee, guardian, etc., you should so indicate. If the signer is a corporation, please sign the full corporate name by a duly authorized officer. If shares are held jointly, each stockholder should sign.

Preliminary Copy
Back of Card
The Board of Directors recommends a vote “FOR” the following proposals:
1. Proposal to approve a 1-for-10,000 reverse stock split (the “Reverse Stock Split”), all as described in the Company’s proxy statement dated [•], 2024.
For	Against	Abstain
☐	☐	☐
2. Proposal to waive the prohibition on Rule 13e-3 transactions contained in Section 3.03 of that certain Investor Rights Agreement entered into as of November 6, 2019 by and among the Company, Archie Bennett, Jr., Monty J. Bennett and certain other parties, and filed with the Securities and Exchange Commission on November 6, 2019 as Exhibit 10.1 of the Company’s Current Report on Form 8-K, File No. 001-36400, all as described in the Company’s proxy statement dated [•], 2024.
For	Against	Abstain
☐	☐	☐
3. Proposal to approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Reverse Stock Split and IRA Waiver.
For	Against	Abstain
☐	☐	☐
The proxies are authorized to vote upon such other matters as may properly come before the meeting. Each properly executed proxy will be voted as directed by the stockholder(s). If no direction is given, such shares will be voted FOR Proposals No. 1, No. 2 and No. 3 and in the discretion of the proxies on any other matters that may properly come before the meeting.